Form 10-K, Exhibit 13
period 1995-12-30
PLAYTEX PRODUCTS INC
filed 1996-03-28
CIK 842699

EXHIBIT 13(a)

                                                                               PLAYTEX PRODUCTS, INC. 1995 Annual Report

                                                                   .
                                                                   .
                                                                   .
                                             ...building new links .
                                                                   .
                                                      to consumers;.
                                                                   .
                                                establishing a new .
                                                                   .
                                   [Picture]    spirit for success .                       [Picture]
                                                                   .

                                                             [PLAYTEX LOGO]
Playtex Tampons

Banana Boat Sunblock     Playtex Infant Care      Woolite Rug Cleaner      Playtex Gloves      Tek Toothbrushes    Jhirmack Haircare

         [Picture]                                                 [Picture]

Financial Summary



Playtex Products reported net sales of $483.6 million, operating earnings of

$82.3 million and earnings from continuing operations of $.07 per share in 1995.

   Our results for 1995 were lower due to the unusually competitive pressures in the Feminine Care category, where our sales were 5% below last year's levels and advertising and promotional spending was increased in response to these competitive conditions.

   For our remaining core businesses --Infant Care, Sun Care, and Gloves --

aggregate sales were up 7.6% over the prior year, while advertising and promotional support was up only modestly. Sales were also positively impacted by the addition of Woolite(registered trademark) rug and upholstery cleaning
                -------
products, which the Company acquired in early 1995, offset by a decline in sales of Jhirmack(registered trademark) hair care products, which has not been
   --------
considered a "core" business since 1993.

   In addition to the higher advertising and promotional spending, our earnings were driven lower by increases in the cost of goods sold and by $15.5 million of one-time charges in the fourth quarter associated with the acquisition of Banana
                                                                          ------
Boat(registered trademark), certain corporate reorganization expenses, and the
----
write-off of intangible assets for SmileTote(registered trademark). Excluding
                                  ---------
these one-time items, the Company would have reported earnings from continuing operations of $0.35 per share.



SELECTED FINANCIAL DATA

                                                                            Twelve Months Ended
------------------------------------------------------------------------------------------------------------------------------------
                                               December 30,     December 31,     December 25,    December 26,    December 28,
(In thousands, except per share data)                 1995             1994(1)          1993(1)         1992(1)         1991(1)

------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
Net sales                                      $ 483,581        $ 473,275        $ 409,858        $ 384,486      $ 393,939
Gross profit                                     295,452          306,674          273,136          257,937        263,559
Operating expenses excluding amortization of
  intangibles                                    195,457          166,799          143,834          139,098        134,124
Amortization of intangibles                       11,268           10,181           14,529           14,981         14,870
Write-off of intangible assets                     6,441               --          121,620               --             --
Operating earnings (loss)                         82,286          129,694           (6,847)         103,858        114,565
Interest expense, net                             71,361           76,153          115,949          114,016        115,982
Earnings (loss) from continuing operations         2,774           29,547         (124,845)         (15,258)       (10,492)
Earnings (loss) from continuing operations
  available to common stockholders                 2,774(2)        28,384         (137,655)(3)      (26,421)       (20,220)
Earnings (loss) per share from continuing
  operations available to common stockholders
  (primary and fully diluted)                  $    0.07(4)     $     .97(5)     $  (12.67)(6)    $   (2.44)     $   (1.89)
Weighted average common shares outstanding        42,309           29,212           10,867           10,845         10,671

Balance Sheet Data :
Working capital (deficit)                      $  28,637        $  17,623        $ (24,632)       $   1,372      $  (4,606)
Total assets                                     682,861          599,400          588,457          716,083        717,485
Total long-term debt, including current
  portion and due to related party               868,436          954,593          994,306          998,337        973,336
Redeemable preferred stocks                           --               --          139,644          124,834        113,671
Common stock and other stockholders'
  equity (deficit)                              (300,976)        (465,997)        (723,408)        (544,917)      (517,185)

------------------------------------------------------------------------------------------------------------------------------------

(1) Certain prior year accounts have been reclassified for consistency with 1995 presentation.

(2) Earnings from continuing operations available to common stockholders for the twelve months ended December 30, 1995 excludes the extraordinary loss of approximately $7.9 million (net of approximately $5.2 million of income tax benefit) related to early extinguishment of debt in connection with the 1995 Transaction.

(3) Loss from continuing operations available to common stockholders for the twelve months ended December 25, 1993 excludes the cumulative effect of accounting changes of approximately $0.9 million (net of approximately $0.7 million of income tax benefit) and extraordinary loss of approximately $39.4 million (net of approximately $25.4 million of income tax benefit) related to the early extinguishment of debt in connection with the Recapitalization.

(4) Fiscal 1995 earnings per share from continuing operations available to common stockholders, assuming the 1995 Transaction had been consummated on January 1, 1995, would have been $0.13 per share.

(5) Fiscal 1994 earnings per share from continuing operations available to common stockholders, assuming the 1994 Recapitalization had been consummated on at December 26, 1993, would have been $1.01 per share.

(6) Fiscal 1993 loss per share from continuing operations available to common stockholders of ($12.67) includes the effect of the write-off of Beauty Care excess cost($11.19 loss per share).

             CHIEF EXECUTIVE OFFICER'S
             REPORT TO STOCKHOLDERS








                         .
                         .
   IT IS OUR INTENTION   .
                         .
       TO GROW OUR KEY   .
                         .
    BRANDS BY CONTINU-   .
                         .
     ALLY STRENGTHENING  .
                         .
       OUR RELATIONSHIP  .
                         .
    WITH OUR CONSUMERS.  .


During this past year, the men and women of the Playtex team joined together,

rolled up their sleeves and began to align their efforts behind a single mission

-- to win in the marketplace by aggressively focusing on the consumer. It was also towards the end of 1995 that we began investing in the future growth of our businesses. This investment in the future will continue in 1996, as we reinvigorate product lines with product improvements, stronger advertising messages, heavier media weights, new packaging and additional products.


                            NET SALES      We made important

                  50.4%     FEMININE CARE  progress during the year on

                  18.1%     INFANT CARE    several fronts.

                  11.8%     HOUSEHOLD      Most significant was the fact that
    [GRAPH]                                each

                            PRODUCTS       of our core businesses ended

                  10.4%     SUN CARE       the year with greater market

                   8.2%     HAIR CARE      share than at the start of the year.

                   1.1%     TOOTHBRUSHES   This gave us important momentum for
                                           1996 and

provides early confirmation that our strategic focus on the consumer will produce results long-term.

   We took steps in 1995 to further develop our tampon business through the introduction of Soft Comfort(registered trademark) with a new, flexible
                ------------
applicator -- our softest applicator ever. We also relaunched the

Ultimates(registered trademark) brand as Playtex Silk Glide(registered
---------                                ------------------
trademark), with a flushable cardboard applicator. Both entries will be separately advertised in 1996.

   Other highlights of 1995 include the acquisitions of Woolite rug & upholstery
                                                        -------
cleaning products and the remaining portion of Banana Boat Holding Corporation
                                               -----------
not already owned by Playtex. Complete ownership of Banana Boat(registered trademark), the nation's number two brand of sun care products, will increase our flexibility in expanding our position in this important growth category.

   We also made significant progress in our capital structure. Playtex issued 20 million new shares of common stock to partnerships managed by Haas Wheat &

Partners at $9 per share. This $180 million investment, together with borrowings under a new $500 million bank credit facility, was used to reduce and refinance senior debt. After giving effect to our two acquisitions, total debt by year end was reduced by more than $85 million.


   As we look ahead, we are building a more consumer conscious Playtex, one that will marry its growing marketing and sales expertise with the entrepreneurial spirit for which Playtex has long been known. It is our intention to grow our key brands by con-

tinually strengthening

our relationship with             [Picture]

our consumers, under-

standing and supporting

the strategic goals of our customers and being quick and alert in taking advantage of marketplace trends.

   As we move forward, we plan to keep our sleeves rolled up, and to do the work necessary to firmly position Playtex as a growth company returning ever increasing value to our long-term stockholders.


Sincerely,


Michael R. Gallagher

Chief Executive Officer

February 6, 1996

             1995 YEAR IN REVIEW                [Picture]

                                                [LOGO]



                                                                              .
                                                                              .
                                                [Picture]      Playtex        .
                                                                              .
                                                               Feminine Care  .
                                                                              .
                                                               products are   .
                                                                              .
                                                               known by       .
                                                                              .
                                                               women for the  .
                                                                              .
                                                               comfort they   .
                                                                              .
                                                               provide.       .

FEMININE CARE


Women know Playtex tampons for the comfort they provide. In 1967, Playtex introduced the first plastic applicator, thereby delivering a new level of comfort for women. Through the years we continued to build on our comfort heritage, next by introducing the first deodorant tampon in 1972, followed by the introduction of the Gentle Glide(registered trademark) rounded tip
                        ------------
applicator in 1975 for even greater comfort.

    In mid-1995, Playtex built upon this heritage by introducing Soft Comfort
                                                                 ------------
tampons. Specially designed to appeal to teenage women, these tampons address younger women's particular desire for comfort in selecting a tampon. During

1996, we will tailor our Soft Comfort marketing programs to
                         ------------

                       [Picture]

reach teenage women as we invest to build a life-long relationship with these consumers -- an important factor in a category where brand loyalty rates are high.

In the second half of 1995, we also relaunched our Ultimates brand as Playtex
                                                   ---------          -------
Silk Glide to better position the brand under the Playtex comfort umbrella. We
----------
improved the applicator, making it easier to hold and use, and updated the packaging to generate more impact on store shelves. Silk Glide provides the
                                                    ----------
comfort women expect from Playtex in a smooth flushable cardboard applicator.

    In late 1995, we also began new strategic advertising campaigns for Gentle
                                                                        -----
Glide, Soft Comfort, and Silk Glide tampons, focusing on our comfort heritage
-----  ------------      ----------
with the theme "Playtex is Comfort." This campaign, together with the remainder of the Company's more aggressive consumer oriented marketing program, has solidified our position in the category. By year end 1995, we had increased our
                                                           [Picture]
                                            Our most comfortable applicator ever
dollar market share versus year end 1994 by

1.5 percentage points to 27.9 percent.

    Playtex will capitalize on this momentum               [Picture]
                                              for extra comfortable protection
in 1996 as we anticipate another highly com-

petitive year. We will continue to build the

Playtex brand, reinforcing our reputation for              [Picture]
                                                 new Soft Comfort, because
                                                     ------------
comfort throughout 1996 with increased           Playtex is comfort.

advertising support and other consumer-

focused marketing efforts.

                                                                 .
                                      Questions about            .
                                                                 .
                                      the right sun care         .
                                                                 .
                                      product for your           .   [Picture]
                                                                 .
                                      skin? Call us at           .
                                                                 .
                                      1-800-SAFESUN.             .
                                                                 .
                                      "For fun in the sun...     .
                                                                 .
                                      get on the boat!(trademark).
                                                                 .
                                                                 .
SUN CARE


Since Playtex made its initial investment in Banana Boat in November 1992,
                                             -----------
Banana Boat has experienced double digit growth in retail consumption each year,
-----------
rising to the number two position in the category.

   As of September 1995, the traditional close of our "sunny season," we held a 16.1 percent unit share of the market, up

significantly from an 11.1

share in 1992. The Banana
                   ------
Boat franchise is particularly
---
                                      Banana Boat(registered trademark) SPF
                                      sun screens
strong in the mass merchandise
                                      ------------------------------------------
class of trade, where
                                      ------------------------------------------
Banana Boat now holds just
-----------                           ------------------------------------------
under a 20 percent share
                                      ------------------------------------------
and is the number one brand.

   At the same time, the entire market for sun care products continues to expand at a healthy pace -- by nearly 8 percent in 1995. Driven by greater public awareness of the need to block potentially harmful rays, the category is expected to continue to demonstrate attractive growth for the next several years.

   Research shows that consumers want both increased levels of protection, as well as more specialized forms of protection. Banana Boat offers an extensive
                                              -----------
array of products offering protection for specific consumers and uses, with a variety of Sun Protection Factors (SPF's) ranging from 4 to 50. In fact,

Banana Boat was the first to introduce SPF 50 to the market by offering four
-----------
distinct formulations -- one for babies, one for children, one for sports use,

and a general use product.

                            [Picture]

    The market is also growing in specialty segments such as "after sun" and

"sunless." Banana Boat is the clear leader in "after sun" with the number one
           -----------
product in the segment. In addition, Banana Boat's sunless products jumped from
                                     -----------
number four in the category to number two during 1995 -- the result of recent product formulation enhancements, revised packaging, and aggressive marketing initiatives focusing on consumer trials.

    As part of the focused sales effort for Banana Boat, Playtex utilizes more
                                            -----------
than three dozen colorful vans to call upon key outlets in the southern and coastal areas of the country. This ensures product availability and selection in the key locations during the prime sun care buying season.

    Now, with full ownership of Banana Boat, Playtex is in a better position to
                                -----------
expand and build upon the success of the line. We will

maintain our focus on Banana Boat's unique                [Picture]
                      -----------
combination of high quality, value pricing, and

wide product selection as well as continuing              [BANANA BOAT LOGO]

our aggressive sales and marketing efforts to

strengthen our position as a leader in the sun

care industry.

                                                                       [Picture]
                                                                 .
                                           Convenience and       .[PLAYTEX LOGO]
                                                                 .
                                           ease of use have      .
                                                                 .
                                           been the Playtex      .
                       [Picture]                                 .
                                           hallmark for 35       .
                                                                 .
                                           years. Today, our     .
                                                                 .
                                           Spill-Proof(trademark).
                                           -----------           .
                                           cups continue helping .
                                                                 .
                                           parents with easier   .
                                                                 .
                                           ways to feed their    .
                                                                 .
                                           young children.       .
                                                                 .

                  INFANT CARE


                  Providing high quality products that are better for baby and parents has been our hallmark in the infant feeding segment for the past 35 years. Whether it is a disposable feeding

                  product, cup, bottle, or any other Playtex Infant Care

                  product, all are designed to perform with the highest

[Picture]         quality and to provide parents a safe and convenient way to feed their infants and young children. Playtex is universally recognized among consumers and the trade as a leader in

                  infant care feeding.

    In 1995, Playtex Infant Care sales grew 12 percent, solidifying our leadership role in infant feeding products with nearly 32 percent of the market.

In the disposable segment of this market, Playtex maintained its dominant leadership position with over a 70 percent market share. The Playtex disposable feeding system, introduced in 1960, was the first disposable system on the market.  Since that time, we have continued to provide innovative product improvements as a healthy and convenient alternative to breast-feeding.

    The infant cup category is another example of our market leadership in

Infant Care. In 1995, this segment grew by almost 20 percent, driven by the success of the Playtex Spill-Proof
               -------------------

Playtex disposables
less air here...means less gas later...
                       [Picture]


cup. This product, which features the patented Flo-Control(registered trademark)
                                               -----------
valve, is actually packaged upside down to emphasize to parents this unique but critical product feature. By the end of 1995, we held a 55 percent share of this dynamically growing market. Our 6 ounce Spill-Proof cup -- introduced less than
                                        -----------
two years ago -- is now one of the leading products in the entire infant feeding category.

    During 1996, we will continue our market leadership role in Infant Care by bringing high quality, innovative products to the marketplace. Consistent with this strategy, we will be strengthening our position in the cup, pacifier, hard bottle, and toddler feeding segments with several new product launches. Our new advertising campaign and merchandising efforts planned for the year ahead will build upon the strong brand equity and trust behind the Playtex name in infant feeding.

                      .
                      .
A NEW ADVERTISING     .
                      .
PROGRAM WILL          .
                      .
FOCUS ON INDIVIDUALS  .
                      .
WHO MAY NOT BE        .
                      .
FAMILIAR WITH         .
                      .
THE BENEFITS OF USING .
                      .
HOUSEHOLD GLOVES.     .
                      .


HOUSEHOLD PRODUCTS



Since 1954, Playtex has been the leader in

the household glove market. Our market

leadership position continued in 1995

with a 34 percent share in this category.                           [Picture]

Playtex's nationally recognized

brand name, based upon our reputation

for superior quality, durability

and protection, provides us with a                   [Picture]

strong competitive advantage in a

market where our competition

comes primarily from private label

and regional brands.

    In 1996, we will launch a major advertising and promotional program to further build on our strong brand equity and name recognition in the marketplace. This new national advertising program will air primarily on daytime television, helping us reach young consumers, a growing market segment,

who may be unfamiliar with the benefits of household gloves. In addition, we are exploring new packaging options which will enhance our
[Picture]
[WOOLITE LOGO]    shelf presence and better communicate key product features.

                  Future initiatives in the household glove market will be

geared towards our major objectives -- gaining higher market share and leveraging our category leadership position in the market. We plan to continue our efforts to improve quality, develop new products and explore new avenues of distribution.

    Woolite rug and upholstery cleaning products is the other major brand in
    -------
our Household Products Group. Woolite, which was acquired in February 1995, is
                              -------
the number two brand in the traditional rug and upholstery cleaning market with a 22 percent share at year end. Playtex offers a variety of products in this category tailored to the specific cleaning needs of the consumer.

    During 1996, the Company plans a new television advertising campaign highlighting the products' ability to clean carpet effectively with no harsh chemicals. In addition, Playtex plans to introduce new, distinctive packaging to enhance communication of the products' attributes to the consumer. Our research and development efforts will be focused on improving and expanding the Woolite product line to meet changing consumer needs.
    -------

A NEW FOCUS
                                          .
                       OUR FIELD SALES    .
                                          .
                       GROUP PROVIDES     .      [Picture]
                                          .
                       CONSTANT FEEDBACK  .
                                          .
                       HIGHLIGHTING       .
                                          .
                       CONSUMER TRENDS    .
                                          .
                       EMERGING AT RETAIL..
                                          .
                                          .
                                          .
GETTING IN TOUCH WITH
OUR CONSUMERS


We have clearly stated our mission to aggressively focus on our consumer in order to win in the marketplace. To be successful in the highly competitive consumer products industry, it is essential that we understand and respond to the changing needs of our consumers.

    We believe the ultimate success of every product offered by Playtex depends on our ability to listen to our consumers. Are we selling products they truly want and need? Are we effectively communicating how our products meet these needs? Are we clearly differentiating our products from the competition?

    Answers to these and other pertinent questions can come only from an ongoing commitment to truly listen to what consumers have to say. We use a variety of means to establish and foster a close relationship with our consumers.

    Our market research activities provide a number of ways for us to listen to consumers and learn about their needs and concerns. We vigorously test new product and packaging concepts, with particular emphasis on direct consumer feedback. We convene focus groups to discuss product issues with our customers face to face and to learn specifically how men and women use and feel about our products.



                  Similar interactions with

[Picture]         consumers help us con-

                  tinually identify new

                  product concepts and

                  product improvements,

                  and measure advertising and packaging effectiveness based upon their input.

    In the Feminine Care business, this kind of dialogue highlighted that comfort remains a key criteria for women in determining their preferred form of feminine protection. For Playtex, comfort has long been

a primary differentiation point and motivating factor behind product innovation. Our current advertising campaign, initiated in late 1995, focuses on this key point by reminding consumers that Playtex stands for comfort. We also introduced revised packaging for Silk Glide to better highlight this
                                      ----------
message. Our latest product innovation, Soft Comfort incorporates this message
                                        ------------
quite clearly.

    Our tremendously successful Playtex Spill-Proof cup is another example of
                                ------------------
how listening to customers can translate to market success. Parents told our

Infant Care research team of their desire for a truly

leak proof cup, something not then avail-            [Picture]

able on the market. The result -- our six

ounce Spill-Proof cup -- is currently one of the leading products in the infant
      -----------
feeding category.

    We also learned from consumers that use of sun care products, while commonplace at the beach, is somewhat ignored during the daily routine of backyard activities, where

                                                      .
                                                      .
                                 FOCUS GROUPS         .
                                                      .
                                 AND OTHER TYPES      .
                                                      .
                                 OF RESEARCH HELP     .         [Picture]
                                                      .
                                 US ANTICIPATE        .
                                                      .
                                 CHANGING MARKET      .
                                                      .
                                 CONDITIONS SO WE CAN .
                                                      .
                                 CONTINUALLY UPDATE   .
                                                      .
                                 PRODUCTS, PACKAGING  .
                                                      .
                                 AND ADVERTISING.     .
                                                      .


most sun damage now occurs. Future communications will now stress the importance of sun protection for all outdoor activities.

    Providing consumers with product samples and product information are other effective ways we communicate with our customers. In Infant Care, we communicate to consumers through pediatricians and hospitals by providing health professionals with information about the benefits of using our products. In addition, product samples, coupons, and literature are also provided directly to new mothers.

    We also provide coupons to our

customers in an effort to tie in related
                                                     [Picture]
products. For example, we learned

from listening to mothers that sun pro-

tection for their infants is a pressing concern. As a result of this input, we now place coupons for baby related Sun Care products in certain of our Infant

Care products.

    Consumer inquiries are handled directly by our Consumer Affairs group. This department, which is part of our research and development team, allows us to track trends and consumer attitudes and to formulate product and packaging ideas based upon this input. As an illustration, Banana Boat hears directly
                                                 -----------
from thousands of consumers each month via our toll free telephone service

(1-800-SAFESUN).

    Staying in touch with the consumer requires a sales force that is in tune with consumer driven changes in the retail market. Our field sales group provides constant feedback highlighting consumer trends emerging at retail in terms of response to our existing products, new products, and competitive offerings. This organization is also extremely adept at optimizing the shelf positioning and presence of our products in retail outlets -- an important task,

since it is at the shelf where we interact with our consumers as they make their final buying decision.

    All of these activities collectively provide valuable insight into the needs of our consumers. We continue to build our information base and formulate our future growth plans incorporating these on-going lessons. Our success depends on our ability to translate this information into a winning strategy in the marketplace.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the historical audited financial statements and notes thereto included elsewhere in this Annual Report.

A. Twelve Months Ended December 30, 1995 Versus Twelve Months Ended December 31, 1994

Results of Operations
---------------------

Net Sales - Fiscal 1995 net sales increased $10.3 million, or 2%, versus fiscal
---------
1994 to a record high for the Company of $483.6 million. For the year, Feminine Care net sales decreased $13.5 million, or 5%, versus fiscal 1994. Infant Care, Sun Care and Gloves reported growth in net sales versus fiscal 1994 of 12%, 3% and 3%, respectively. The acquisition of the Woolite rug and upholstery cleaning
                                             -------
business ("Woolite") in the first quarter of 1995 contributed $23.7 million in
          ---------
additional sales. The Hair Care business continued to decline with net sales off $11.6 million versus the previous year.

     Net sales for the Feminine Care business were $243.6 million for the twelve months ended December 30, 1995, down $13.5 million, or 5%, versus 1994. This decline in net sales is attributed to a decline in the Company's market share and a reduction in trade inventories. These two factors were partially offset by market growth. Reflecting Playtex's commitment to stabilize and rebuild market share, the fourth quarter unit market share was up from 23.0% in the fourth quarter of 1994 to 23.5% in the fourth quarter of 1995 and dollar share increased from 26.9% in the fourth quarter of 1994 to 27.4% in the fourth quarter of 1995.

     Infant Care net sales were $87.5 million, up $9.6 million, or 12%, versus fiscal 1994. The increase in net sales was due primarily to increased cup volume associated with the success of the Playtex Spill-Proof cup, which was introduced
                                           -----------
in the fourth quarter of 1993, and a full year's impact of the SmileTote
                                                               ---------
line of cups and bottles which was acquired in July of 1994. Additionally, export sales to Canada and abroad increased by $1.8 million versus fiscal 1994.

     Sun Care net sales for fiscal 1995 were $50.3 million, an increase of 3% over fiscal 1994. Contributing to the increase in net sales was an increase in market share for the year from 14.6% to 16.1%, category growth of 7.5% versus 1994 and $1.4 million of additional sales as a result of the acquisition, on October 31, 1995, of the remaining portion of Banana Boat Holding Corporation ("BBH") not previously owned by Playtex. Partially offsetting these net sales gains were higher than expected returns of sales related to the 1994 season.

     Glove net sales increased 3% to $33.6 million versus fiscal 1994. This gain was attributed primarily to an estimated 3% category growth combined with a 3% increase in market share. Partially offsetting these increases was a $1.6 million decrease in net sales associated with the discontinuation of the Duramitt(R) product line. Excluding Duramitt, net sales for gloves increased 9%
--------
year to year.

     Net sales in Hair Care were off $11.6 million versus fiscal 1994 declining to $39.7 million. For the year, Jhirmack represented just 8% of total net sales.
                                --------

Gross Profit - Gross profit of $295.5 million for the year ended December 30,
------------
1995 decreased $11.2 million, or 4%, versus fiscal 1994. For the year, gross margin was 61.1% of net sales versus 64.8% of net sales in 1994. The decrease in margin was due to $3.4 million of one time charges incurred in the fourth quarter associated with Banana Boat and the acquisition of BBH, a change in
                        -----------
product mix due primarily to lower tampon sales, and higher product costs, including increased costs for key materials such as latex, resin, rayon, and corrugate.

Operating Earnings - Operating earnings of $82.3 million for the year ended
------------------
December 30, 1995 were $47.4 million, or 37%, lower than for the prior fiscal year. Contributing to this decline were $15.5 million of one time charges: $3.4 million (included in cost of sales) related to Banana Boat and the acquisition
                                               -----------
of BBH, $5.7 million (included in administrative expenses) to implement certain organizational changes arising from management's plan to streamline and strengthen the Company, and $6.4 million to write-off intangible assets associated with SmileTote.
                ---------

     In line with the Company's strategy to more aggressively focus on the consumer, advertising and promotion expenses were up $18.6 million, or 19%, versus fiscal 1994. The vast majority of this increase in advertising and promotion expenses occurred in the second half of fiscal 1995. Selling, distribution and research costs increased $2.6 million versus fiscal 1994, mainly as a result of the acquisitions of Woolite in the first quarter of 1995
                                          -------
and BBH in the fourth quarter of 1995 and as a result of an increased focus on new product development.

Write-off of SmileTote Intangible Assets - During the fourth quarter of 1995 and
----------------------------------------
in connection with certain strategic decisions regarding the SmileTote product
                                                             ---------
line, management determined that the unamortized intangible assets associated with SmileTote were permanently impaired. See note 11 of notes to consolidated
     ---------
financial statements for further details.

Interest Expense - The decrease in interest expense of $4.8 million for the year ended December 30, 1995 was attributable to lower debt levels as a result of the $180 million equity infusion from partnerships managed by Haas Wheat &
Partners and lower interest rates associated with a $500 million Credit Agreement with Chemical Bank (the "1995 Credit Agreement"). See notes 2 and
7 of the notes to consolidated financial statements.

B. Twelve Months Ended December 31, 1994 Versus Twelve Months Ended December 25, 1993

Net Sales - Net sales of $473.3 million for the year ended December 31, 1994
---------
were $63.4 million, or 15%, higher than for fiscal year 1993. Although most of the Company's growth was attributed to the first full year of marketing the Banana Boat line of sun and skin care products, Playtex also recorded growth in each of its other core businesses. The Feminine Care business, the Company's largest product line, grew 5% during the year, with its core plastic applicator product line up 7%. The Company's Infant Care and Glove product lines grew 4% and 13%, respectively, on the strength of new products, and in the case of Infant Care, the inclusion of the SmileTote product line which was acquired in
                                  ---------
July 1994.

     Net sales from the Feminine Care business were $257.1 million for the twelve months ended December 31, 1994, an increase of 5% over net sales of $244.5 million in the prior twelve month period. The higher net sales reflect the impact of market growth and the June 1994 introduction of Multi-Pack, a new product which provides a mix of Regular and Super absorbencies in one box. In addition, sales were favorably impacted by the success of certain promotional programs and by the continued expansion into wholesale clubs. The Company's market share (by dollar volume) for the twelve months of 1994 was 29%, a slight decline versus the prior year.

     The Sun Care volume of $48.9 million for fiscal 1994 reflected the impact of the Company's previous distribution arrangement for Banana Boat products with
                                                       -----------
a wholly owned subsidiary of BBH, which commenced during the fourth quarter of fiscal 1993. In 1993, net sales of these products were $1.9 million.

     In Infant Care, net sales for the twelve months ended December 31, 1994 were $77.9 million, an increase of 4% over the net sales of $74.7 million in the prior twelve month period. The net sales increase resulted from the addition of SmileTote infant/toddler cups and bottles which the Company acquired in July 1994, the continued growth in the disposable nurser system product which includes disposable bottles (the largest portion of this business) and the recently introduced Spill-Proof cup.
                        -----------

     Glove net sales grew to $32.5 million for fiscal 1994, due to the inclusion of several new products, including disposable gloves and a line of gloves developed for the hardware/home center classes of trade, marketed under the tradename Progloves(R).
          ---------

     The Company's Hair Care business recorded net sales of $51.4 million, down 6% from 1993. Since the write-off of Beauty Care excess cost in 1993, the Company does not consider this product line to be part of its core business. The Company repositioned Jhirmack into a different price/value segment of the market
                     --------
in early 1994. The repositioning reflected a one-size lower price strategy and included improved product formulations, updated packaging graphics and supporting trade promotions. Associated with this repositioning were certain non-recurring transitional costs of approximately $2.5 million in 1994.

Gross Profit - Gross profit of $306.7 million for the twelve months ended
------------
December 31, 1994 increased by $33.5 million, or 12%, over the comparable period in 1993 due primarily to the positive effect of the higher sales. The gross profit margin decreased to 64.8% of net sales for the 1994 fiscal year versus 66.7% of net sales for the prior fiscal year, largely as a result of product mix.

Operating Earnings - Operating earnings of $129.7 million for the year ended
------------------
December 31, 1994 were $14.9 million, or 13%, higher than for the prior fiscal year (exclusive of the write-off of Beauty Care excess cost in fiscal 1993). The increase was due to the higher gross profit described above, somewhat offset by higher advertising, promotional and operating expenses in support of Sun Care products, which were not sold by the Company until late fiscal 1993.

Interest Expense - The decrease in interest expense versus the same period in
----------------
fiscal 1993 reflects the positive effect of the 1994 Recapitalization, which was completed on March 4, 1994. See note 3 of notes to consolidated financial statements.

Earnings (Loss) Before Cumulative Effect of Accounting Changes and Extraordinary
--------------------------------------------------------------------------------
Loss ("Operating Net Earnings (Loss)") - Operating net earnings of $29.5 million
--------------------------------------
for the twelve months ended December 31, 1994 favorably compared to a $3.2 million loss for the twelve months ended December 25, 1993 (excluding the write-off of Beauty Care excess cost in fiscal 1993). The $32.7 million favorable variance resulted from the combined effect of all factors described above.

Financial Condition and Liquidity
---------------------------------

At December 30, 1995, the Company's working capital increased by $11.0 million to $28.6 million from $17.6 million at December 31, 1994. This increase was due to an increased level of receivables and inventory resulting from the BBH and Woolite acquisitions and lower current maturities of long-term debt due to the 1995 Credit Agreement. Long-term debt of $770.1 million at December 30, 1995 consisted of: a) $367.5 million of borrowings under the new Term Loan Facility, exclusive of $20.0 million included in current maturities; b) $5.1 million of borrowings under the new Working Capital Facility; c) $37.5 million of borrowings under the Acquisition Credit Facility; and d) $360.0 million aggregate principal amount of 9% Senior Subordinated Notes (the "9% Notes"). Of the $75.0 million Working Capital Facility, on December 30, 1995, approximately $68.0 million was available to be borrowed by the Company.

     The Company believes that it will generate sufficient cash flow from operations to make the scheduled interest and principal payments under the 1995 Credit Agreement and interest payments under the 9% Notes. However, the Company does not expect to generate sufficient cash flow from operations to make the principal payment due in 2003 on the 9% Notes. Accordingly, the Company will need to either refinance its obligations with respect to the 9% Notes prior to maturity, sell assets or raise equity capital to repay the principal amount of the 9% Notes. The Company's ability to make scheduled principal payments, to refinance its obligations with respect to its indebtedness, sell assets or raise equity capital depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations and borrowings have been sufficient to meet its historical debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient or that future borrowing facilities will be available for the payment or refinancing of the Company's indebtedness.

     The Company's outstanding obligations under the 1995 Credit Agreement bear interest at floating rates. In June and July of 1995, the Company entered into two interest rate protection agreements such that the interest expense with respect to $225 million of its variable rate outstanding indebtedness is at fixed rates. The first agreement, which is associated with $125 million of variable rate debt, provides for quarterly payments by Playtex at a rate of 6.17% until October 6, 1995 and at a rate of 5.96% from October 7, 1995 until July 7, 1997 (or July 6, 1998 if the counterparty exercises its option to extend the agreement) and for quarterly receipt of payments to Playtex from the counterparty at a 90-day LIBOR rate. The second agreement, which is associated with $100 million of variable rate debt, provides for quarterly payments by Playtex at a rate of 5.825% and receipt of quarterly payments to Playtex from the counterparty at a 90-day LIBOR rate until July 25, 1997 (or July 25, 1998 if extended by the counterparty). On June 13, 1995, the Company terminated a prior interest rate protection agreement which hedged interest expense on $90 million of indebtedness for a three year period from April 1, 1994 at levels higher than the current agreement. Net receipts or payments under these interest rate protection agreements are recognized as an adjustment to interest expense.

     Capital expenditures for equipment and facility improvements were $12.4 million, $8.5 million, and $6.5 million for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993, respectively. The increased level of capital expenditures in 1995 was the result of the construction of a new tampon manufacturing facility in Dover, Delaware adjacent to one of Playtex's current plants. This operation was previously housed in a rental property. All other expenditures were used to upgrade production equipment and maintain facilities in the ordinary course of business. Capital expenditures for 1996 are anticipated to be $15.0 million, mostly for production related equipment and facility improvements and for projects consistent with those of the prior years.

     Inflation in the United States and Canada has not been a significant concern to the Company during recent periods.

     The Company's businesses, with the exception of Banana Boat, have generally
                                                     -----------
not been seasonal. Banana Boat sales are highly seasonal with a range of 85 to
                   -----------
90 percent of sales occurring during the first six months of the year. In addition, the seasonality requires increased working capital needs to support inventory builds prior to the selling season and higher receivable levels resulting from extended credit terms which are typical in the sun care industry.

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                       Twelve Months Ended
-----------------------------------------------------------------------------------------------------------------
                                                   December 30,            December 31,            December 25,
(In thousands, except per share data)                     1995                    1994(a)                 1993(a)

-----------------------------------------------------------------------------------------------------------------
Net sales                                         $  483,581                $ 473,275              $  409,858
Cost of sales                                        188,129                  166,601                 136,722
-----------------------------------------------------------------------------------------------------------------
   Gross profit                                      295,452                  306,674                 273,136
-----------------------------------------------------------------------------------------------------------------
Operating expenses:
   Advertising and sales promotion                   117,581                   98,999                  87,446
   Selling, distribution and research                 54,251                   51,628                  41,526
   Administrative                                     23,625                   16,172                  14,862
   Amortization of intangibles                        11,268                   10,181                  14,529
   Write-off of SmileTote and Beauty Care
      intangible assets in 1995 and 1993,
      respectively                                     6,441                       --                 121,620
-----------------------------------------------------------------------------------------------------------------
         Total operating expenses                    213,166                  176,980                 279,983
-----------------------------------------------------------------------------------------------------------------
         Operating earnings (loss)                    82,286                  129,694                  (6,847)

Interest expense, including related party
   interest expense of $12,150, $12,150,
   and $10,587, respectively, net of related
   party interest income of $12,003, $12,003,
   and $10,502, respectively                          71,361                   76,153                 115,949
-----------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes, cumulative
   effect of accounting changes and extraordinary
   loss                                               10,925                   53,541                (122,796)
Income taxes                                           8,151                   23,994                   2,049
-----------------------------------------------------------------------------------------------------------------
Earnings (loss) before cumulative effect of
   accounting changes and extraordinary loss           2,774                   29,547                (124,845)
Cumulative effect of accounting changes, net
   of $693 income tax benefit                             --                       --                     923
-----------------------------------------------------------------------------------------------------------------
         Earnings (loss) before extraordinary loss     2,774                   29,547                (123,922)
Extraordinary loss on early extinguishment of debt,
   net of $5,180 and $25,430 tax benefit for 1995
   and 1993, respectively                             (7,935)                      --                 (39,375)
-----------------------------------------------------------------------------------------------------------------
         Net (loss) earnings                          (5,161)                  29,547                (163,297)
Preferred dividend requirements                           --                   (1,163)                (12,810)
-----------------------------------------------------------------------------------------------------------------
Net (loss) earnings available to common
   stockholders                                   $   (5,161)               $  28,384              $ (176,107)
-----------------------------------------------------------------------------------------------------------------
Earnings (loss) per share after preferred dividend
   requirements(primary and fully diluted):
      Before cumulative effect of accounting
       changes and extraordinary loss             $      .07                $     .97              $  (12.67)
      Before extraordinary loss                   $      .07                $     .97              $  (12.58)
      Net (loss) earnings                         $     (.12)               $     .97              $  (16.21)

Average shares outstanding used to calculate EPS      42,309                   29,212                  10,867
-----------------------------------------------------------------------------------------------------------------

(a) Certain prior years' accounts have been reclassified for consistency with 1995 presentation.

CONSOLIDATED
BALANCE SHEET

-----------------------------------------------------------------------------------------------------------------
                                                                                   December 30,      December 31,
(In thousands, except share data)                                                         1995              1994
-----------------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash                                                                               $   5,940         $  10,373
  Receivables, less allowance for doubtful accounts                                     58,019            49,238
  Inventories                                                                           49,190            41,583
  Deferred taxes                                                                        13,154            10,096
  Other current assets                                                                   4,545             2,616
-----------------------------------------------------------------------------------------------------------------
     Total current assets                                                              130,848           113,906
-----------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                                       52,462            47,057
Intangible assets, net:
  Excess of cost over net assets of acquired
    businesses                                                                         359,629           315,276
  Patents, trademarks and other                                                         38,076            11,652
  Deferred financing costs                                                              17,426            23,392
Due from related party                                                                  80,017            80,517
Other noncurrent assets                                                                  4,403             7,600
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                     $ 682,861         $ 599,400
-----------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                                   $  20,057         $  10,618
  Accrued expenses                                                                      60,257            45,061
  Income taxes payable                                                                   1,897             6,104
  Current maturities of long-term debt                                                  20,000            34,500
-----------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                          102,211            96,283
-----------------------------------------------------------------------------------------------------------------
Long-term debt                                                                         770,050           841,200
Due to related party                                                                    78,386            78,893
Other noncurrent liabilities                                                            16,784            23,120
Deferred taxes                                                                          16,406            25,901
-----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                  983,837         1,065,397
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, $0.01 par value, authorized 100,000,000 shares, issued 50,879,701 shares at December 30,1995; authorized
    75,000,000 shares, issued 30,879,701 shares at
    December 31,1994                                                                       509               309
  Additional paid-in capital                                                           424,217           254,417
  Retained earnings (deficit)                                                         (723,917)         (718,756)
  Foreign currency translation adjustment                                               (1,785)           (1,967)
-----------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                        (300,976)         (465,997)
-----------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                     $ 682,861         $ 599,400
-----------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCKS,
COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                                                                                    Foreign
                                             Redeemable                        Additional        Retained          Currency
                                              Preferred          Common           Paid-In        Earnings       Translation
(In thousands)                                   Stocks           Stock           Capital       (Deficit)        Adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 26, 1992                          $ 124,834           $ 502         $  24,762        $(569,483)         $ (698)
   Net loss                                          --              --                --         (163,297)             --
   Preferred stocks accretion and dividends      14,810              --                --          (14,360)             --
   Issuance of shares of common stock                --               2               144               --              --
   Effect of reverse stock split                     --            (395)              395               --              --
   Foreign currency translation adjustment           --              --                --               --            (980)
---------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 25, 1993                            139,644             109            25,301         (747,140)         (1,678)
   Net earnings                                      --              --                --           29,547
   Accrued dividend requirements                  1,163              --                --           (1,163)             --
   Issuance of shares of common stock, net           --             200           244,116               --              --
   Redemption of redeemable preferred stocks   (140,807)             --                --               --              --
   Consent fee paid to Sara Lee Corporation          --              --           (15,000)              --              --
   Foreign currency translation adjustment           --              --                --               --            (289)
---------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1994                                 --             309           254,417         (718,756)         (1,967)
   Net loss                                          --              --                --           (5,161)             --
   Issuance of shares of common stock, net           --             200           169,800               --              --
   Foreign currency translation adjustment           --              --                --               --             182
---------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 30, 1995                          $      --           $ 509         $ 424,217        $(723,917)        $(1,785)
---------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                         Twelve Months Ended
-------------------------------------------------------------------------------------------------------------------
                                                         December 30,        December 31,        December 25,
(In thousands)                                                  1995                1994                1993
-------------------------------------------------------------------------------------------------------------------
Cash flows from operations:
   Net (loss) earnings                                     $  (5,161)          $  29,547           $(163,297)
     Non-cash items included in earnings:
       Extraordinary loss on extinguishment of debt,
         net of taxes                                          7,935                  --              39,375
       Write-off of intangible assets                          6,441                  --             121,620
       Cumulative effect of accounting changes                    --                  --                (923)
       Amortization of intangibles                            11,268              10,181              14,529
       Amortization of debt discount and deferred financing
         costs                                                 2,246               2,358              37,765
       Depreciation                                            8,496               7,412               7,238
       Deferred taxes                                           (133)             19,849              (5,277)
       Other, net                                               (291)                --                   85
   Increases (decreases) in working capital items,
     net of effects of acquisitions:
     (Increase) decrease in receivables                       (4,471)            (10,871)              6,716
     Decrease (increase) in inventories                        4,629              (8,549)             (7,372)
     Increase in other current assets                         (1,802)               (560)               (335)
     Increase (decrease) in accounts payable                   6,967             (10,959)              9,224
     (Decrease) increase in accrued expenses                  (7,076)                729                 799
     Decrease in income taxes payable                         (4,207)               (397)             (3,889)
     Increase (decrease) in interest accrued                   2,238              (3,987)               (507)
-------------------------------------------------------------------------------------------------------------------
       Net cash flows from operations                         27,079              34,753              55,751
-------------------------------------------------------------------------------------------------------------------
Cash flows (used for) from investing activities:
   Purchases of property, plant and equipment                (12,395)             (8,503)             (6,490)
   Net book value of fixed assets sold                            --                  --                 139
   Businesses or investments acquired                        (94,429)             (7,044)                 --
-------------------------------------------------------------------------------------------------------------------
       Net cash flows used for investing activities         (106,824)            (15,547)             (6,351)
-------------------------------------------------------------------------------------------------------------------
Cash flows from (used for) financing activities:
   Net (payments) borrowings under working capital
     facilities                                              (42,650)             47,700             (26,994)
   Long-term debt borrowings                                 425,000             860,000                  --
   Long-term debt payments                                  (468,000)           (947,413)            (25,045)
   Payment of recapitalization costs                              --             (44,155)                 --
   Redemption of preferred stocks                                 --            (140,807)                 --
   Payment of financing costs                                 (9,113)            (25,750)                 --
   Issuance of shares of common stock, net                   170,000             244,316                 146
   Consent fee paid to Sara Lee Corporation                       --             (15,000)                 --
   Other, net                                                     75              (3,111)                265
-------------------------------------------------------------------------------------------------------------------
       Net cash flows from (used for) financing activities    75,312             (24,220)            (51,628)
-------------------------------------------------------------------------------------------------------------------
Decrease in cash                                              (4,433)             (5,014)             (2,228)
Cash at beginning of period                                   10,373              15,387              17,615
-------------------------------------------------------------------------------------------------------------------
Cash at end of period                                      $   5,940           $  10,373           $  15,387
-------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information
Cash paid during the periods for:
  Interest                                                 $  66,884           $  89,755           $  79,385
  Income taxes, net of refunds                             $  10,748           $   3,989           $  11,413

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the
---------------------------
accounts of Playtex Products, Inc. and all of its subsidiaries ("Playtex" or the "Company"). All significant intercompany balances have been eliminated. Certain prior years' accounts have been reclassified for consistency with the current year's presentation.

Inventories - Inventories are stated at the lower of cost (first-in, first-out
-----------
basis) or market. Inventory costs include material, labor and manufacturing overhead.

Net Property, Plant and Equipment - Depreciation is provided on the
---------------------------------
straight-line method over the estimated useful lives of the respective assets (ranging from 3 to 40 years). Repair and maintenance costs ( $5.1 million in 1995 and $4.7 million in each of 1994 and 1993) are expensed; renewals and betterments are capitalized.

Intangible Assets - Intangible assets are amortized on a straight-line basis
-----------------
over a period not exceeding 40 years. Playtex periodically assesses the recoverability of its intangible assets by comparing the carrying value of the asset to the projected undiscounted future operating results before amortization and after considering interest on indebtedness. See note 11.

Deferred Financing Costs - Fees and expenses relating to debt issuance costs are
------------------------
classified as deferred financing costs and are amortized, under the interest method, over the average life of the related debt (ranging from 8 to 10 years). Fees and expenses related to bank financing are amortized on a straight line basis over the term of the facility.

Income Taxes - Effective in 1993, deferred tax assets and liabilities are
------------
provided using the asset and liability method for temporary differences between financial and tax reporting using the enacted tax rates in effect for the period in which the differences are expected to reverse.

Foreign Currency Translation - The functional currency of Playtex's Canadian
----------------------------
operations is the local currency. Net exchange gains or losses resulting from the translation of assets and liabilities are accumulated in a separate section of stockholders' equity titled "Foreign currency translation adjustment."

Earnings Per Share - Earnings (loss) per share are net earnings (loss) less the
------------------
dividend requirements on preferred stocks, divided by the weighted average number of common shares issued and outstanding for the periods. In connection with the recapitalization in 1994, Playtex effected a one for 4.6296 reverse stock split. All per share information has been adjusted to reflect the reverse stock split on a retroactive basis. Earnings per share before extraordinary loss, assuming the 1995 Transaction (as defined below) took place at January 1, 1995, would have been $0.13 per share. Earnings per share, assuming the 1994 Recapitalization (as defined below) took place at December 26, 1993, would have been $1.01 per share.

Use of Estimates - The preparation of financial statements in accordance with
----------------
generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from those estimates.

Accounting Changes - In March 1995, the Financial Accounting Standards Board
------------------
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Commencing in 1996, SFAS No. 121 requires companies to review assets for possible impairment and provides guidelines for recognition of impairment losses related to long-lived assets, certain intangible assets and assets to be disposed of. Management does not believe the impact of the adoption of SFAS No. 121 will be material.

     In October 1995, the FASB issued SFAS No. 123 - "Accounting for Stock-Based Compensation." As allowable by SFAS No. 123, the Company will not recognize compensation cost for stock-based employee compensation arrangements, but rather, starting in fiscal 1996, will disclose the pro forma impact on net income and earnings per share as if the fair value stock-based compensation had been recognized starting in 1995.

2.   The 1995 Transaction

On June 6, 1995, following the receipt of stockholder approval at the Annual Meeting of Stockholders, the Company consummated the sale of 20.0 million shares of common stock of the Company, par value $.01 per share at a price of $9.00 per share to HWH Capital Partners, L.P., HWH Valentine Partners, L.P., and
HWH Surplus Valentine Partners, L.P. (collectively, the "Investors"), each a Delaware limited partnership managed by Haas Wheat &

Partners Incorporated, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995, between the Company and the Investors. The Investors' shares constitute approximately 40% of the Company's outstanding common stock. At the Annual Meeting, designees of the Investors were elected by the Company's stockholders as a majority of the Company's Board of Directors. Costs and expenses associated with the sale (the "Investment"), including advisory fees, investment banking, legal and certain other expenses, amounted to approximately $10.0 million. The net proceeds of the Investment were used by the Company, together with borrowings under the 1995 Credit Agreement (as defined below), to refinance all borrowings under the 1994 Credit Agreement (as defined in note 3).

     Contemporaneously with the Investment, the Company entered into a new bank credit agreement (the "1995 Credit Agreement" and, together with the Investment, the "1995 Transaction") which provides for a new credit facility in the aggregate amount of $500.0 million consisting of (i) $387.5 million in term loans (the "1995 Term Loan Facility"), (ii) a $75.0 million revolving credit facility (the "1995 Working Capital Facility") and (iii) a $37.5 million acquisition revolving credit facility (the "1995 Acquisition Credit Facility"). Fees and expenses associated with the new credit agreement of $9.1 million will be amortized over the term of the associated credit agreement.

3.   The 1994 Recapitalization

During the first quarter of fiscal 1994, Playtex completed a recapitalization plan (the "1994 Recapitalization") designed to reduce indebtedness, interest expense and preferred stock dividend requirements and to improve Playtex's cash flow and operating and financial flexibility. The 1994 Recapitalization included transactions effected by Playtex and its former subsidiary Playtex Family Products Corporation, which was subsequently merged into Playtex. Therefore, all references to Playtex include the activities of the merged companies.

     The principal elements of the 1994 Recapitalization included: (a) the issuance of 20.0 million shares of common stock at a price of $13.00 per share,
(b) borrowings from banks of $500.0 million under a term loan facility (the "1994 Term Loan Facility") and of approximately $40.0 million under a $75.0 million working capital facility (the "1994 Revolving Credit Facility" and, together with the 1994 Term Loan Facility, the "1994 Credit Agreement") and (c) the issuance of $360.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2003 (the "9% Notes").

     The net proceeds from the 1994 Recapitalization were used to retire indebtedness under the Company's previous term loan and revolving credit facilities, and its senior and subordinated debt and preferred stocks (including premiums, accrued interest and accrued preferred dividends). In addition, the Company paid a $15.0 million consent fee to Sara Lee Corporation in consideration for the early termination of Sara Lee's option to acquire the remaining common stock of the Company. The 1994 Recapitalization and related public debt and preferred stock redemptions were completed on March 4, 1994.

4.   Businesses and Investments Acquired

Banana Boat Holding Corporation ("BBH") - On October 31, 1995, the Company and
---------------------------------------
BBH Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Playtex, acquired all issued and outstanding common shares, not previously owned by Playtex, of BBH, a Delaware corporation and manufacturer of Banana Boat sun
                                                               -----------
and skin care products (the "BBH Acquisition"). The BBH Acquisition was pursuant to an agreement and plan of merger dated October 17, 1995.

     Prior to the BBH Acquisition, Playtex had recognized 42.5% of the operating profits from the sale of Banana Boat products, in accordance with the terms of a distribution agreement between BBH and Playtex. Following the BBH Acquisition, Playtex's equity ownership of BBH increased from 22% to 100% and the Company's interest in the operating profits from the sale of Banana Boat products
                                                   -----------
increased to 100%. Concurrent with the BBH Acquisition, the distribution agreement was terminated.

     The net funds expended for the BBH Acquisition included cash of approximately $40.4 million, the retirement of $27.1 million of BBH's long-term debt, the assumption of BBH's working capital facility and the payment of accrued interest and transaction fees of approximately $4.3 million. The BBH Acquisition was financed with approximately $34.3 million of existing cash balances and advances under the Acquisition Credit Facility of $37.5 million. The BBH Acquisition was accounted for as a purchase and the results of operations of BBH have been included in the consolidated statement of operations from the date of acquisition. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair value of net assets acquired was $44.1 million and is being amortized on a straight line basis over 40 years.

Woolite(R) Rug and Upholstery Cleaning Products ("Woolite") - Playtex entered
-----------------------------------------------------------
into an Asset Purchase and Sale Agreement, dated as of December 22, 1994, with Reckitt & Coleman, Inc. ("R&C"), a Delaware corporation, pursuant to which Playtex acquired certain assets of the Woolite business of R&C (the "Acquired
                                       -------
Assets") under an exclusive, royalty-free trademark license in perpetuity in the United States and Canada. The purchase price for the Acquired Assets, exclusive of $0.1 million for legal and other costs, was $21.7 million, which was paid in cash with borrowings under the 1994 Revolving Credit Facility.

     The Woolite acquisition was accounted for as a purchase and the results of
         -------
operations of Woolite have been included in the consolidated statement of
              -------
operations from the date of acquisition. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair value of net assets acquired was $17.3 million and is being amortized on a straight line basis over 30 years.

     The following consolidated unaudited pro forma results of operations assumes the Woolite and BBH acquisitions occurred as of December 26, 1993. The
            -------
pro forma financial information is not necessarily indicative of operating results that would have occurred had the Woolite and BBH acquisitions been
                                         -------
consummated as of December 26, 1993, nor is it indicative of future operating results.











                                                       Twelve Months Ended
                                                       -------------------

--------------------------------------------------------------------------------
                                                   December 30,    December 31,
(In millions, except per share data)                      1995            1994
--------------------------------------------------------------------------------
Net sales                                              $ 495.6          $ 519.5
Earnings before extraordinary loss
   available to common stockholders                    $   4.0          $  30.0
Net (loss) earnings available to common stockholders   $  (4.0)         $  30.0
Earnings (loss) per share after preferred
   dividend requirements:
      Before extraordinary loss                        $   0.09         $   1.03
      Net (loss) earnings                              $  (0.09)        $   1.03
--------------------------------------------------------------------------------

5.   Balance Sheet Components

The components of certain balance sheet accounts are as follows:

                                              December 30,     December 31,
(In thousands)                                        1995             1994
---------------------------------------------------------------------------
Receivables                                       $ 60,061         $ 51,584
Less allowance for doubtful accounts                (2,042)          (2,346)
---------------------------------------------------------------------------
   Net                                            $ 58,019         $ 49,238
---------------------------------------------------------------------------
Inventories:
   Raw materials                                  $ 18,187         $ 12,602
   Work in process                                   1,267            1,371
   Finished goods                                   29,736           27,610
---------------------------------------------------------------------------
   Total                                          $ 49,190         $ 41,583
---------------------------------------------------------------------------
Net property, plant and equipment:
   Land                                           $  1,190         $  1,190
   Buildings                                        24,055           17,352
   Machinery and equipment                          86,955           79,805
---------------------------------------------------------------------------
                                                   112,200           98,347
Less accumulated depreciation                      (59,738)         (51,290)
---------------------------------------------------------------------------
   Net                                            $ 52,462         $ 47,057
---------------------------------------------------------------------------
Excess cost                                       $446,482         $392,040
Less accumulated amortization                      (86,853)         (76,764)
---------------------------------------------------------------------------
   Net                                            $359,629         $315,276
---------------------------------------------------------------------------
Patents, trademarks and other                     $ 49,769         $ 22,769
Less accumulated amortization                      (11,693)         (11,117)
---------------------------------------------------------------------------
   Net                                            $ 38,076         $ 11,652
---------------------------------------------------------------------------
Deferred financing costs                          $ 19,463         $ 25,750
Less accumulated amortization                       (2,037)          (2,358)
---------------------------------------------------------------------------
   Net                                            $ 17,426         $ 23,392
---------------------------------------------------------------------------
Accrued expenses:
   Advertising and sales promotion                $ 29,401         $ 20,354
   Employee compensation and benefits               10,162           10,185
   Interest                                          6,320            4,082
   Insurance                                         4,858            4,426
   Other                                             9,516            6,014
---------------------------------------------------------------------------
   Total                                          $ 60,257         $ 45,061
---------------------------------------------------------------------------

6.   Due from Related Party

Playtex Investment Corp., a wholly owned subsidiary of Playtex, is the holder of a 15% debenture in aggregate principal amount of $40 million (the "Apparel Debenture") issued by Playtex Apparel Partners, L.P. (the "Apparel Partnership") in connection with its 1988 acquisition of Playtex Apparel, Inc. On December 15, 1995 and 1994, the Apparel Partnership paid in cash the accrued interest for the period from December 16, 1994 to December 15, 1995 and from December 16, 1993 to December 15, 1994. Principal and any unpaid accrued interest are due in cash on December 15, 2003. The obligations of the Apparel Partnership are nonrecourse to the partners of the Apparel Partnership. The assets of the Apparel Partnership are Sara Lee Corporation common stock with a market value at December 30, 1995 of approximately $7.9 million, cash of approximately $0.3 million and Playtex's 151_2% Subordinated Notes. See notes 8 and 16 for a discussion of the relationship between the Apparel Partnership and Playtex. Playtex believes that the Apparel Debenture represents the only material liability of the Apparel Partnership.

7.   Long-Term Debt

Long-term debt consists of the following:

                                                December 30,   December 31,
(In thousands)                                         1995           1994
---------------------------------------------------------------------------
1995 Credit Agreement:
   Working Capital Facility                        $  5,050       $     --
   Term Loan Facility                               387,500             --
   Acquisition Credit Facility                       37,500             --

1994 Credit Agreement:
   Revolving Credit Facility                             --         47,700
   Term Loan Facility                                    --        468,000

9% Senior Subordinated
   Notes due 2003                                   360,000        360,000
---------------------------------------------------------------------------
                                                    790,050        875,700
Less current maturities                             (20,000)       (34,500)
---------------------------------------------------------------------------
   Total long-term debt                            $770,050       $841,200
---------------------------------------------------------------------------

     On June 6, 1995, as part of the 1995 Transaction (as described in note 2), Playtex entered into the 1995 Credit Agreement, which provided for borrowings of $387.5 million under the 1995 Term Loan Facility, and up to $75.0 million and $37.5 million under the 1995 Working Capital Facility and the 1995 Acquisition Credit Facility, respectively. The 1995 Term Loan Facility provides for semi-annual repayments of principal, including payments of $10.0 million due on March 15, 1996 and September 15, 1996. Commitments under the 1995 Acquisition Credit Facility are automatically and permanently reduced semi-annually at a rate of $6.25 million beginning March 15, 2000. All borrowings under the 1995 Credit Agreement have a final maturity of June 30, 2002.

     The rate of interest on borrowings under the 1995 Credit Agreement is, at Playtex's option, a function of various alternative short term borrowing rates, as defined in the 1995 Credit Agreement. Quarterly commitment fees of three-eighths of 1% on the unutilized portion of the 1995 Credit Agreement and an agency fee of $0.1 million per annum are also required. At December 30, 1995, aggregate unused lines of credit (giving effect to outstanding letters of credit) under the 1995 Credit Agreement amounted to $68.0 million.

     The provisions of the 1995 Credit Agreement require Playtex to meet certain financial covenants and ratios and also include conditions or restrictions on: new indebtedness and liens; major acquisitions or mergers; capital expenditures and disposition of assets; certain dividends and other distributions; and prepayment and modification of all indebtedness or equity capitalization. The 9% Notes also contain restrictions and requirements with regard to similar matters. Under the terms of the 1995 Credit Agreement and the 9% Notes, payment of cash dividends on the common stock of Playtex is restricted. As of December 30, 1995, certain wholly-owned subsidiaries of the Company were guarantors of the 9% Notes.

     On June 9, 1995, the Company entered into an interest rate protection agreement such that, for a two year period commencing July 6, 1995, interest expense with respect to $125.0 million of its variable rate outstanding indebtedness is at fixed rates. The agreement can be extended, at the option of the counterparty, for an additional one year period. The agreement provides for quarterly payments by Playtex at a rate of 6.17% through October 6, 1995 and at a rate of 5.96% until July 7, 1997 (or July 6, 1998 if the counterparty exercises its option to extend the agreement) and receipt of payments from the counterparty at a 90-day LIBOR rate.

     On June 13, 1995, the Company terminated a prior interest rate protection agreement which hedged interest expense on $90.0 million of indebtedness for a three year period from April 1, 1994 at levels higher than the current agreement. Effective July 25, 1995, the Company entered into another interest rate protection agreement to fix interest expense with respect to an additional $100.0 million of its outstanding indebtedness. This agreement provides for quarterly payments by Playtex at a rate of 5.825% and receipt of quarterly payments from the counterparty at a 90-day LIBOR rate until July 25, 1997 (or July 25, 1998, if extended by the counterparty).

     Net receipts or payments under the swap agreements are recognized as an adjustment to interest expense.

     Aggregate annual maturities under the 1995 Credit Agreement are (in millions): $20.0 in fiscal 1996, $25.0 in fiscal 1997, $30.0 in fiscal 1998, $50.0 in fiscal 1999, and $85.0 in fiscal 2000.

On February 2, 1994, pursuant to the 1994 Recapitalization, Playtex entered into the 1994 Credit Agreement consisting of a 1994 Term Loan Facility and a 1994 Revolving Credit Facility which provided for borrowings of $500.0 million and of up to $75.0 million, respectively. The rate of interest on borrowings under the 1994 Credit Agreement was, at Playtex's option, a function of various alternative short-term borrowing rates, as defined in the 1994 Credit Agreement. In connection with the 1995 Transaction, all amounts outstanding under the 1994 Credit Agreement were refinanced on June 6, 1995.

     At December 30, 1995, December 31, 1994 and December 25, 1993, the weighted average interest rates for the credit agreement borrowings were 7.57%, 9.19% and 5.77% respectively. In addition, the weighted average interest rates on such borrowings were 8.11%, 7.30% and 5.89% for the twelve month period ended December 30, 1995, December 31, 1994 and December 25, 1993, respectively.

     On February 2, 1994, Playtex issued $360.0 million aggregate principal amount of 9% Notes. Interest on the 9% Notes is payable in cash semi-annually on each June 15 and December 15. Principal of the Notes is due on December 15, 2003.

8.   Due to Related Party

Due to related party consists of 15 1/2% Subordinated Notes held by the Apparel Partnership. Interest on the 15 1/2% Subordinated Notes is payable annually in cash on each December 15. However, with respect to any such interest amount payable prior to maturity, Playtex may elect and elected for periods through December 15, 1993 to make such payments in additional 15 1/2% Subordinated Notes. On December 15, 1995 and 1994, Playtex paid in cash the accrued interest for the periods from December 16, 1994 to December 15, 1995 and from December 16, 1993 to December 15, 1994. Principal and any unpaid accrued interest on the 15 1/2% Subordinated Notes are payable in cash on December 15, 2003.

9.   Income Taxes

Effective December 27, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are more likely than not to be realized. The adoption of SFAS 109 resulted in a credit to earnings of approximately $2.0 million, reported as the cumulative effect of an accounting change in the first quarter of fiscal 1993, resulting principally from adjusting the tax effect of prior business combinations.

     Earnings (loss) before income taxes, cumulative effect of accounting changes and extraordinary loss are as follows:

                               Twelve Months Ended
---------------------------------------------------------------
                  December 30,      December 31,   December 25,
(In thousands)           1995              1994           1993
---------------------------------------------------------------
U.S.                  $ 8,579           $51,049      $(127,517)
Foreign                 2,346             2,492          4,721
---------------------------------------------------------------
   Total              $10,925           $53,541      $(122,796)
---------------------------------------------------------------

    Playtex's provisions for income taxes for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993 are as follows:

                                 Twelve Months Ended
----------------------------------------------------------------------
                   December 30,       December 31,       December 25,
(In thousands)            1995               1994               1993
----------------------------------------------------------------------
Current:
   Federal             $ 9,174            $ 3,750            $ 3,356
   State and local      (2,123)            (2,075)             1,314
   Foreign               1,233              2,470              2,656
----------------------------------------------------------------------
                         8,284              4,145              7,326
----------------------------------------------------------------------
Deferred:
   Federal                 (82)            16,593             (3,920)
   State and local         (26)             4,439             (1,249)
   Foreign                 (25)            (1,183)              (108)
----------------------------------------------------------------------
                          (133)            19,849             (5,277)
----------------------------------------------------------------------
   Total               $ 8,151            $23,994            $ 2,049
----------------------------------------------------------------------

     The Internal Revenue Service ("IRS") has concluded its examinations of tax returns filed by Playtex for tax years 1986 through 1991. As a result of certain settlements reached with the IRS during the first and fourth quarters of 1993, Playtex recorded a $4.3 million tax benefit in the fiscal 1993 provision for federal and state income taxes. During 1994 and 1995, several state jurisdictions concluded their examinations of tax returns filed by Playtex or its subsidiaries for various years 1987 through 1992 or the statute of limitations related to other specific situations lapsed. As a result of these developments, Playtex recorded a $2.4 million and a $1.5 million tax benefit in the provision for income taxes for the years ended December 30, 1995 and December 31, 1994, respectively.

     Taxable and deductible temporary differences and tax credit carryforwards which give rise to Playtex's deferred tax assets and liabilities at December 30, 1995 and at December 31, 1994 are as follows:

                                             December 30,       December 31,
(In thousands)                                      1995               1994
----------------------------------------------------------------------------
Deferred Tax Assets:
----------------------------------------------------------------------------
Allowances and reserves not
   currently deductible                         $ 17,604           $ 13,420
Net operating loss carryforwards                   6,745                 --
Postretirement benefits reserve                    2,009              1,893
Capitalized book expenses for tax purposes           581                744
State tax credits                                    136                136

----------------------------------------------------------------------------
   Total                                        $ 27,075           $ 16,193
----------------------------------------------------------------------------
Deferred Tax Liabilities:

----------------------------------------------------------------------------
Deferred gain on sale of business               $ 14,650           $ 15,801
Property, plant and equipment                      8,052              8,382
Trademarks                                         4,222              4,473
Undistributed earnings of foreign subsidiary       2,836              2,735
Other                                                567                607
----------------------------------------------------------------------------
   Total                                        $ 30,327           $ 31,998
----------------------------------------------------------------------------

     Undistributed earnings of the Company's Canadian subsidiary for which U.S. income taxes have not been provided were approximately $2.7 million at December 30, 1995. Such undistributed earnings are expected to be permanently reinvested in the Canadian subsidiary.

     At the time of its acquisition, BBH had net operating loss carryforwards of $18.4 million that expire in years 2007 through 2010. These net operating loss carryforwards can be utilized by Playtex, with certain limitations, on its federal, state and local tax returns in tax periods subsequent to October 31, 1995. Playtex expects to fully utilize these net operating loss carryforwards prior to their expiration.

     The Company's tax provision differed from the amount computed using the federal statutory rate of 35% as follows:

                                                   Twelve Months Ended
-------------------------------------------------------------------------------
                                      December 30,   December 31,  December 25,
(In thousands)                               1995           1994          1993
 -------------------------------------------------------------------------------
Expected federal income tax
   (benefit) at statutory rate            $ 3,824       $ 18,739      $(42,979)
Amortization and write-off of intangibles   5,647          3,436        47,013
Settlement of tax examinations             (2,385)        (1,498)       (4,345)
State and local income taxes                  786          2,993           390
Foreign tax rate differential                 331            362           721
U.S. tax on unremitted foreign earnings        --             --           935
Effect on deferred taxes due
   to change in U.S. tax rates                 --             --           460
Other, net                                    (52)           (38)         (146)
-------------------------------------------------------------------------------
   Total                                  $ 8,151       $ 23,994      $  2,049
-------------------------------------------------------------------------------


10.  Stock Options

During 1994, the Company established a long-term incentive plan (the "1994 Stock Option Plan") under which awards of incentive stock options, nonqualified stock options and stock appreciation rights ("SARs") may be granted to directors and key employees of the Company. Stock options granted under the 1994 Stock Option Plan may have a term not in excess of ten years. The exercise price for stock options may not be less than the fair market value of the common stock on the date of grant. Except with respect to formula grants to certain non-employee directors, options vest over a period determined by the Compensation and Stock Option Committee.

     SARs may be granted in tandem with a stock option grant or at any time following the stock option grant. Upon exercise of a SAR, the grantee will receive cash equal to the excess of the fair market value of a share of common stock over the exercise price. No SARs have been granted.

     On June 6, 1995, at the Company's Annual Meeting, the stockholders approved an amendment to the Playtex 1994 Stock Option Plan increasing the number of shares of common stock available for issuance upon exercise of options and SARs from 1,047,785 to 3,047,785 and increasing the number of shares available for issuance upon exercise of options and SAR grants to any single executive officer from 300,000 to 1,000,000.

     A summary of option transactions for the years ended December 30, 1995 and December 31, 1994 follows:

                                            December 30,     December 31,
                                                   1995             1994

-------------------------------------------------------------------------
Options outstanding, beginning of fiscal year   297,500               --
   Average exercise price                       $ 12.21              N/A
Options granted                               2,080,700          321,500
   Average exercise price                        $ 8.82          $ 12.27
Options exercised                                    --               --
Options canceled/forfeited                     (137,400)         (24,000)
   Average exercise price                       $ 10.43          $ 13.00
Options outstanding, end of fiscal year       2,240,800          297,500
   Average exercise price                       $  9.17          $ 12.21
Exercisable at end of fiscal year                76,333               --
Available for grant at end of fiscal year       806,985          750,285
-------------------------------------------------------------------------

11.  Write-off of SmileTote and Beauty Care Intangible Assets
                  ---------

It has been the policy of Playtex to evaluate, on a systematic basis, the value of its businesses for the purpose of determining the future recoverability of any portion of the existing unamortized value of the intangible assets in its acquired businesses. Based upon such evaluation, Playtex determines whether or not the applicable intangible asset has been impaired. If such impairment is deemed to be permanent, generally accepted accounting principles require the computed value of the impaired intangible assets to be written off against earnings in the current period.

     During the fourth quarter of fiscal 1995 and in connection with certain strategic decisions regarding the SmileTote product line, the Company prepared financial projections to evaluate the SmileTote business in terms of projected
                                      ---------
net earnings and operating cash flows. Based upon the projections of undiscounted operating earnings before amortization of intangible assets and after considering interest on indebtedness, management concluded that the unamortized value of the intangible assets associated with SmileTote had been
                                                           ---------
permanently impaired. Consequently, the Company wrote off in the fourth quarter of fiscal 1995 the remaining $6.4 million of intangible assets associated with SmileTote.

     During the third quarter of fiscal 1993 and in connection with certain strategic decisions to reposition the product into a different price/value segment of the market, the Company prepared financial projections to evaluate the Hair Care business in terms of projected net earnings and operating cash flows. Based upon the projections of undiscounted operating earnings before amortization of intangible assets and after considering interest on indebtedness, management concluded that the unamortized value of the excess cost associated with Playtex Beauty Care, Inc. ("Beauty Care") had been permanently impaired. Consequently, the Company wrote off in the third quarter of fiscal 1993 the remaining book value of excess cost in Beauty Care in the amount of $121.6 million.

12.  Cumulative Effect of Accounting Changes

In fiscal 1993, Playtex reported a net credit to earnings of approximately $0.9 million resulting from the adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" which resulted in an expense of $1.1 million (net of $0.7 million tax benefit) (see note 15) and SFAS No. 109 "Accounting for Income Taxes" which resulted in a credit to earnings of $2.0 million (see note 9) as of the beginning of the year commencing December 27, 1992.

13.  Extraordinary Loss

In June 1995, in connection with the 1995 Transaction, Playtex recorded an extraordinary loss of $7.9 million (net of income tax benefit of $5.2 million) for costs and expenses related to the write-off of the unamortized portion of deferred financing costs associated with the 1994 Credit Agreement. See notes 2 and 7.

     In December 1993, in connection with the Recapitalization completed in the first quarter of 1994, Playtex recorded an extraordinary loss of $39.4 million (net of income tax benefit of $25.4 million) for costs and expenses related to the redemption of its public debt, the repayment of all amounts under its previous credit agreement and the redemption of its redeemable preferred stocks. See notes 3 and 7. Such costs included premiums paid on the redemption of the public debt and the redeemable preferred stocks ($31.3 million), the write-off of deferred financing costs and unamortized debt discount related to the retired debt ($20.2 million), interest on redeemed debt from February 2, 1994 (the issuance date of the 9% Notes) to the March 4, 1994 redemption date ($10.8 million), together with incurred legal and other expenses ($2.5 million).

14.  Leases

Future minimum payments under non-cancelable operating leases for years after December 30, 1995 are as follows (in thousands): $2,880 in 1996, $2,608 in 1997, $1,678 in 1998, $1,368 in 1999, $1,299 in 2000 and $5,151 in later years.

     Rent expense, for operating leases amounted to (in thousands): $5,092, $4,240, and $3,539 for the twelve-month periods ended December 30, 1995, December 31, 1994, and December 25, 1993, respectively.

15.  Pension and Other Postretirement Benefits

Pension Plans - Substantially all Playtex U.S. hourly and approximately 96% of all Canadian employees participate in pension plans. At December 30, 1995, approximately 1,100 employees were covered by these plans, of which approximately 170 retirees or beneficiaries were receiving benefits.

     Changes in pension benefits, which are allocable to previous service of employees, and gains and losses that occur because actual experience differs from assumptions will be amortized over the estimated average future service period of employees. Actuarial assumptions for the plans include: (a) 8% for the expected long-term rate of return on plans assets, (b) 7.5% for the discount rate for calculating the projected benefit obligation and (c) 3.25% for the rate of average future increases in compensation levels.

     Net pension expense (income) for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993 includes the following components:

                                              Twelve Months Ended
 ------------------------------------------------------------------------------
                                 December 30,     December 31,    December 25,
(In thousands)                          1995             1994            1993
 ------------------------------------------------------------------------------
Service cost - benefits
   earned during the period         $    616        $     622         $   581
Interest cost on projected
   benefit obligation                  1,559            1,414           1,285
Actual return on plan assets          (6,000)             872          (4,565)
Amortization of prior service cost        73               59              45
Amortization of unrecognized
   net (gain) loss                        (2)            (106)              7
Amortization of transition
   gain over 10 years                   (193)            (192)           (194)
Excess (shortfall) of actual return
   on plan assets over estimated       4,190           (2,797)          2,952
-------------------------------------------------------------------------------
   Net pension expense (income)     $    243        $    (128)        $   111
-------------------------------------------------------------------------------

     A reconciliation of the projected benefit obligation for the pension plans to the prepaid pension expense recorded at December 30, 1995 and December 31, 1994 is as follows:

                                          December 30,      December 31,
(In thousands)                                   1995              1994
------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                  $(22,740)         $(18,910)
Plan assets at fair value, primarily
   listed stocks, money market funds
   and guaranteed investment contracts         28,313            22,958
------------------------------------------------------------------------
Plan assets in excess of projected
   benefit obligation                           5,573             4,048
Unrecognized net (gain) loss from past
   experience different from that assumed
   and effects of changes in assumptions       (3,019)           (1,159)
Prior service cost not yet recognized
   in net periodic pension cost                   438               511
Unrecognized transition gain                     (589)             (769)
------------------------------------------------------------------------
   Prepaid pension expense                   $  2,403          $  2,631
------------------------------------------------------------------------

     The portion of the projected benefit obligation at December 30, 1995 and December 31, 1994 representing the accumulated benefit obligation was $20.6 million, of which $19.8 million was vested, and $17.4 million, of which $16.6 million was vested, respectively.

Postretirement Benefits Other than Pensions - The Company adopted SFAS 106 effective December 25, 1992. This statement focuses primarily on postretirement health care benefits. SFAS No. 106 significantly changed the prevalent practice of accounting on a "pay-as-you-go" basis by requiring the accrual of the expected costs of providing the benefits to an employee and the employee's beneficiaries and covered dependents during the years that the employee renders the services. Playtex elected to immediately recognize the transition obligation as the cumulative effect of an accounting change which resulted in an after- tax charge against earnings of approximately $1.1 million in the first quarter of fiscal 1993.

     Playtex provides Company-sponsored postretirement health care and life insurance benefits to certain U.S. retirees. These plans require employees to share in the costs. Approximately 90% of all U.S. personnel may become eligible for Company-sponsored postretirement health care and life insurance, if they were to retire from the Company. The cost of providing Company-sponsored postretirement health care and life insurance benefits for U.S. retirees was approximately $0.8 million, $0.8 million, and $0.4 million for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993, respectively. The Company accrues the estimated cost of these benefits during the participants' active service periods up to the dates on which they become eligible for full benefits.

     Playtex also provides two non-contributory defined contribution plans and a contributory 401(k) plan covering various employee groups. The amounts charged to earnings for Playtex's defined contribution plans totaled $4.7 million, $4.2 million, and $4.1 million for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993, respectively.

16.  Related Party Transactions

Joel E. Smilow, a director and former senior executive officer of Playtex, and Hercules P. Sotos, a former director and senior executive officer of Playtex, have significant equity positions in Playtex. In addition, Messrs. Smilow and Sotos are general partners of the Apparel Partnership, holding beneficial interests therein of 58.5% and 13.5%, respectively. Under a consulting agreement, which commenced in the third quarter of 1995, the Company has retained Mr. Smilow as a consultant for a five-year period at an annual fee of $250,000 plus expenses and certain benefits. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services.

     On October 31, 1995, Playtex and a wholly owned subsidiary acquired all of the issued and outstanding common shares of BBH not previously owned by the Company. Prior to the BBH Acquisition, BBH was controlled by Thomas Lee Equity Partners, L.P. and certain employees and affiliates of the Thomas H. Lee Company. Thomas H. Lee, President of the Thomas H. Lee Company, is a director and significant stockholder of Playtex. Starting in December 1992, Playtex had a distribution agreement with Sun Pharmaceuticals Corp. ("Sun"), a wholly-owned subsidiary of BBH, pursuant to which Playtex was the exclusive distributor of Banana Boat products in all of the areas Sun had repurchased distribution rights from its then current distributors. Concurrent with the acquisition, the distribution agreement between Sun and Playtex was canceled. For the ten month period ended October 31, 1995 and for the twelve months ended December 31, 1994 and December 25, 1993, Playtex purchased $30.1 million, $30.5 million and $6.4 million, respectively, of Banana Boat products from Sun and at December 31, 1994 Playtex had accounts payable to Sun of $3.9 million.

     Playtex believes that the terms of all the arrangements with the Apparel Partnership and BBH were fair to Playtex and comparable to those which could be obtained from unrelated third parties.

17.  Business and Credit Concentrations

Most of Playtex's customers are disbursed throughout the United States and Canada. No single customer accounted for more than 10% of Playtex's net sales in 1995, 1994, or 1993 with the exception of Wal-Mart Stores, Inc., including Sam's Club, ("Wal-Mart") (approximately 17% in 1995, 15% in 1994, and 13% in 1993 ). At December 30, 1995 and December 31, 1994 , no account receivable from any customer was significant, except for Wal-Mart (approximately $11.1 million in 1995 and $5.2 million in 1994). Aggregate receivables from highly leveraged customers are not considered significant and Playtex estimates, based upon past experience, that it has sufficient reserves to cover any losses arising from any such accounts.

18.  Disclosure About the Fair Value of Financial Instruments

Cash, Receivables, Accounts Payable, Income Taxes and Accrued Expenses - The carrying amounts approximate fair value because of the short-term maturity of these instruments.

1995 and 1994 Credit Agreements - The carrying amounts approximate fair value because the rate of interest on borrowings under the 1995 and 1994 Credit Agreements is or was, at Playtex's option, a function of various alternative short-term borrowing rates, as defined in the 1995 and 1994 Credit Agreements, respectively.

Long-term Debt and Other Financial Instruments - Fair value of the following financial instruments was estimated at December 30, 1995 and December 31, 1994:

                                          December 30, 1995           December 31, 1994
----------------------------------------------------------------------------------------
                                     Carrying     Estimated       Carrying     Estimated
(In thousands)                         Amount    Fair Value         Amount    Fair Value
----------------------------------------------------------------------------------------
9% Senior Subordinated Notes(a)     $ 360,000     $ 317,700      $ 360,000     $ 315,900
15% Debentures due from Playtex
  Apparel Partners, L.P. (b)           80,017        80,017         80,517        80,517
151/2% Subordinated Notes
  due to Playtex Apparel
  Partners, L.P.(b)                    78,386        78,386         78,893        78,893
Other noncurrent assets (c)             4,403         4,270          7,600         7,370
Other noncurrent liabilities (c)       16,784        15,270         23,120        21,040
----------------------------------------------------------------------------------------

(a) At December 30, 1995 and December 31, 1994, the estimates were based on the average range of bid/ask quotes provided by independent securities dealers.
(b) The estimated fair value approximates the carrying amount at December 30, 1995 and December 31, 1994 based on the amount of future cash flows associated with these instruments, discounted using on appropriate interest rate.
(c) The fair values are based on a combination of actual cost associated with recent purchases or the amount of future cash flows discounted using Playtex's borrowing rate for similar instruments.

19.  Information by Major Geographic Segment

Net sales by geographic area represent sales to unaffiliated customers only. Intergeographic sales and transfers between geographic areas are nominal and have not been disclosed separately.

     Operating earnings (loss) is defined as total revenue less operating expenses. In computing operating earnings, interest and income taxes have not been deducted.

     Identifiable assets by geographic area represent those assets that are used in Playtex's operations in each area.

                                                         Twelve Months Ended
------------------------------------------------------------------------------------------------
                                      December 30,          December 31,           December 25,
(In thousands)                               1995                  1994                   1993
------------------------------------------------------------------------------------------------
Net sales:
   United States                        $ 445,880             $ 436,091              $ 369,199
   Canada                                  37,701                37,184                 40,659
------------------------------------------------------------------------------------------------
                                        $ 483,581             $ 473,275              $ 409,858
------------------------------------------------------------------------------------------------
Operating earnings (loss):
   United States                        $  80,085             $ 127,136              $ (11,032)
   Canada                                   2,201                 2,558                  4,185
------------------------------------------------------------------------------------------------
                                        $  82,286             $ 129,694              $  (6,847)
------------------------------------------------------------------------------------------------
Identifiable assets (at year end):
   United States                        $ 671,722             $ 589,649              $ 567,560
   Canada                                  11,139                 9,751                 20,897
------------------------------------------------------------------------------------------------
                                        $ 682,861             $ 599,400              $ 588,457
------------------------------------------------------------------------------------------------

20.  Quarterly Data (Unaudited)

The following is a summary of the quarterly results of operations and market price data for the Company for the years ended December 30, 1995 and December 31, 1994:

                                           First                 Second                   Third                   Fourth
(In thousands, except per share data)    Quarter                Quarter                 Quarter                  Quarter
----------------------------------------------------------------------------------------------------------------------------
Fiscal 1995
Net sales                               $132,767               $135,627                $111,744                 $103,443
Operating earnings (loss)                 27,259                 30,199                  25,433                     (605)
Earnings (loss) before
   extraordinary items                     3,753                  6,521                   5,488                  (12,988)
Net earnings (loss)                        3,753                 (1,414)                  5,488                  (12,988)
Earnings (loss) per share(a):
   Before extraordinary item            $    .12               $    .18                $    .11                 $   (.26)
   Net earnings (loss)                  $    .12               $   (.04)               $    .11                 $   (.26)
Market price - high                     $      8 5/8           $     10 1/4            $     12 1/2             $      9
             - low                      $      6 3/4           $      7 1/2            $      8 3/8             $      6 1/2
Fiscal 1994
Net sales                               $123,057               $136,803                $122,329                 $ 91,086
Operating earnings                        30,025                 38,338                  37,977                   23,354
Net earnings                               5,523                 10,596                  10,820                    2,608
Earnings per share(a)                   $    .18               $    .34                 $   .35                 $    .08
Market price - high                     $     13               $     11 1/8             $    10                 $      9 7/8
             - low                      $      9 5/8           $      7 7/8             $     7 1/2             $      6 3/8
----------------------------------------------------------------------------------------------------------------------------

(a) Per share data is computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

Independent Auditors' Report

The Board of Directors and Stockholders

Playtex Products, Inc.

We have audited the accompanying consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, redeemable preferred stocks, common stock and other stockholders' equity and cash flows for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Playtex Products, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994 and the results of their operations and their cash flows for the twelve months ended December 30, 1995, December 31, 1994, and December 25, 1993, in conformity with generally accepted accounting principles.

     The Company changed in 1993 its method of accounting for income taxes and postretirement benefits other than pensions.

/s/ KPMG Peat Marwick LLP


February 6, 1996
Stamford, Connecticut

Report of Management

The management of Playtex Products, Inc. is responsible for the financial and operating information contained in the Annual Report, including the financial statements covered by the independent auditors' report. These statements were prepared in conformity with generally accepted accounting principles and include, where necessary, informed estimates and judgments.

     The Company maintains systems of accounting and internal control designed to provide reasonable assurance that assets are safeguarded against loss, and that transactions are executed and recorded properly so as to ensure that the financial records are reliable for preparing financial statements.

     Elements of these control systems are the establishment and communication of accounting and administrative policies and procedures, the selection and training of qualified personnel, and continuous programs of internal review.

     The Company's financial statements are reviewed by its Audit Committee, which is composed entirely of non-employee Directors. This Committee meets with the independent auditors and management to review the scope and results of the annual audit, interim reviews, internal controls, and financial reporting matters. The independent auditors have direct access to the Audit Committee.

/s/ Michael R. Gallagher                /s/ Michael F. Goss

Michael R. Gallagher                    Michael F. Goss
Chief Executive Officer                 Executive Vice President,
and Director                            Chief Financial Officer and Director


February 6, 1996
Westport, Connecticut

Corporate Information

Shares of Playtex's Common Stock are traded in the New York Stock Exchange under the symbol PYX. Playtex has not paid a cash dividend since its inception, and its present policy is to retain earnings for use in its business. Under its debt agreements, Playtex is restricted from paying dividends unless it meets certain specified financial criteria immediately following such payment.


Stock Transfer Agent and Registrar

Chemical Mellon Shareholder Services, L.L.C.
Ridgefield Park, New Jersey 07660

10-K Report

A copy of Form 10-K Annual Report filed with the Securities and Exchange Commission by Playtex Products, Inc. for the year ended December 30, 1995 is available upon request from the Secretary of the Corporation at the Company's corporate offices. Requests may be faxed to (203)341-4260.

Board of Directors

Robert B. Haas
Chairman and Director,
Chairman and Chief Executive Officer
of Haas Wheat & Partners Incorporated

Michael R. Gallagher
Chief Executive Officer and Director

Michael F. Goss
Executive Vice President, Chief Financial Officer and Director

Nancy S. Amer
Managing Director of Harvard Private Capital Group, Inc.

Thomas Herskovits
Former Chief Executive Officer and President of Specialty Foods Corporation

Thomas H. Lee
President of the Thomas H. Lee Company

Joel E. Smilow
Former Chairman and Chief Executive Officer

Douglas D. Wheat
President of Haas Wheat & Partners Incorporated

Kenneth F. Yontz
Chairman of the Board, President and Chief Executive Officer of Sybron International Corporation

Auditors
KPMG Peat Marwick LLP
Stamford, Connecticut

Corporate Offices
300 Nyala Farms Road
Westport, CT 06880

Principal Officers

Michael R. Gallagher
Chief Executive Officer and Director

Michael F. Goss
Executive Vice President, Chief Financial Officer and Director

Irwin S. Butensky
Senior Vice President, Research & Development

James S. Cook
Senior Vice President, Operations

Glenn A. Forbes
Vice President, Finance

John D. Leahy
Vice President, Sales

Brenda O. Liistro
Vice President and Business Manager - Infant Care,
Tek, Licensing and New Products

Max R. Recone
Vice President and Business Manager-Sun Care,
Hair Care and Household Products

Frank M. Sanchez
Vice President, Human Resources

Paul E. Yestrumskas
Vice President, General Counsel and Secretary

In Recognition of Service

After 25 years of dedicated service, Joel E. Smilow, former Chairman and Chief Executive Officer, and Hercules P. Sotos, former Vice Chairman, retired during 1995. The management and employees of Playtex want to thank these two individuals for their tireless efforts to grow and develop the Company and to wish them well in their future endeavors.

[PLAYTEX LOGO]

PLAYTEX PRODUCTS, INC.
300 Nyala Farms Road
Westport, CT, 06880