Form 10-K, Exhibit 13
period 1995-12-30
PLAYTEX PRODUCTS INC
filed 1996-03-28
CIK 842699

EXHIBIT 13(b)

                    PLAYTEX MANUFACTURING, INC.

             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                           BALANCE SHEET

                        DECEMBER 30, 1995

            (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                    PLAYTEX MANUFACTURING, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                   INDEX TO FINANCIAL STATEMENT


                                                              PAGE


Report of KPMG Peat Marwick LLP                                 3

Balance Sheet as of December 30, 1995                           4

Notes to Balance Sheet                                          5

                   Independent Auditors' Report





The Board of Directors
Playtex Manufacturing, Inc.

We have audited the accompanying balance sheet of Playtex Manufacturing, Inc. (wholly owned by Playtex Products, Inc.) as of December 30, 1995 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Playtex Manufacturing, Inc. as of December 30, 1995, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


March 15, 1996
Stamford, Connecticut

                    PLAYTEX MANUFACTURING, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                           BALANCE SHEET
                          (IN THOUSANDS)


                                                              December 30,
                                                                 1995
                                                                 ----

      ASSETS


Property, plant and equipment, net                             $46,627
                                                               -------

           Total Assets                                        $46,627
                                                               =======

      LIABILITIES AND STOCKHOLDER'S EQUITY


Deferred income taxes                                          $ 7,922
                                                               -------

           Total  Liabilities                                    7,922
                                                               -------

Stockholder's equity:
   Common stock, $.01 par value; 100 shares authorized,
      100 shares issued and outstanding                           --
  Additional paid-in capital                                    38,705
                                                               -------

           Total Stockholder's Equity                           38,705
                                                               -------

           Total Liabilities and Stockholder's Equity          $46,627
                                                               =======

                    See notes to balance sheet

                    PLAYTEX MANUFACTURING, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                      NOTES TO BALANCE SHEET
                        DECEMBER 30, 1995




1. THE COMPANY

   Playtex Manufacturing, Inc. ("PMI" or the "Company") is a wholly owned subsidiary of Playtex Products, Inc. ("Playtex"). PMI was formed on May 23, 1995 to manufacture all of Playtex's inventory requirements. In addition, PMI will also provide Playtex with distribution and research and development ("R & D") services.

   On December 30, 1995, Playtex transferred, at historical cost, its manufacturing, distribution and R & D facilities, and machinery and equipment to PMI as a contribution to PMI's capital. In addition, Playtex transferred its personnel related to purchasing, manufacturing, distribution, and R & D to PMI effective December 31, 1995. PMI will bear all direct and indirect costs associated with all manufacturing, distribution and R & D activities starting the first day of fiscal 1996. PMI and Playtex have executed intercompany agreements for the sale of inventory and provision of R & D services by PMI to Playtex. Prior to December 30, 1995, there was no predecessor business of the Company as there was no comparable Manufacturing Agreement and R & D Agreement in effect.

   See Note 5 for additional information.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PROPERTY, PLANT AND EQUIPMENT, NET

   Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the applicable assets, ranging from 3 to 40 years. Repairs and maintenance costs are expensed; renewals and betterments are capitalized.

                    PLAYTEX MANUFACTURING, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                      NOTES TO BALANCE SHEET
                        DECEMBER 30, 1995




3. BALANCE SHEET COMPONENTS

   The components of net property, plant and equipment are as follows (in thousands):

                                              December 30,
                                                 1995
                                                 ----

   Net property, plant and equipment:
        Land                                     $ 1,190
        Buildings                                 22,468
        Machinery and equipment                   70,487
                                                  ------
                                                  94,145

        Less accumulated depreciation            (47,518)
                                                 -------
             Net                                 $46,627
                                                 =======

4. INCOME TAXES

   Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") requires an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

   The Company's deferred tax liability at December 30, 1995 is due to the excess of the net book value of property, plant and equipment over their underlying tax basis.

                    PLAYTEX MANUFACTURING, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                      NOTES TO BALANCE SHEET
                        DECEMBER 30, 1995


5. RELATED PARTY TRANSACTIONS

   PMI and Playtex have entered into a 3-year and renewable manufacturing agreement whereby PMI will purchase, manufacture and assemble all of PPI's inventory requirements effective the beginning of Playtex's 1996 fiscal year (the "Manufacturing Agreement"). PMI will also receive and reprocess for resale all inventory returns from sales made by Playtex. PMI will sell the inventory to Playtex on a cost plus basis.

   Playtex has engaged PMI to provide R & D technical services effective the beginning of Playtex's 1996 fiscal year (the "R & D Agreement"). The R & D Agreement between Playtex and PMI will remain in force until terminated by either party. PMI will be reimbursed by Playtex for its R & D costs plus receive a fee equal to 5 percent of its R & D costs.

   PMI and another wholly owned subsidiary of Playtex, Playtex Sales & Services, Inc. ("PSSI") have entered into an administrative services agreement effective the beginning of PSSI's 1996 fiscal year whereby PSSI will provide PMI with various corporate administrative services (the "Admin Agreement"). Under the Admin Agreement, PSSI will receive a fixed monthly fee, $15,830 per month during 1996, which is determined annually by PSSI. Either party may terminate the agreement at any time by written notice.

   Management believes that the terms of the Manufacturing Agreement, R & D Agreement, and the Admin Agreement are fair to PMI and comparable to those which could be obtained from unrelated third parties.

6. DEBT GUARANTEES

   The Company is a guarantor of Playtex's 1995 Credit Agreement, which provided for borrowings of $387.5 million under the 1995 Term Loan Facility, and up to $75.0 million and $37.5 million under the 1995 Working Capital Facility and the 1995 Acquisition Credit Facility, respectively. The Company is also a guarantor of Playtex's $360 million 9% Senior Subordinated Notes due 2003. The Company may be released from these guarantees provided Playtex meets certain conditions.

7. LEASES

   Future minimum payments under non-cancelable operating leases assigned to the Company from Playtex for years after December 30, 1995 are as follows (in thousands): $734 in 1996, $637 in 1997, $150 in 1998 and $75 in 1999.