Form 10-K, Exhibit 13
period 1995-12-30
PLAYTEX PRODUCTS INC
filed 1996-03-28
CIK 842699

EXHIBIT 13(c)









                  PLAYTEX SALES & SERVICES, INC.

             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                           BALANCE SHEET

                         DECEMBER 30, 1995

            (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                  PLAYTEX SALES & SERVICES, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                   INDEX TO FINANCIAL STATEMENT


                                                              PAGE


Report of KPMG Peat Marwick LLP                                 3

Balance Sheet as of December 30, 1995                           4

Notes to Balance Sheet                                          5

                   Independent Auditors' Report
                   ----------------------------





The Board of Directors
Playtex Sales & Services, Inc.

We have audited the accompanying balance sheet of Playtex Sales & Services, Inc. (wholly owned by Playtex Products, Inc.) as of December 30, 1995 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

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

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Playtex Sales & Services, Inc. as of December 30, 1995, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


March 15, 1996
Stamford, Connecticut

                  PLAYTEX SALES & SERVICES, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                           BALANCE SHEET
                          (IN THOUSANDS)



                                                      December 30,
                                                          1995
                                                          ----


      ASSETS

Property, plant and equipment, net                        $4,130
                                                          ------

      Total Assets                                        $4,130
                                                          ======

      LIABILITIES AND STOCKHOLDER'S EQUITY

Deferred income taxes                                     $  132
                                                          ------

                                                             132
                                                          ------
Stockholder's equity:
   Common stock, $.01 par value; 100 shares authorized,
       100 shares issued and outstanding                    --
  Additional paid-in capital                               3,998
                                                          ------

           Total Stockholder's Equity                      3,998
                                                          ------

           Total Liabilities and Stockholder's Equity     $4,130
                                                          ======

                    See notes to balance sheet

                  PLAYTEX SALES & SERVICES, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                      NOTES TO BALANCE SHEET
                        DECEMBER 30, 1995


1. THE COMPANY

   Playtex Sales & Services, Inc. ("PSSI" or the "Company") is a wholly owned subsidiary of Playtex Products, Inc. ("Playtex"). PSSI was formed on May 23, 1995 to provide sales solicitation and corporate administration services to Playtex and other subsidiaries of Playtex.

   On December 30, 1995, Playtex transferred, at historical cost, its sales and corporate administration office facilities, furniture, fixtures, equipment, and vehicles to PSSI as a contribution to PSSI's capital. In addition, Playtex and another wholly owned subsidiary of Playtex, Playtex Beauty Care, Inc. ("Beauty Care"), transferred sales force and certain corporate administration personnel to PSSI effective the beginning of its 1996 fiscal year. PSSI will bear all costs related to sales solicitation and corporate administration effective on the first day of fiscal 1996. Prior to December 30, 1995, there was no predecessor business of the Company as there was no comparable Sales Agreement or Admin Agreement in effect.

   See Note 5 for additional information.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PROPERTY, PLANT AND EQUIPMENT, NET

   Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the applicable assets, ranging from 3 to 10 years. Repairs and maintenance costs are expensed; renewals and betterments are capitalized.

3. BALANCE SHEET COMPONENTS

   The components of net property, plant and equipment are as follows (in thousands):

                                                    December 30,
                                                        1995
                                                        ----

   Net property, plant and equipment:
        Machinery, equipment, furniture and fixtures   $9,320
        Less accumulated depreciation                  (5,190)
                                                       ------

             Net                                       $4,130
                                                       ======

                  PLAYTEX SALES & SERVICES, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

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

   The Company's deferred tax liability at December 30, 1995 is due to the excess of the net book value of its office furniture, fixtures and equipment and vehicles over their underlying tax basis.


5. RELATED PARTY TRANSACTIONS

   PSSI and Playtex have entered into a 5-year nonexclusive Sales Representation Agreement (the "Sales Agreement") whereby PSSI will solicit sales on behalf of Playtex. PSSI will bear all costs normally associated with sales representation including maintaining a well trained sales force and regional sales office locations. PSSI will receive a 6 3/4 percent commission on all Playtex sales solicited by PSSI. The Sales Agreement may be renewed for an additional 5-year period unless terminated by either party.

   PSSI and Beauty Care have entered into a sales representation agreement that has the same terms as described above for the Sales Agreement.

   PSSI, Playtex, and each United States subsidiary of Playtex have entered into a Corporate Administration Services Agreement (the "Admin Agreement") effective December 30, 1995. Under the Admin Agreement, PSSI will provide corporate administrative services to each contracting party including: human resources and employee relations, management information systems, legal, finance, and office services. PSSI will bear all costs incurred in providing the services. Each contracting member will pay PSSI a monthly fee that is determined annually at the beginning of each fiscal year. Total fees to be received by PSSI from Playtex and its U.S. subsidiaries for 1996 will be $37,510 per month. Any contracting party may terminate the Admin Agreement with respect to itself at any time.

   Management believes that the terms of the Sales Agreement and the Admin Agreement are fair to PSSI and comparable to those which could be obtained from unrelated third parties.

                  PLAYTEX SALES & SERVICES, INC.
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

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

7. LEASES

   Future minimum payments under non-cancelable operating leases assigned to the Company from Playtex for years after December 30, 1995 are as follows (in thousands): $999 in 1996, $764 in 1997, $296 in 1998 and $2 in 1999.