Form 10-K, Exhibit 13
period 1995-12-30
PLAYTEX PRODUCTS INC
filed 1996-03-28
CIK 842699

EXHIBIT 13(d)







                 BANANA BOAT HOLDING CORPORATION

             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                 CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE TWO MONTH PERIOD ENDED DECEMBER 30, 1995

            (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                  BANANA BOAT HOLDING CORPORATION
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)


            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       PAGE
                                                                       ----


Report of KPMG Peat Marwick LLP                                          3

Consolidated Balance Sheet as of December 30, 1995                       4

Consolidated Statement of Operations
  For the Two Month Period Ended December 30, 1995                       5

Consolidated Statement of Common Stock and Other Stockholder's Equity
    For the Two Month Period Ended December 30, 1995                     6

Consolidated Statement of Cash Flows
    For the Two Month Period Ended December 30, 1995                     7

Notes to Consolidated Financial Statements                               8

                     Independent Auditors' Report
                     ----------------------------



The Board of Directors
Banana Boat Holding Corporation

We have audited the accompanying consolidated balance sheet of Banana Boat Holding Corporation and Subsidiary (wholly owned by Playtex Products, Inc.) as of December 30, 1995 and the related consolidated statements of operations, common stock and other stockholder's equity and cash flows for the period from October 31, 1995 (date of acquisition) to December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banana Boat Holding Corporation and Subsidiary as of December 30, 1995, and the results of their operations and their cash flows for the period from October 31, 1995 to December 30, 1995, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


March 15, 1996, except as to note 7,
which is as of March 22, 1996
Stamford, Connecticut

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                      CONSOLIDATED BALANCE SHEET
                            (IN THOUSANDS)




                                                         December 30,
                                                             1995
                                                             ----
      ASSETS

Current Assets:
   Income tax benefits                                     $    460
                                                           --------

           Total current assets                                 460

Intangible assets, net:
   Excess of cost over net assets of acquired businesses     44,021
   Proprietary formulas, patents and other                   24,816
Deferred income taxes                                         6,626
                                                           --------
           Total Assets                                    $ 75,923
                                                           ========



      STOCKHOLDER'S EQUITY

Common stock, $.01 par value; 10,000 shares authorized,
  10,000 shares issued and outstanding                     $   --
Additional paid-in capital                                   76,637
Retained earnings (deficit)                                    (714)
                                                           --------
           Total Stockholder's Equity                      $ 75,923
                                                           ========

            See notes to consolidated financial statements

                                                                Two Months Ended
                                                                  December 30,
                                                                     1995
                                                                     ----

Miscellaneous income                                                $  46
Amortization of intangible assets                                    (365)
                                                                    -----

Loss from continuing operations before income tax benefit
   and discontinued operations                                       (319)
Income tax benefit                                                     72

Net loss before discontinued operations                              (247)

Loss from discontinued operations,
   net of income tax benefit of $269                                 (467)
                                                                    -----

Net loss available to common stockholder                            $(714)
                                                                    =====

            See notes to consolidated financial statements

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

              CONSOLIDATED STATEMENT OF COMMON STOCK AND
                      OTHER STOCKHOLDER'S EQUITY

                            (IN THOUSANDS)




                                            Additional  Retained
                                   Common     Paid-In   Earnings
                                    Stock     Capital  (Deficit)
                                    -----     -------  ---------

Balance at October 31, 1995        $   --     $76,601   $  --
Net loss                               --        --        (714)
Forgiveness of debt by Parent          --          36      --
                                   ------     -------   -------

Balance at December 30, 1995       $   --     $76,637   $  (714)
                                   ======     =======   =======

            See notes to consolidated financial statements

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

                 CONSOLIDATED STATEMENT OF CASH FLOWS

                            (IN THOUSANDS)


                                                              Two Months Ended
                                                                   December 30,
                                                                       1995
                                                                       ----

Cash flows from operating activities:
   Net loss                                                            $(714)

Noncash items in earnings and changes in assets and liabilities:
                               Discontinued operations                   467
    Amortization of intangibles                                          365
    Deferred income taxes                                                119
    Increase in income tax benefits                                     (191)
                                                                       -----

      Net cash provided by continuing operations                          46
      Net cash used by discontinued operations                          (783)
                                                                       -----
      Net cash used by operations                                       (737)

Net cash provided by investing activities                               --
                                                                       -----

Net cash provided by financing activities                               --
                                                                       -----

      Net change in cash                                                (737)

Cash balance - beginning of the period                                   737
                                                                       -----

Cash balance - end of the period                                       $ --
                                                                       =====

         See notes to consolidated financial statements

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                          DECEMBER 30, 1995



1. THE COMPANY

   In December 1992, Banana Boat Holding Corporation ("BBH") and its wholly owned subsidiary, Sun Pharmaceuticals Corp. ("Sun" and together with BBH, the "Company") were organized by an investor group consisting of Thomas H. Lee Equity Partners, L.P. and other employees and affiliates of the Thomas H. Lee Company (collectively the "Lee Investors") for the sole purpose of effecting the acquisition of the assets and the assumption of certain liabilities of Sun Pharmaceuticals, Ltd.'s ("SPL") business (the "SPL Acquisition").

   On October 31, 1995, Playtex Products, Inc. ("Playtex" or "Parent") and BBH Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Playtex, acquired the 78% of the issued and outstanding common shares of BBH, not previously owned by Playtex (the "BBH Acquisition"). The BBH Acquisition was pursuant to an agreement and plan of merger dated October 17, 1995. The acquisition has been accounted for as a step acquisition in accordance with the purchase method of accounting and the purchase price was allocated as of October 31, 1995 to the net assets acquired based on their relative fair values.

   Following the BBH Acquisition, all of the Company's operating assets related to its former business as a manufacturer and distributor of Banana Boat (R) sun and skin care products were transferred to Playtex. As of December 30, 1995, the Company's only assets were intangible assets including trademarks, patents, formulas and excess cost over net assets of acquired businesses, and tax benefits. Therefore, the Company's former business operations from the date of acquisition through December 30, 1995 are reported in the consolidated financial statements as discontinued operations.

   Sun owns and licenses the Banana Boat (R) trademark, patent, product formulations and other proprietary information to Playtex and unrelated licensees in and outside the United States.

   See Footnote 5 for additional information.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   INTANGIBLE ASSETS

   Amortization of proprietary formulas, patents and other intangible assets is provided on the straight-line method over their estimated useful lives which range from 5 to 40 years. Excess of cost over net assets of acquired businesses ("Excess Cost") is amortized on the straight-line basis over 40 years. The Company assesses the recoverability of these intangible assets on a systematic basis by determining whether the amortization of the intangible assets over their remaining life can be recovered through projected future operating results.

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                          DECEMBER 30, 1995





3. BALANCE SHEET COMPONENTS

   The components of certain balance sheet accounts are as follows (in thousands):

                                                 December 30,
                                                   1995
                                                   ----

Excess cost:
   Cost                                          $ 44,202
   Less accumulated amortization                     (181)
                                                 --------
      Net                                        $ 44,021
                                                 ========

Proprietary formulas, patents and other:
   Gross                                         $ 25,000
   Less accumulated amortization                     (184)
                                                 --------
      Net                                        $ 24,816
                                                 ========

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

                   BANANA BOAT HOLDING CORPORATION
               (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                          DECEMBER 30, 1995


   The company's provision (benefit) for income taxes for the two months ended December 30, 1995 is as follows (in thousands):

                               Current     Deferred       Total

         Federal               $(183)        $111         $(72)
         State                   (13)           8           (5)
         Foreign                   5            -            5
                               ------        ----         ----
            Total              $(191)        $119         $(72)
                               ======        ====         ====


   The Company's tax benefit from discontinued operations of $269 thousand was determined using statutory tax rates.

   Taxable and deductible temporary differences and tax operating loss carryforwards which give rise to the Company's deferred tax assets and liabilities at December 30, 1995 are as follows (in thousands):

                                            December 30,
                                               1995
                                               ----
      ASSETS:

      Net operating loss carryforward        $6,745
                                             ------

           Total deferred tax assets         $6,745
                                             ======

   LIABILITIES:

      Acquired intangible assets             $  119
                                             ------

           Total deferred tax liabilities    $  119
                                             ======

                  BANANA BOAT HOLDING CORPORATION
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                         DECEMBER 30, 1995



   For periods subsequent to October 31, 1995, the Company will be included as part of Playtex's consolidated federal and certain state tax returns. Pursuant to a tax sharing arrangement with Playtex, the Company will be reimbursed by Playtex for the amount of its net operating losses that are utilized in Playtex's consolidated tax returns. At December 30, 1995, the Company has net operating losses of $18.4 million that expire in years 2007 through 2010. Based on the expected cash flows under the Agreement, (see Note
   5), the Company expects to fully utilize these net operating loss carryforwards prior to their expiration. Accordingly, no valuation allowance account is established.

   The Company's tax benefit related to loss from continuing operations for the two months ending December 30, 1995 differed from the amount calculated using the federal statutory rate of 35% as follows (in thousands):


   Expected federal income tax benefit at statutory rate   $111
   Amortization of goodwill                                 (40)
   State and local tax benefit                               (3)
   Other, net                                                 4
                                                           ----
      Total tax benefit                                    $ 72
                                                           ====


  5.  RELATED PARTY TRANSACTIONS

    Sun and Playtex have entered into a 5-year agreement, renewable by Playtex for successive 5- year periods, for the license of the Banana Boat (R) tradename, patent, product formulation and other proprietary information (the "Licensed Assets") effective December 30, 1995 ("the Agreement"). Under the terms of the Agreement, Playtex pays Sun a 5 percent royalty on all sales made by Playtex that utilize any of the Licensed Assets. Either party may terminate the Agreement after the initial 5-year term. The Agreement may also be terminated under certain other conditions.

                  BANANA BOAT HOLDING CORPORATION
             (WHOLLY OWNED BY PLAYTEX PRODUCTS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                         DECEMBER 30, 1995



    The Company transferred certain of its operating assets, net of liabilities, including cash ($0.5 million), trade receivables ($2.6 million), inventories ($17.4 million), fixed assets ($1.3 million) and note receivables ($2.0 million) to Playtex in satisfaction of its net balance owed to Playtex ($20.3 million). Playtex forgave Sun the remaining net balance owed ($36 thousand). The forgiveness of Sun's net payable to Playtex was accounted for as a contribution to the Company's capital.

    Management believes that the terms of each of the arrangements outlined above are fair to the Company and comparable to those which could be obtained from unrelated third parties.

6.  DEBT GUARANTEES

    BBH and Sun are guarantors of Playtex's 1995 Credit Agreement, which provided for borrowings of $387.5 million under the 1995 Term Loan Facility, and up to $75.0 million and $37.5 million under the 1995 Working Capital Facility and the 1995 Acquisition Credit Facility, respectively. The Company is also a guarantor of Playtex's $360 million 9% Senior Subordinated Notes due 2003. BBH and Sun may be released from these guarantees provided Playtex meets certain conditions.

7.  SUBSEQUENT EVENT

    On March 22, 1996, BBH was merged with and into Sun, with Sun being the surviving corporation.