Form 10-K, Exhibit 13
period 1996-12-28
PLAYTEX PRODUCTS INC
filed 1997-03-27
CIK 842699

Exhibit 13

                             PLAYTEX PRODUCTS, INC.
                       1996 Annual Report to Stockholders

                             PLAYTEX PRODUCTS, INC.

                                      INDEX

                                                                         PAGE
                                                                         ----
PART I - FINANCIAL INFORMATION

Selected Financial Data                                                    3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations                         4 -  8

Consolidated Financial Statements                                       9 - 12

Notes to Consolidated Financial Statements                             13 - 34

PART II - OTHER INFORMATION

Independent Auditors' Report                                              35

Report of Management                                                      36

Other Information                                                       37 - 38

                             PLAYTEX PRODUCTS, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                                    Twelve Months Ended
                                          ----------------------------------------------------------------------
                                           Dec. 28,     Dec. 30,        Dec. 31,        Dec. 25,        Dec. 26,
                                            1996         1995            1994            1993            1992
                                          ---------    ---------       ---------       ---------       ---------
Income Statement Data:
   Net sales                              $ 498,742    $ 483,581       $ 473,275       $ 409,858       $ 384,486
   Gross profit                             306,230      295,452         306,674         273,136         257,937
   Operating expenses, excluding
    amortization of intangibles             194,184      195,457         166,799         143,834         139,098
   Amortization of intangibles               12,846       11,268          10,181          14,529          14,981
   Write-off of SmileTote and Beauty
     Care intangible assets - 1995 and
     1993, respectively                        --          6,441            --           121,620            --
   Operating earnings (loss)                 99,200       82,286         129,694          (6,847)        103,858
   Interest expense, net                     64,860       71,361          76,153         115,949         114,016
   Earnings (loss) before cumulative
     effect of accounting changes
     and extraordinary loss                  18,199        2,774          29,547        (124,845)        (15,258)
   Net earnings (loss) available to
     common stockholders                     18,199        2,774(1)       28,384        (137,655)(2)     (26,421)

   Net earnings (loss) per share
     before cumulative effect of
     accounting changes and
     extraordinary loss available to
     common stockholders (primary
     and fully diluted)                   $    0.36    $    0.07(3)    $    0.97(4)    $  (12.67)(5)   $   (2.44)
   Weighted average common
       shares outstanding                    50,883       42,309          29,212          10,867          10,845

Balance Sheet Data (at period end):
   Working capital (deficit)              $   6,522    $  28,637       $  17,623       $ (24,632)      $   1,372
   Total assets                             660,331      682,861         599,400         588,457         716,083
   Total long-term debt,
     including current portion
     and excluding due to related party     739,700      790,050         875,700         915,413         930,032
   Redeemable preferred stock                  --           --              --           139,644         124,834
   Common stock and other
     stockholders' equity (deficit)        (282,727)    (300,976)       (465,997)       (723,408)       (544,917)

(1) Earnings available to common stockholders for the twelve months ended December 30, 1995 excludes the extraordinary loss of $7.9 million (net of $5.2 million of income tax benefit) related to early extinguishment of debt in connection with the 1995 Transaction.

(2) Loss from continuing operations available to common stockholders for the twelve months ended December 25, 1993 excludes the cumulative effect of accounting changes of $0.9 million (net of $0.7 million of income tax benefit) and extraordinary loss of $39.4 million (net of $25.4 million of income tax benefit) related to the early extinguishment of debt in connection with the 1994 Recapitalization.

(3) Fiscal 1995 earnings per share from continuing operations available to common stockholders, assuming the 1995 Transaction had been consummated on January 1, 1995, would have been $0.13 per share.

(4) Fiscal 1994 earnings per share from continuing operations available to common stockholders, assuming the 1994 Recapitalization had been consummated on December 26, 1993, would have been $1.01 per share.

(5) Fiscal 1993 loss per share from continuing operations available to common stockholders of ($12.67) includes the effect of the write-off of Beauty Care excess cost ($11.19 loss per share).

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the historical audited consolidated financial statements and notes thereto, presented on pages 9 through 34 hereof.

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), information contained herein is provided solely for the information of stockholders and of the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Annual Report on Form 10-K of Playtex Products, Inc. for its fiscal year ended December 28, 1996.

Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

     Certain statements in this commentary or others made hereafter (including orally) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: intensified competition, higher spending for advertising and promotion, new product initiatives, continued activity in the private label sector, the loss of a significant customer, product liability litigation, and changes in governmental regulation.

A.  Twelve Months Ended December 28, 1996 Versus
Twelve Months Ended December 30, 1995

Results of Operations

Net Sales - Fiscal 1996 net sales increased $15.2 million, or 3%, versus fiscal 1995 to $498.7 million. For the year, Feminine Care net sales decreased $18.1 million, or 7%, versus fiscal 1995. Infant Care, Sun Care and Household Products reported growth in net sales versus fiscal 1995 of 25%, 46% and 6%, respectively.

     Net sales for the Feminine Care business were $225.5 million for the twelve months ended December 28, 1996. These results reflect: 1) the rigorous competitive environment in the tampon category, particularly in the first half of the year; 2) a reduction in the level of inventories carried by retailers during the year; and 3) a stabilization in the Company's unit market share at

                             PLAYTEX PRODUCTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

23% for the year. Although shipments to retailers were off 7% during the year, retail takeaway was only off 1%, roughly in line with the category.

     Infant Care net sales were $109.5 million, up $21.9 million, or 25%, versus fiscal 1995. The increase in net sales was due primarily to the continued growth of the 6-ounce Playtex Spill-Proof(TM) Cup and the successful introductions in
               -------------------
1996 of the 9-ounce Spill-Proof Cup and the QuickStraw(TM) bottle.
                    -----------             ----------

     Sun Care net sales for fiscal 1996 were $73.3 million, an increase of 46% over fiscal 1995. Contributing to the increase in net sales was an increase in market share for the year from 18% to 19%, category growth of 2% versus 1995, and $10.3 million of additional revenues as a result of the acquisition on October 31, 1995 of the remaining portion of Banana Boat Holdings Corporation (the "BBH Acquisition") not previously owned by Playtex.

     The Household Product group includes the Woolite(R) rug and upholstery
                                              -------
cleaning business ("Woolite") and Playtex Gloves. As a group, Household Products
                    -------       --------------
net sales increased $3.2 million, or 5.6% during fiscal 1996. Woolite's net sales increased $4.1 million versus 1995 to $27.8 million, while Glove net sales of $32.8 million decreased $0.8 million versus the prior year. The increase in Woolite net sales is associated with the complete integration of this business
-------
after its acquisition in early 1995. The change in Gloves net sales was attributed primarily to a change in pricing strategy which resulted in lower reported revenue which was more than offset by lower trade spending. The Playtex's market share grew by three percentage points in 1996.

     Net sales in Hair Care declined by $14.5 million versus fiscal 1995, to $25.2 million. Much of this decline was attributable to the strategic decision on the part of the Company to significantly reduce ineffective and unprofitable trade spending associated with the Jhirmack brand. For the year, Jhirmack
                                   --------                      --------
represented just 5% of total net sales.

Gross Profit - Gross profit of $306.2 million for the year ended December 28, 1996 increased $10.8 million, or 4%, versus fiscal 1995. For the year, gross margin was 61.4% of net sales versus 61.1% of net sales in 1995. The increase in margin was due, in part, to $3.4 million of pre-tax charges included in the 1995 cost of sales related to the BBH Acquisition, partially offset by a shift in product sales mix to lower margin goods.

Operating Earnings - Operating earnings of $99.2 million for the year ended December 28, 1996 were $16.9 million, or 21%, higher than for the prior fiscal year. Contributing to this increase was the margin impact of the increased net sales described above and the $15.5 million of one time pre-tax charges included in the 1995 results. These one time charges were comprised of the following:
$3.4 million in the cost of sales as previously described, $5.7 million (included in administrative expenses) to implement certain organizational changes arising from management's plan to streamline and strengthen the Company, and $6.4 million to write-off intangible assets associated with SmileTote(R).
                                                                ---------

     The Company's advertising and promotion expenses increased by $1.8 million, or 2%, versus fiscal 1995. As part of Playtex's consumer oriented marketing strategy, the Company is

                             PLAYTEX PRODUCTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

investing more heavily in advertising and consumer spending and focusing less on trade spending. Excluding the impact of the 1995 one time items, the remaining operating expenses increased $4.2 million versus 1995, mainly as a result of the BBH Acquisition in the fourth quarter of 1995 and a continued focus on new product development.

Interest Expense - The decrease in interest expense of $6.5 million for the year ended December 28, 1996 was attributable to lower debt levels and lower interest rates. See note 7 of the Notes to the Consolidated Financial Statements.

B.  Twelve Months Ended December 30, 1995 Compared to
Twelve Months Ended December 31, 1994

Results of Operations

Net Sales - Fiscal 1995 net sales increased $10.3 million, or 2%, versus fiscal 1994 to $483.6 million. For the year, Feminine Care net sales decreased $13.5 million, or 5%, versus fiscal 1994. Infant Care, Sun Care and Gloves reported growth in net sales versus fiscal 1994 of 12%, 3% and 3%, respectively. The acquisition of the Woolite rug and upholstery cleaning business in the first
                   -------
quarter of 1995 contributed $23.7 million in additional sales.

     Net sales for the Feminine Care business were $243.6 million for the twelve months ended December 30, 1995. This decline in net sales was attributed to a decline in the Company's market share partially offset by market growth.

     Infant Care net sales were $87.5 million, up $9.6 million, or 12%, versus fiscal 1994. The increase in net sales was due primarily to increased cup volume associated with the success of the six-ounce Playtex Spill-Proof Cup, which was
                                             ------- -----------
introduced in the fourth quarter of 1993, and a full year's impact of the SmileTote line of cups and bottles that was acquired in July of 1994.
---------

     Sun Care net sales for fiscal 1995 were $50.3 million, an increase of 3% over fiscal 1994. Contributing to the increase in net sales was an increase in market share for the year from 15% to 16%, category growth of 7% versus 1994, and $1.4 million of additional revenues as a result of the BBH Acquisition. Partially offsetting these net sales gains were higher than expected product returns related to the 1994 sun care season of approximately $3.1 million.

     Glove net sales increased 3% to $33.6 million versus fiscal 1994. This gain was attributed primarily to an estimated 3% category growth combined with a three percentage point increase in market share to 33%. Partially offsetting these increases was a $1.6 million decrease in net sales associated with the discontinuation of the Duramitt(R) product line. Excluding Duramitt, net sales
                       --------                            --------
for gloves increased 9% year to year.

     Net sales in Hair Care declined by $11.6 million versus fiscal 1994 to $39.7 million. For the year, Jhirmack represented just 8% of total net sales.
                             --------

Gross Profit - Gross profit of $295.5 million for the year ended December 30, 1995 decreased $11.2 million, or 4%, versus fiscal 1994. For the year, gross margin was 61.1% of net sales

                             PLAYTEX PRODUCTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

versus 64.8% of net sales in 1994. The decrease in margin was due to $3.4 million of one time charges incurred in the fourth quarter associated with Banana Boat and the acquisition of BBH, a change in product mix to lower margin
-----------
products, and higher product costs, including increased costs for key materials such as latex, resin, rayon, and corrugate.

Operating Earnings - Operating earnings of $82.3 million for the year ended December 30, 1995 were $47.4 million, or 37%, lower than for the prior fiscal year. Contributing to this decline were $15.5 million of pre-tax one time charges previously described.

     In line with the Company's strategy to more aggressively focus on the consumer, advertising and promotion expenses were up $18.6 million, or 19%, versus fiscal 1994. Selling, distribution and research costs increased $2.6 million versus 1994, mainly as a result of the acquisitions of Woolite in the
                                                               -------
first quarter of 1995 and BBH in the fourth quarter of 1995.

Write-off of SmileTote intangible assets - During the fourth quarter of 1995 and in connection with certain strategic decisions regarding the SmileTote product
                                                             ---------
line, management determined that the unamortized intangible assets associated with SmileTote were permanently impaired. See Note 11 of the Notes to the
     ---------
Consolidated Financial Statements.

Interest Expense - The decrease in interest expense of $4.8 million for the year ended December 30, 1995 was attributable to lower debt levels as a result of the $180 million equity infusion from partnerships managed by Haas Wheat & Partners and lower interest rates associated with a $500 million Credit Agreement with Chase Manhattan Bank (the "1995 Credit Agreement"). See note 7 of the Notes to the Consolidated Financial Statements.

Financial Condition and Liquidity


     At December 28, 1996, the Company's working capital decreased to $6.5 million from $28.6 million at December 30, 1995. This decrease was in line with management's intention to reduce the levels of working capital required to manage the Company. These efforts contributed to the generation of $50.0 million of free cash flow and a corresponding reduction in long-term debt.

     Long-term debt of $739.7 million at December 28, 1996 consisted of: a) $342.5 million of borrowings under the Term Loan Facility, exclusive of $25.0 million included in current maturities (due within the next twelve months); b) $2.2 million of borrowings under the Working Capital Facility; c) $10.0 million of borrowings under the Acquisition Credit Facility; and d) $360.0 million aggregate principal amount of 9% Senior Subordinated Notes. Of the $112.5 million of authorized credit from the Working Capital Facility and Acquisition Credit Facility, on December 28, 1996, approximately $98.9 million was available to be borrowed by the Company.

     The Company believes that it will generate sufficient cash flow from operations to make the scheduled interest and principal payments under the 1995 Credit Agreement and interest payments under the 9% Senior Subordinated Notes. However, the Company does not expect to generate sufficient cash flow from operations to make the principal payment due in 2003 on the

                             PLAYTEX PRODUCTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

9% Senior Subordinated Notes. Accordingly, the Company will have to either refinance its obligations with respect to the 9% Senior Subordinated Notes prior to maturity, sell assets or raise equity capital to repay the principal amount of the 9% Senior Subordinated Notes. The Company's ability to make scheduled principal payments, to refinance its obligations with respect to its indebtedness, sell assets or raise equity capital depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. Although the Company's cash flow from its operations and borrowings have been sufficient to meet its historical debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient or that future borrowing facilities will be available for the payment or refinancing of the Company's indebtedness.

    The Company's outstanding indebtedness under the 1995 Credit Agreement bears interest at floating rates. The Company has entered into three interest rate protection agreements which hedge substantially all of the Company's long-term bank debt. The first agreement effectively fixes the interest rate on $125 million at 7.71% until July 7, 1997. The second agreement effectively fixes the interest rate on $100 million at 7.575% until July 25, 1997. At the option of the counterparty, these agreements may each be extended for one additional year. The third agreement effectively fixes the rate on $150 million at 7.34% until July 25, 1998. This agreement will terminate with no penalty to either party if the 90 day LIBOR rate on specified interest reset dates is equal to or greater than 6.25%. See note 7 of the Notes to the Consolidated Financial Statements.

     Capital expenditures for equipment and facility improvements were $9.7 million, $12.4 million and $8.5 million for the twelve months ended December 28, 1996, December 30, 1995 and December 31, 1994, respectively. These expenditures were used primarily to upgrade production equipment and maintain facilities in the ordinary course of business. Capital expenditures for 1997 are anticipated at $15.0 million, mostly for production related equipment and facility improvements and for projects consistent with those of the prior years.

     Inflation in the United States and Canada has not been a significant concern to the Company during recent periods.

     With the exception of Sun Care, the Company's businesses have generally not been seasonal in nature. Sun Care sales are highly seasonal with a range of 85% to 90% of sales occurring in the first six months of the year. In addition, the seasonality requires increased working capital to support inventory build prior to the selling season and higher receivables levels resulting from extended credit terms which are typical in the sun care industry.

                             PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                         Twelve Months Ended
                                                                               -----------------------------------------
                                                                               December 28,  December 30,   December 31,
                                                                                   1996         1995           1994
                                                                               ------------  ------------   ------------
Net sales                                                                        $498,742     $ 483,581      $ 473,275
Cost of sales                                                                     192,512       188,129        166,601
                                                                                 --------     ---------      ---------
  Gross profit                                                                    306,230       295,452        306,674
                                                                                 --------     ---------      ---------
Operating expenses:
  Advertising and sales promotion                                                 119,380       117,581         98,999
  Selling, distribution and research                                               56,776        54,251         51,628
  Administrative                                                                   18,028        23,625         16,172
  Amortization of intangibles                                                      12,846        11,268         10,181
  Write-off of SmileTote intangible assets                                           --           6,441           --
               ---------                                                         --------     ---------      ---------
    Total operating expenses                                                      207,030       213,166        176,980
                                                                                 --------     ---------      ---------

    Operating earnings                                                             99,200        82,286        129,694
Interest expense including related party interest
  expense of $12,150, net of related party interest
  income of $12,003 for all periods presented                                      64,860        71,361         76,153
                                                                                 --------     ---------      ---------
    Earnings  before income taxes                                                  34,340        10,925         53,541

Income taxes                                                                       16,141         8,151         23,994
                                                                                 --------     ---------      ---------

    Earnings before extraordinary loss                                             18,199         2,774         29,547

Extraordinary loss on early extinguishment
  of debt, net of $5,180 tax benefit                                                 --          (7,935)          --
                                                                                 --------     ---------      ---------

    Net earnings (loss)                                                            18,199        (5,161)        29,547

Preferred dividend requirements                                                      --            --           (1,163)
                                                                                 --------     ---------      ---------

    Net earnings (loss) available to
      common stockholders                                                        $ 18,199     $  (5,161)     $  28,384
                                                                                 ========     =========      =========

Earnings (loss) per share after preferred dividend requirements (primary and fully diluted):
    Before extraordinary loss                                                    $    .36     $     .07      $     .97
    Net earnings (loss)                                                          $    .36     $    (.12)     $     .97

Average shares outstanding                                                         50,883        42,309         29,212

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                           December 28,   December 30,
Assets                                                                        1996           1995
                                                                           ------------   ------------
Current assets:
   Cash                                                                     $   6,205      $   5,940
   Receivables, less allowance for doubtful accounts                           63,982         58,019
   Inventories                                                                 37,637         49,190
   Deferred income taxes                                                        9,702         13,154
   Other current assets                                                         4,965          4,545
                                                                            ---------      ---------
      Total current assets                                                    122,491        130,848

Net property, plant and equipment                                              53,408         52,462
Intangible assets, net:
   Goodwill                                                                   348,449        359,629
   Patents, trademarks and other                                               36,405         38,076
   Deferred financing costs                                                    15,337         17,426
Due from related party                                                         80,017         80,017
Other noncurrent assets                                                         4,224          4,403
                                                                            ---------      ---------
      Total assets                                                          $ 660,331      $ 682,861
                                                                            =========      =========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                         $  36,131      $  20,057
   Accrued expenses                                                            49,252         60,257
   Income taxes payable                                                         5,586          1,897
   Current maturities of long-term debt                                        25,000         20,000
                                                                            ---------      ---------
      Total current liabilities                                               115,969        102,211

Long-term debt                                                                714,700        770,050
Due to related party                                                           78,386         78,386
Other noncurrent liabilities                                                   14,207         16,784
Deferred income taxes                                                          19,796         16,406
                                                                            ---------      ---------
      Total liabilities                                                       943,058        983,837
                                                                            ---------      ---------

Stockholders' equity:
   Common stock, $0.01 par value, authorized 100,000,000
      shares, issued 50,887,200 shares at December 28,1996
      and 50,879,701 shares at December 30,1995                                   509            509
   Additional paid-in capital                                                 424,277        424,217
   Retained earnings (deficit)                                               (705,718)      (723,917)
   Foreign currency translation adjustment                                     (1,795)        (1,785)
                                                                            ---------      ---------
      Total stockholders' equity                                             (282,727)      (300,976)
                                                                            ---------      ---------

        Total liabilities and stockholders' equity                          $ 660,331      $ 682,861
                                                                            =========      =========

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED
               STOCKS, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                                           Foreign
                                    Redeemable              Additional      Retained      Currency
                                    Preferred      Common    Paid-In        Earning      Translation
                                     Stocks        Stock     Capital       (Deficit)     Adjustment
                                    ----------     ------   ----------     ---------     -----------
Balance,
  December 25, 1993                 $ 139,644      $109     $  25,301      $(747,140)     $(1,678)
  Net earnings                           --         --           --           29,547         --
  Accrued dividend requirements         1,163       --           --           (1,163)        --
  Issuance of shares of common
     stock, net                          --         200       244,116           --           --
  Redemption of redeemable
     preferred stocks                (140,807)      --           --             --           --
  Consent fee paid to Sara Lee           --         --        (15,000)          --           --
  Foreign currency translation
     adjustment                          --         --           --             --           (289)
                                    ---------      ----     ---------      ---------      -------

Balance,
  December 31, 1994                      --         309       254,417       (718,756)      (1,967)
  Net loss                               --         --           --           (5,161)        --
  Issuance of shares of common
     stock, net                          --         200       169,800           --           --
  Foreign currency translation
     adjustment                          --         --           --             --            182
                                    ---------      ----     ---------      ---------      -------

Balance,
  December 30, 1995                      --         509       424,217       (723,917)      (1,785)
  Net earnings                           --         --           --           18,199         --
  Issuance of shares of common
     stock                               --         --             60           --           --
 Foreign currency translation
     adjustment                          --         --           --             --            (10)
                                    ---------      ----     ---------      ---------      -------

Balance,
  December 28, 1996                 $    --        $509     $ 424,277      $(705,718)     $(1,795)
                                    =========      ====     =========      =========      =======

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            Twelve Months Ended
                                                  ----------------------------------------
                                                  December 28,  December 30,  December 31,
                                                      1996          1995          1994
                                                  ------------  ------------  ------------
Cash flows from operations:
  Net earnings (loss)                              $  18,199    $  (5,161)    $  29,547
    Non-cash items included in earnings:
      Extraordinary loss                                --          7,935          --
      Write-off of SmileTote intangible assets          --          6,441          --
                   ---------
      Amortization of intangibles                     12,846       11,268        10,181
      Amortization of deferred financing costs         2,089        2,246         2,358
      Depreciation                                     8,929        8,496         7,412
      Deferred income taxes                            6,842         (133)       19,849
      Other, net                                          48         (291)         --
 Increase (decrease) in working capital items,
   net of effects of acquisitions:
      Increase in receivables                         (5,963)      (4,471)      (10,871)
      Decrease (increase) in inventories              11,553        4,629        (8,549)
      Increase in other current assets                  (420)      (1,802)         (560)
      Increase (decrease) in accounts payable         16,074        6,967       (10,959)
      (Decrease) increase in accrued expenses        (12,794)      (7,076)          729
      Increase (decrease) in income taxes payable      3,689       (4,207)         (397)
      (Decrease) increase in accrued interest           (788)       2,238        (3,987)
                                                   ---------    ---------     ---------
         Net cash flow from operations                60,304       27,079        34,753

Cash flows used for investing activities:
  Purchases of property, plant and equipment          (9,740)     (12,395)       (8,503)
  Businesses or investments acquired                    --        (94,429)       (7,044)
                                                   ---------    ---------     ---------
         Net cash used for investing activities       (9,740)    (106,824)      (15,547)

Cash flows (used for) from financing activities:
  Net (payments) borrowings under working
    capital credit facilities                         (2,850)     (42,650)       47,700
  Long-term debt borrowings                             --        425,000       860,000
  Long-term debt payments                            (47,500)    (468,000)     (947,413)
  Payment of recapitalization costs                     --           --         (44,155)
  Redemption of preferred stock                         --           --        (140,807)
  Payment of financing costs                            --         (9,113)      (25,750)
  Issuance of shares of common stock                      60      170,000       244,316
  Consent fee paid to Sara Lee Corporation              --           --         (15,000)
  Other, net                                              (9)          75        (3,111)
                                                   ---------    ---------     ---------
         Net cash (used for) from financing
           activities                                (50,299)      75,312       (24,220)

Increase (decrease) in cash                              265       (4,433)       (5,014)
Cash at beginning of period                            5,940       10,373        15,387
                                                   ---------    ---------     ---------
Cash at end of period                              $   6,205    $   5,940     $  10,373
                                                   =========    =========     =========

Supplemental disclosures of cash flow information
Cash paid during the periods for:
  Interest                                         $  63,559    $  66,884     $  89,755
  Income taxes, net of refunds                     $   5,610    $  10,748     $   3,989

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of Playtex Products, Inc. and all of its subsidiaries ("Playtex" or the "Company"). All significant intercompany balances have been eliminated.

Inventories - Inventories are stated at the lower of cost (first-in, first-out basis) or market. Inventory costs include material, labor and manufacturing overhead.

Long-lived Assets - Effective January 1, 1996, Playtex adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed of ("SFAS 121")". Such adoption had no impact on the accompanying consolidated financial statements. In accordance with SFAS 121, the Company systematically reviews the recoverability of the long-lived assets by comparing their unamortized carrying value to their related anticipated undiscounted future cash flows. Any impairment related to long-lived assets is measured by reference to the assets' fair market value. Impairments are charged to expense when such determination is made.

Net Property, Plant and Equipment - Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets (ranging from 3 to 40 years). Repair and maintenance costs ($5.5 million in 1996, $5.1 million in 1995 and $4.7 million in 1994) are expensed; renewals and betterments are capitalized.

Intangible Assets - Intangible assets are amortized on a straight-line basis over a period not exceeding 40 years. The Company systematically reviews the recoverability of its goodwill by comparing their unamortized value to their relative anticipated undiscounted future cash flows. Any impairment related to goodwill is measured against discounted cash flows.

Deferred Financing Costs - Fees and expenses relating to debt issuance costs are classified as deferred financing costs and are amortized, under the interest method, over the average life of the related debt (ranging from 8 to 10 years). Fees and expenses related to bank financing are amortized on a straight line basis over the term of the facility.

Income Taxes -Deferred tax assets and liabilities are provided using the asset and liability method for temporary differences between financial and tax reporting using the enacted tax rates in effect for the period in which the differences are expected to reverse.

Foreign Currency Translation - The functional currency of Playtex's Canadian operations is the local currency. Net exchange gains or losses resulting from the translation of assets and liabilities are accumulated in a separate section of stockholders' equity titled "Foreign currency translation adjustment."

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share - Earnings (loss) per share are net earnings (loss) less the dividend requirements on preferred stocks, divided by the weighted average number of common shares issued and outstanding for the periods. In connection with the 1994 Recapitalization (as defined below), Playtex effected a one for
4.6296 reverse stock split. All per share information has been adjusted to reflect the reverse stock split on a retroactive basis. The 1995 earnings per share before extraordinary loss, assuming the 1995 Transaction (as defined below) took place on January 1, 1995, would have been $0.13 per share. Earnings per share in 1994, assuming the 1994 Recapitalization took place on December 26, 1993, would have been $1.01 per share.

Use of Estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from those estimates.

2. The 1995 Transaction

     On June 6, 1995, following the receipt of stockholder approval at the Annual Meeting of Stockholders, the Company consummated the sale of 20 million shares of common stock of the Company, par value $.01 per share, at a price of $9.00 per share to HWH Capital Partners, L.P., HWH Valentine Partners, L.P., and HWH Surplus Valentine Partners, L.P. (collectively, the "Investors"), each a Delaware limited partnership managed by Haas Wheat & Partners Incorporated, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995, between the Company and the Investors. The Investors' shares constitute approximately 40% of the Company's outstanding common stock. At the Annual Meeting, designees of the Investors were elected by the Company's stockholders as a majority of the Company's Board of Directors. Costs and expenses associated with the sale (the "Investment"), including advisory fees, investment banking, legal and certain other expenses, amounted to approximately $10.0 million. The net proceeds of the Investment were used by the Company, together with borrowings under the 1995 Credit Agreement (as defined below), to refinance all borrowings under the 1994 Credit Agreement (as defined in note 3).

     Contemporaneously with the Investment, the Company entered into a new bank credit agreement (the "1995 Credit Agreement" and, together with the Investment, the "1995 Transaction") which provides for a new credit facility in the aggregate amount of $500.0 million consisting of (i) $387.5 million in term loans (the "1995 Term Loan Facility"), (ii) a $75.0 million revolving credit facility (the "1995 Working Capital Facility") and (iii) a $37.5 million acquisition revolving credit facility (the "1995 Acquisition Credit Facility"). Fees and expenses associated with the new credit agreement of $9.1 million are being amortized over the term of the associated credit agreement.

3. The 1994 Recapitalization

     During the first quarter of fiscal 1994, Playtex completed a recapitalization plan (the "1994 Recapitalization") designed to reduce indebtedness, interest expense and preferred stock dividend requirements and to improve Playtex's cash flow and operating and financial flexibility. The 1994

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     The net proceeds from the 1994 Recapitalization were used to retire the indebtedness under the Company's previous term loan and revolving credit facilities, and its senior and subordinated debt and preferred stocks (including premiums, accrued interest and accrued preferred dividends). In addition, the Company paid a $15.0 million consent fee to Sara Lee Corporation in consideration for the early termination of Sara Lee's option to acquire the remaining common stock of the Company. The 1994 Recapitalization and related public debt and preferred stock redemptions were completed on March 4, 1994.

4. Businesses and Investments Acquired

Banana Boat Holding Corporation ("BBH") - On October 31, 1995, the Company and BBH Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Playtex, acquired all issued and outstanding common shares not previously owned by Playtex, of BBH, a Delaware corporation and manufacturer of Banana Boat sun
                                                               -----------
and skin care products (the "BBH Acquisition"). The BBH Acquisition was completed pursuant to an agreement and plan of merger dated October 17, 1995.

     Prior to the BBH Acquisition, Playtex had recognized 42.5% of the operating profits from the sale of Banana Boat products, in accordance with the terms of a
                         -----------
distribution agreement between BBH and Playtex. Following the BBH Acquisition, Playtex's equity ownership of BBH increased from 22% to 100% and the Company's interest in the operating profits from the sale of Banana Boat products
                                                   -----------
increased to 100%. Concurrent with the BBH acquisition, the distribution agreement was terminated.

     The net funds expended for the BBH Acquisition included cash of $40.4 million, the retirement of $27.1 million of BBH's long-term debt, the assumption of BBH's working capital facility and the payment of accrued interest and transaction fees of $4.3 million. The BBH Acquisition was financed with $34.3 million of existing cash balances and advances under the 1995 Acquisition Credit Facility of $37.5 million. The BBH Acquisition was accounted for as a purchase and the results of operations of BBH have been included in the consolidated statements of operations from the date of acquisition. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair value of net assets acquired was $44.1 million and is being amortized on a straight-line basis over 40 years.

Woolite (R) Rug and Upholstery Cleaning Products ("Woolite") - Playtex entered into an Asset Purchase and Sale Agreement, dated December 22, 1994, with Reckitt & Colman, Inc. (R&C), a Delaware corporation, pursuant to which Playtex acquired certain assets of the Woolite business from R&C (the "Acquired Assets") under an
                      -------
exclusive, royalty-free trademark license in perpetuity in the

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

United States and Canada. The purchase price for the Acquired Assets, exclusive of $0.1 million for legal and other costs, was $21.7 million, which was paid in cash with borrowings under the 1994

Revolving Credit Facility.

     The Woolite acquisition was accounted for as a purchase and the results of
         -------
operations of Woolite have been included in the consolidated statements of
              -------
operations from the date of acquisition. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair value of net assets acquired was $17.3 million and is being amortized on a straight-line basis over 30 years.

5. Balance Sheet Components

     The components of certain balance sheet accounts are as follows (in thousands):

                                                   December 28,     December 30,
                                                       1996             1995
                                                   ------------     ------------

 Receivables                                         $  65,740        $  60,061
 Less allowance for doubtful accounts                   (1,758)          (2,042)
                                                     ---------        ---------
    Net                                              $  63,982        $  58,019
                                                     =========        =========

Inventories:
 Raw materials                                       $  13,854        $  18,187
 Work in process                                         1,004            1,267
 Finished goods                                         22,779           29,736
                                                     ---------        ---------
    Total                                            $  37,637        $  49,190
                                                     =========        =========

Net property, plant and equipment:
 Land                                                $   1,190        $   1,190
 Buildings                                              24,818           24,055
 Machinery and Equipment                                95,938           86,955
                                                     ---------        ---------
                                                       121,946          112,200
 Less accumulated depreciation                         (68,538)         (59,738)
                                                     ---------        ---------
    Net                                              $  53,408        $  52,462
                                                     =========        =========

Goodwill                                             $ 446,602        $ 446,482
Less accumulated amortization                          (98,153)         (86,853)
                                                     ---------        ---------
    Net                                              $ 348,449        $ 359,629
                                                     =========        =========

Patents, trademarks and other                        $  49,644        $  49,769
Less accumulated amortization                          (13,239)         (11,693)
                                                     ---------        ---------
    Net                                              $  36,405        $  38,076
                                                     =========        =========

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)                                      December 28,    December 30,
                                                       1996            1995
                                                    ------------    ------------
Deferred financing costs                               $19,463          $19,463
Less accumulated amortization                           (4,126)          (2,037)
                                                       -------          -------
    Net                                                $15,337          $17,426
                                                       =======          =======
Accrued expenses:
 Advertising and sales promotion                       $19,191          $29,401
 Employee compensation and benefits                     12,349           10,162
 Interest                                                5,532            6,320
 Insurance                                               4,731            4,858
 Other                                                   7,449            9,516
                                                       -------          -------
    Total                                              $49,252          $60,257
                                                       =======          =======

6. Due from Related Party

    Playtex Investment Corp., a wholly owned subsidiary of Playtex, is the holder of 15% debentures in aggregate principal amount of $40 million (the "Apparel Debenture") issued by Playtex Apparel Partners, L.P. (the "Apparel Partnership") in connection with its 1988 acquisition of Playtex Apparel, Inc. Interest on the 15% debentures is payable annually in cash on each December 15. However, with respect to any such interest amount payable prior to maturity, Apparel Partnership may elect and elected for periods through December 15, 1993 to make such payments in additional 15% debentures. On December 16, 1996 and December 15, 1995, the Apparel Partnership paid in cash the accrued interest for the annual periods then ended. Principal and any unpaid accrued interest are due in cash on December 15, 2003. The obligations of the Apparel Partnership are nonrecourse to the partners of the Apparel Partnership. The assets of the Apparel Partnership are Sara Lee Corporation common stock with a market value at December 28, 1996 and December 30, 1995 of approximately $7.7 and $7.9 million, respectively, cash of approximately $0.4 and $0.3 million, respectively, and Playtex's 15 1/2% Subordinated Notes. See notes 8 and 15 for a discussion of the relationship between the Apparel Partnership and Playtex. Playtex believes that the Apparel Debenture represents the only material liability of the Apparel Partnership.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Long-Term Debt

     Long-term debt consists of the following (in thousands):

                                                 December 28,       December 30,
                                                     1996               1995
                                                 ------------       ------------
1995 Credit Agreement:
   Working Capital Facility                        $   2,200          $   5,050
    Term Loan Facility                               367,500            387,500
    Acquisition Credit Facility                       10,000             37,500
9% Senior Subordinated
    Notes due 2003                                   360,000            360,000
                                                   ---------          ---------
                                                     739,700            790,050
  Less current maturities                            (25,000)           (20,000)
                                                   ---------          ---------

    Total long-term debt                           $ 714,700          $ 770,050
                                                   =========          =========

     On June 6, 1995, as part of the 1995 Transaction (as described in note 2), Playtex entered into the 1995 Credit Agreement, which provided for borrowings of $387.5 million under the 1995 Term Loan Facility, and up to $75.0 million and $37.5 million under the 1995 Working Capital Facility and the 1995 Acquisition Credit Facility, respectively. The 1995 Term Loan Facility provides for semi-annual repayments of principal, including payments of $12.5 million due on March 15, 1997 and September 15, 1997. Commitments under the 1995 Acquisition Credit Facility are automatically and permanently reduced semi-annually at a rate of $6.25 million beginning March 15, 2000. All borrowings under the 1995 Credit Agreement have a final maturity of June 30, 2002.

     The rate of interest on borrowings under the 1995 Credit Agreement is, at Playtex's option, a function of various alternative short term borrowing rates, as defined in the 1995 Credit Agreement. Quarterly commitment fees of three-eighths of 1% on the unutilized portion of the 1995 Credit Agreement and an agency fee of $0.1 million per annum are also required. At December 28, 1996, aggregate unused lines of credit (giving effect to outstanding letters of credit) under the 1995 Credit Agreement amounted to $98.9 million.

     The provisions of the 1995 Credit Agreement require Playtex to meet certain financial covenants and ratios and also include conditions or restrictions on: new indebtedness and liens; major acquisitions or mergers; capital expenditures and disposition of assets; certain dividends and other distributions; and prepayment and modification of indebtedness or equity capitalization. The 9% Notes also contain restrictions and requirements with regard to similar matters. Under the terms of the 1995 Credit Agreement and the 9% Notes, payment of cash dividends on the common stock of Playtex is restricted. Certain wholly-owned subsidiaries of the Company are guarantors of the 9% Notes (see note 20).

     On June 9, 1995, the Company entered into an interest rate protection agreement such that, for a two year period commencing July 6, 1995, interest expense with respect to $125 million of its variable rate outstanding indebtedness is at fixed rates. The agreement can be extended, at the option

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the counterparty, for an additional one year period. The agreement provides for quarterly payments by Playtex at a rate of 6.17% up to October 6, 1995 and at a rate of 5.96% until July 7, 1997 (or July 6, 1998 if the counterparty exercises its option to extend the agreement) and receipt of payments from the counterparty at a 90-day LIBOR rate. This agreement effectively fixes the rate on $125 million at 7.71%, after giving effect to the 1.75% spread as provided for in the 1995 Credit Agreement.

     Effective July 25, 1995, the Company entered into a second interest rate protection agreement to fix interest expense with respect to an additional $100 million of its outstanding indebtedness. This agreement provides for quarterly payments by Playtex at a rate of 5.825% and receipt of quarterly payments from the counterparty at a 90-day LIBOR rate until July 25, 1997 (or July 25, 1998, if extended by the counterparty). This agreement effectively fixes the rate on $100 million at 7.575%, after giving effect to the 1.75% spread as provided for in the 1995 Credit Agreement.

     Effective July 25, 1996, the Company entered into a third interest rate protection agreement to fix interest expense with respect to an additional $150 million of its outstanding indebtedness. This agreement provides for quarterly payments by Playtex at a rate of 5.59% and receipt of quarterly payments from the counterparty at a 90-day LIBOR rate until July 25, 1998. The agreement will terminate with no penalty to either party, if the 90-day LIBOR rate is equal to or greater than 6.25% at any 90 day interest reset date. This agreement effectively fixes the rate on $150 million at 7.34%, after giving effect to the 1.75% spread as provided for in the 1995 Credit Agreement.

     Net receipts or payments under these agreements are recognized as an adjustment to interest expense.

     Aggregate annual maturities under the 1995 Credit Agreement are (in millions): $25.0 in fiscal 1997, $30.0 in fiscal 1998, $50.0 in fiscal 1999, $85.0 in fiscal 2000 and $105.0 in fiscal 2001.

     At December 28, 1996, December 30, 1995 and December 31, 1994, the weighted average interest rates for the 1995 Credit Agreement borrowings were 7.32%, 7.57% and 9.19%, respectively. In addition, the weighted average interest rates on such borrowings were 7.35%, 8.11% and 7.30% for the twelve month periods ended December 28, 1996, December 30, 1995 and December 31, 1994, respectively.

     On February 2, 1994, Playtex issued $360.0 million aggregate principal amount of 9% Notes. Interest on the 9% Notes is payable in cash semi-annually on each June 15 and December 15. Principal of the Notes is due on December 15, 2003.

8. Due to Related Party

     Due to related party consists of 15 1/2% Subordinated Notes held by the Apparel Partnership. Interest on the 15 1/2% Subordinated Notes is payable annually in cash on each December 15. However, with respect to any such interest amount payable prior to maturity, Playtex may elect and elected for periods through December 15, 1993 to make such payments in additional 15 1/2% Subordinated Notes. On December 16, 1996 and December 15, 1995, Playtex paid in cash the

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accrued interest for the annual periods then ended. Principal and any unpaid accrued interest on the 15 1/2% Subordinated Notes are payable in cash on December 15, 2003.

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

     Earnings (loss) before income taxes, cumulative effect of accounting changes and extraordinary loss are as follows (in thousands):

                                              Twelve Months Ended
                               ------------------------------------------------
                               December 28,      December 30,      December 31,
                                  1996              1995              1994
                               ------------      ------------      ------------

U.S.                             $32,650           $ 8,579           $51,049
Foreign                            1,690             2,346             2,492
                                 -------           -------           -------
 Total                           $34,340           $10,925           $53,541
                                 =======           =======           =======

     Playtex's provisions for income taxes for the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994 are as follows (in thousands):

                                              Twelve Months Ended
                               ------------------------------------------------
                               December 28,      December 30,      December 31,
                                  1996              1995              1994
                               ------------      ------------      ------------

Current:
  Federal                        $  7,851          $  9,174          $  3,750
  State and local                     553            (2,123)           (2,075)
  Foreign                             895             1,233             2,470
                                 --------          --------          --------
                                    9,299             8,284             4,145
                                 --------          --------          --------

Deferred:
  Federal                           6,851               (82)           16,593
  State and local                     311               (26)            4,439
  Foreign                            (320)              (25)           (1,183)
                                 --------          --------          --------
                                    6,842              (133)           19,849
                                 --------          --------          --------

    Total                        $ 16,141          $  8,151          $ 23,994
                                 ========          ========          ========

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Taxable and deductible temporary differences and tax credit carryforwards which give rise to Playtex's deferred tax assets and liabilities at December 28, 1996 and December 30, 1995 are as follows (in thousands):

                                                      December 28,  December 30,
                                                          1996          1995
                                                      ------------  ------------
Deferred tax assets:
  Allowances and reserves not
    currently deductible                                $12,468       $17,604
  Net operating loss carryforwards                        6,185         6,745
  Postretirement benefits reserve                         2,256         2,009
  Capitalized book expenses for tax purposes                675           581
  State tax credits                                          58           136
                                                        -------       -------
    Total                                               $21,642       $27,075
                                                        =======       =======

Deferred tax liabilities:
  Deferred gain on sale of business                     $14,650       $14,650
  Property, plant and equipment                           8,845         8,052
  Trademarks                                              5,139         4,222
  Undistributed earnings of foreign subsidiary            2,622         2,836
  Other                                                     480           567
                                                        -------       -------
    Total                                               $31,736       $30,327
                                                        =======       =======

     Undistributed earnings of the Company's Canadian subsidiary for which U.S. income taxes have not been provided were approximately $3.5 million at December 28, 1996. Such undistributed earnings are expected to be permanently reinvested in the Canadian subsidiary.

     At the time of its acquisition, BBH had net operating loss carryforwards of $18.4 million that expire in years 2007 through 2010. These net operating loss carryforwards can be utilized by Playtex, with certain limitations, on its federal, state and local tax return for tax periods subsequent to October 31, 1995. Playtex expects to fully utilize these net operating loss carryforwards prior to their expiration.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company's tax provision differed from the amount computed using the federal statutory rate of 35% as follows (in thousands):

                                                             Twelve Months Ended
                                                   ----------------------------------------
                                                   December 28,  December 30,  December 31,
                                                       1996          1995          1994
                                                   ------------  ------------  ------------
Expected federal income tax at statutory rates      $ 12,019       $ 3,824      $ 18,739
Amortization and write-off of intangible assets        3,618         5,647         3,436
Settlement of tax examinations                          --          (2,385)       (1,498)
State and local income taxes                             562           786         2,993
Foreign tax rate differential                            279           331           362
Effect on deferred taxes due to change in
  Canada withholding tax rates                          (214)         --            --
Other, net                                              (123)          (52)          (38)
                                                    --------       -------      --------
  Total tax provision                               $ 16,141       $ 8,151      $ 23,994
                                                    ========       =======      ========

     During 1995 and 1994, several state jurisdictions concluded their examinations of tax returns filed by Playtex or its subsidiaries for various years 1987 through 1992 or the statute of limitations related to other specific situations lapsed. As a result of these favorable developments, Playtex recorded a $2.4 million and a $1.5 million tax benefit in the provision for income taxes for the years ended December 30, 1995 and December 31, 1994, respectively.

10. Common stock

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

     On June 6, 1995, the Company's stockholders approved an amendment to the 1994 Stock Option Plan increasing the number of shares of common stock available for issuance upon exercise of options and SARs from 1,047,785 to 3,047,785 and increasing the number of shares available for issuance upon exercise of options and SARs grants to any single executive officer from 300,000 to 1,000,000.

     In 1996, the Company adopted SFAS No. 123, Accounting for Stock-based
                                                --------------------------
Compensation ("SFAS 123"). As permitted by SFAS 123, the Company will continue
------------
to follow the provisions of APB No. 25, Accounting for Stock Issued to Employees
                                        ----------------------------------------
and related interpretations in accounting for compensation

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expense related to the issuance of stock options. Had compensation costs related to the issuance of stock options under the Company's 1994 Stock Option Plan been determined based on the estimated fair value at the grant dates for awards under SFAS 123, the Company's net income and earnings per share for the twelve months ended December 28, 1996 and December 30, 1995 would have been reduced to the pro forma amounts listed below:

                                                    December 28,    December 30,
                                                        1996           1995
                                                    ------------    ------------
Net income (loss) to common shareholders
  As reported                                         $ 18,199      $ (5,161)
  Pro forma                                           $ 15,649      $ (6,611)

Earning per share  (primary & fully diluted)
  As reported                                         $   0.36      $  (0.12)
  Pro forma                                           $   0.31      $  (0.16)

     The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rates of 6.63% and 6.26% for fiscal 1996 and 1995, respectively; no dividend yield; expected lives of 5 years; and volatility of 35%.

     A summary of the status of the 1994 Stock Option Plan for fiscal 1996, 1995 and 1994 and the changes during those years is as follows:

                                             1996                     1995                      1994
                                    ---------------------     --------------------      --------------------
                                                 Weighted                 Weighted                  Weighted
                                                 Average                  Average                   Average
                                                 Exercise                 Exercise                  Exercise
                                    Shares        Price       Shares       Price        Shares       Price
                                    ------       --------     ------      --------      ------      --------
Outstanding at beginning
   of year                        2,240,800      $ 9.17       297,500      $12.21         --        $ --
Granted                             166,000        8.76     2,080,700        8.82      321,500       12.27
Exercised                            (7,499)       7.87          --          --           --          --
Forfeited                           (83,867)       9.47      (137,400)      10.43      (24,000)      13.00
                                  ---------                 ---------                  -------
Outstanding at end of year        2,315,434        9.14     2,240,800        9.17      297,500       12.21
                                  =========                 =========                  =======
Options exercisable at
    year-end                        715,452        9.37        76,348       11.98         None
Weighted-average fair
    value of options granted
    during the year                $   4.40                    $ 4.43

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes information about fixed stock options outstanding at December 28, 1996:

                            Options Outstanding            Options Exercisable
                    ----------------------------------    ----------------------
                                  Weighted
                      Number       Average    Weighted      Number      Weighted
    Range of        Outstanding   Remaining   Average     Exercisable   Average
    Exercise            at       Contractual  Exercise        at        Exercise
     Prices          12/28/96       Life       Prices      12/28/96      Prices
    --------        -----------  -----------  --------    -----------   --------
$ 6.000 to  7.000      37,500       7.96     $ 6.7500       25,000     $ 6.7500
$ 7.000 to  8.000     971,834       8.61       7.8750      320,228       7.8750
$ 8.000 to  9.000     166,000       9.40       8.6528        3,000       8.2500
$ 9.000 to 10.000     800,000       8.48       9.8750      200,000       9.8750
$10.000 to 13.000     340,100       7.92      11.5134      167,224      12.0250
                    ---------                              -------
$ 6.750 to 13.000   2,315,434       8.51       9.1379      715,452       9.3663
                    =========                              =======

11. Write-off of SmileTote Intangible Assets
                 ---------

     During the fourth quarter of fiscal 1995 and in connection with certain strategic decisions regarding the SmileTote product line, the Company prepared
                                  ---------
financial projections to evaluate the SmileTote business in terms of projected
                                      ---------
net earnings and operating cash flows. Based upon the projections of undiscounted operating earnings before amortization of intangible assets and after considering interest on indebtedness, management concluded that the unamortized value of the intangible assets associated with SmileTote had been
                                                           ---------
permanently impaired. Consequently, the Company wrote off in the fourth quarter of fiscal 1995 the remaining $6.4 million of intangible assets associated with SmileTote.
---------

12. Extraordinary Loss

     In June 1995, in connection with the 1995 Transaction, Playtex recorded an extraordinary loss of $7.9 million (net of income tax benefit of $5.2 million) for costs and expenses related to the write-off of the unamortized portion of deferred financing costs associated with the 1994 Credit Agreement.
See notes 2 and 7.

13. Leases

     Future minimum payments under non-cancelable operating leases for years after December 28, 1996 are as follows (in thousands): $3,430 in 1997, $3,560 in 1998, $3,010 in 1999, $2,472 in 2000, $2,472 in 2001 and $5,573 in later years.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Rent expense for operating leases amounted to (in thousands): $5,201, $5,092, and $4,240 for the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

14. Pension and Other Postretirement Benefits

Pension Plans - Substantially all Playtex U.S. hourly and approximately 78% of all Canadian employees participate in pension plans. At December 28, 1996, approximately 1,112 employees were covered by these plans, of which approximately 189 retirees or beneficiaries were receiving benefits.

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

     Net pension expense (income) for the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994 includes the following components (in thousands):

                                                   Twelve Months Ended
                                        ----------------------------------------
                                        December 28,  December 30,  December 31,
                                           1996          1995          1994
                                        ------------  ------------  ------------
Service cost-benefits
  earned during the period                $   721       $   616       $   622
Interest cost on projected
  benefit obligation                        1,688         1,559         1,414
Actual return on plan assets               (3,711)       (6,000)          872
Amortization of prior
  service cost                                 73            73            59
Amortization of unrecognized
  net gain                                    (51)           (2)         (106)
Amortization of transition
  gain over 10 years                         (193)         (193)         (192)
Excess (shortfall) of actual return
  on plan assets over estimated             1,479         4,190        (2,797)
                                          -------       -------       -------
    Net pension expense (income)          $     6       $   243       $  (128)
                                          =======       =======       =======

     A reconciliation of the projected benefit obligation for the pension plans to the prepaid pension expense recorded at December 28, 1996 and December 30, 1995 is as follows (in thousands):

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      December 28,  December 30,
                                                         1996          1995
                                                      ------------  ------------
Projected benefit obligation for
  service rendered to date                             $(24,347)     $(22,740)
Plan assets at fair value, primarily
  listed stocks, money market funds
  and guaranteed investment contracts                    31,171        28,313
                                                       --------      --------
Plan assets in excess of projected
  benefit obligation                                      6,824         5,573
Unrecognized net gain from past
  experience different from that assumed
  and effects of changes in assumptions                  (4,398)       (3,019)
Prior service cost not yet recognized
  in net periodic pension cost                              365           438
Unrecognized transition gain                               (395)         (589)
                                                       --------      --------
Prepaid pension expense                                $  2,396      $  2,403
                                                       ========      ========

     The portion of the projected benefit obligation at December 28, 1996 and December 30, 1995 representing the accumulated benefit obligation was $22.0 million, of which $21.2 million was vested, and $20.6 million, of which $19.8 million was vested, respectively.

Postretirement Benefits Other than Pensions - Playtex provides Company-sponsored postretirement health care and life insurance benefits to certain U.S. retirees. These plans require employees to share in the costs. Approximately 89 % of all U.S. personnel may become eligible for Company-sponsored post-retirement health care and life insurance if they were to retire from the Company. The cost of providing Company-sponsored postretirement health care and life insurance benefits for U.S. retirees was approximately $0.8 million for each of the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994. The Company accrues the estimated cost of these benefits during the participants' active service periods up to the dates on which they become eligible for full benefits.

     Playtex also provides two non-contributory defined contribution plans and a contributory 401(k) plan covering various employee groups. The amounts charged to earnings for Playtex's defined contribution plans totaled $4.6 million, $4.7 million, and $4.2 million for the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

15. Related Party Transactions

     Joel E. Smilow, a director and former senior executive officer of Playtex and Hercules P. Sotos, former director and senior executive officer of Playtex, are general partners of the Apparel Partnership, holding beneficial interests of 58.5% and 13.5%, respectively, in the Apparel

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Partnership. Under a consulting agreement, which commenced in the third quarter of 1995, the Company has retained Mr. Smilow as a consultant for a five-year period at an annual fee of $250,000 plus expenses and certain benefits. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services.

     On October 31, 1995, Playtex and a wholly-owned subsidiary acquired all issued and outstanding common shares of BBH not previously owned by Playtex. Prior to the BBH Acquisition, BBH was controlled by Thomas Lee Equity Partners, L.P. and certain employees and affiliates of the Thomas H. Lee Company. Thomas
H. Lee, President of the Thomas H. Lee Company, is a director and a significant stockholder of Playtex. Beginning in December 1992, Playtex had a distribution agreement with Sun Pharmaceuticals Corp. ("Sun"), a wholly-owned subsidiary of BBH, pursuant to which Playtex was the exclusive distributor of Banana Boat
                                                                -----------
products in all of the areas Sun had repurchased distribution rights from its then current distributors. Concurrent with the acquisition, the distribution agreement between Sun and Playtex was canceled. For the ten months ended October 31, 1995 and for the twelve months ended December 31, 1994 Playtex purchased $30.1 million and $30.5 million, respectively, of Banana Boat products from Sun
                                                  -----------
and at December 31, 1994 Playtex had accounts payable to Sun of $3.9 million.

     Playtex believes that the terms of all the arrangements with the Apparel Partnership and BBH were fair to Playtex and comparable to those which could be obtained from unrelated third parties.

16. Business and Credit Concentrations

     Most of Playtex's customers are disbursed throughout the United States and Canada. No single customer accounted for more than 10% of Playtex's net sales in 1996, 1995, or 1994 with the exception of Wal-Mart Stores, Inc. ("Wal Mart") (approximately 18% in 1996, 17% in 1995, and 15% in 1994 ). At December 28, 1996
and December 30, 1995, no account receivable from any customer was significant, except for Wal-Mart (approximately $11.9 million in 1996 and $11.1 million in 1995). Aggregate receivables from high risk customers are not considered significant and Playtex estimates, based upon past experience, that it has sufficient reserves to cover any losses arising from any such accounts.

17. Disclosure About the Fair Value of Financial Instruments

Cash, Receivables, Accounts Payable, Income Taxes and Accrued Expenses - The carrying amounts approximate fair value because of the short-term maturity of these instruments.

1995 Credit Agreement The carrying amounts approximate fair value because the rate of interest on borrowings under the 1995 Credit Agreement is, at Playtex's option, a function of various alternative short-term borrowing rates, as defined in the 1995 Credit Agreement.

Interest Rate Protection Agreements The fair value of interest rate protection agreements is the estimated amount that Chase Manhattan Bank would receive or pay to terminate the interest rate protection agreements at the balance sheet date, taking into account current interest rates and the current credit worthiness of the interest rate protection agreement counterparties. Termination of the

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest rate protection agreements at December 28, 1996 would require Playtex to pay the Chase Manhattan Bank $1.6 million.

Long-term Debt and Other Financial Instruments The fair value of the following financial instruments was estimated at December 28, 1996 and December 30, 1995 as follows (in thousands):

                                                December 28, 1996          December 30, 1995
                                              ----------------------    ----------------------
                                              Carrying    Estimated     Carrying    Estimated
                                               Amount     Fair Value     Amount     Fair Value
                                              --------    ----------    --------    ----------
9% Senior Subordinated Notes (a)              $360,000     $353,400     $360,000     $317,700
15% Notes due from Playtex Apparel
  Partners, L.P. (b)                            80,017       80,017       80,017       80,017
15 1/2% Subordinated Notes due to Playtex
  Apparel Partners, L.P. (b)                    78,386       78,386       78,386       78,386
Other noncurrent assets (c)                      4,224        4,100        4,403        4,270
Noncurrent liabilities (c)                      14,207       12,930       16,784       15,270

(a) At December 28, 1996 and December 30, 1995, the estimates were based on the average range of bid/ask quotes provided by independent securities dealers.
(b) The estimated fair value approximates the carrying amount at December 28, 1996 and December 30, 1995, based on the amount of future cash flows associated with these instruments, discounted using an appropriate interest rate.
(c) The fair values are based on a combination of actual cost associated with recent purchases or the amount of future cash flows discounted using Playtex's borrowing rate for similar instruments.

18. Information by Major Geographic Segment

     Net sales by geographic area represent sales to unaffiliated customers only. Intergeographic sales and transfers between geographic areas are nominal and have not been disclosed separately.

     Operating earnings is defined as total revenue less operating expenses. In computing operating earnings, interest and income taxes have not been deducted.

     Identifiable assets by geographic area represent those assets that are used in Playtex's operations in each area.

                                               Twelve Months Ended
                                     ----------------------------------------
(In thousands)                      December 28,    December 30,    December 31,
                                       1996            1995            1994
                                     --------        --------        --------
Sales:
            United States            $459,075        $445,880        $436,091
            Canada                     39,667          37,701          37,184
                                     --------        --------        --------
                                     $498,742        $483,581        $473,275
                                     ========        ========        ========

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  Twelve Months Ended
                                        ---------------------------------------
(In thousands)                          December 28,  December 30,  December 31,
                                           1996          1995          1994
                                        -----------   -----------   -----------
Operating earnings:
            United States                $ 97,702      $ 80,085      $127,136
            Canada                          1,498         2,201         2,558
                                         --------      --------      --------
                                         $ 99,200      $ 82,286      $129,694
                                         ========      ========      ========
Identifiable assets (at period end):
            United States                $647,629      $671,722      $589,649
            Canada                         12,702        11,139         9,751
                                         --------      --------      --------
                                         $660,331      $682,861      $599,400
                                         ========      ========      ========

19. Quarterly Data (Unaudited)

     The following is a summary of the quarterly results of operations and market price data for the Company for the twelve months ended December 28, 1996 and December 30, 1995:

(In thousands, except per share data)            First       Second          Third       Fourth
                                                Quarter      Quarter        Quarter      Quarter
                                                -------      -------        -------      -------
Fiscal 1996
Net sales                                      $143,067     $ 131,872      $117,500     $ 106,303
Operating earnings                               27,841        26,735        26,334        18,290
Net earnings                                      5,981         5,489         5,408         1,321
Earnings  per share: (a)
   Net earnings                                $    .12     $     .11      $    .11     $     .03
Market price - high                            $  8 5/8     $  10 3/8      $  9 1/2     $   9 1/2
             - low                             $  6 5/8     $   7 1/8      $  7 1/2     $   7 1/8

Fiscal 1995
Net sales                                      $132,767     $ 135,627      $111,744     $ 103,443
Operating earnings (loss)                        27,259        30,199        25,433          (605)
Earnings (loss) before extraordinary items        3,753         6,521         5,488       (12,988)
Net earnings (loss)                               3,753        (1,414)        5,488       (12,988)
Earnings (loss) per share: (a)
  Before extraordinary items                   $    .12     $     .18      $    .11     $    (.26)
  Net earnings (loss)                          $    .12     $    (.04)     $    .11     $    (.26)
Market price - high                            $  8 5/8     $  10 1/4      $ 12 1/2     $       9
             - low                             $  6 3/4     $   7 1/2      $  8 3/8     $   6 1/2

(a) Per share data is computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Condensed Consolidating Financial Information

     The 9% Notes are guaranteed by certain wholly-owned subsidiaries of the Company (the "Guarantors"), namely Playtex Sales & Services, Inc. ("PSSI"), Playtex Manufacturing, Inc. ("PMI") and Sun Pharmaceuticals Corp. ("Sun"). The remaining first tier and lower tier subsidiaries of the Company are not guarantors of the 9% Notes (the "Non-Guarantors"). PSSI provides sales solicitation, management and administrative services to Playtex and its U.S. affiliates. PMI is a contract manufacturer and contract research and development services provider for Playtex and its U.S. affiliates. Sun owns the Banana Boat
                                                                    -----------
trade name and certain other intangible assets associated with the Banana Boat
                                                                   -----------
business. Sun distributes its product outside the U.S. and Puerto Rico and to certain U.S. distributors excluding Playtex. Sun has entered into license agreements with Playtex and other unrelated licensors for the right to use the Banana Boat trade name and intangible assets associated with the Banana Boat sun
-----------                                                      -----------
and skin care business and manufacture and distribute Banana Boat products.
                                                      -----------

     The Non-Guarantors include Playtex Beauty Care, Inc., a manufacturer and distributor of Jhirmack hair care products, Playtex Investment Corporation, an
               --------
investment holding company which holds the 15% debentures issued by Playtex Apparel Partners, L.P. due December 15, 2003, Playtex International, Inc., sole shareholder of Playtex Limited, a manufacturer and distributor of Playtex products in Canada, SmileTote, Inc., owner of certain Infant Care related intangible assets, TH Marketing Corp., sole shareholder of Playtex Foreign Sales Corporation, and Playtex Foreign Sales Corporation, a foreign sales corporation as defined by Internal Revenue Code Section 922.

     The Guarantors are joint and several guarantors of the 9% Notes. Such guarantees are joint and several obligations of the Guarantors, irrevocable and full and unconditional, limited to the largest amount that would not render such Guarantors' obligations under the guarantees subject to avoidance under any applicable federal or state fraudulent conveyance or similar law. The guarantees are senior subordinated obligations of the applicable Guarantor, and are subordinated to all senior obligations of such Guarantor, including guarantees of the Company's obligations under the 1995 Credit Agreement.

     The Notes contain certain restrictions and limitations, which, among other things, restrict the type and/or amount of additional indebtedness that may be incurred by Playtex or its subsidiaries, payment of dividends and other distributions, issuances of preferred stock; loans and advances; certain transactions with Playtex stockholders and affiliates; certain mergers and consolidations; certain sales or transfers of assets; the creation of certain liens; the transfer of assets to certain subsidiaries; and restrictions on dividends and other distributions by subsidiaries, including the Guarantors.

     The information which follows presents condensed financial information as of December 28, 1996 and December 30, 1995 of (a) the Company on a consolidated basis, (b) the parent company only ("Parent Company"), (c) the combined Guarantors, and (d) the combined Non-Guarantors.

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet Data as of December 28, 1996
(In thousands)

                                 Consoli-      Elimina-        Parent        Combined        Non-
Assets                            dated          tions         Company      Guarantors    Guarantors
                                ---------      ---------      ---------     ----------    ----------
Current assets                  $ 122,491      $    --        $  66,474      $ 39,436     $  16,581
Investment in subsidiaries           --          (70,924)        70,924          --            --
Intercompany receivable              --         (126,773)       120,717         5,717           339
Net property, plant and
   equipment                       53,408           --              309        51,743         1,356
Intangible assets                 384,854           --          316,057        66,749         2,048
Other noncurrent assets            99,578           (504)        19,556          --          80,526
                                ---------      ---------      ---------      --------     ---------
         Total assets           $ 660,331      $(198,201)     $ 594,037      $163,645     $ 100,850
                                =========      =========      =========      ========     =========
Liabilities and
Stockholders' Equity

Current liabilities             $ 115,969      $    --        $  69,584      $ 39,723     $   6,662
Intercompany payable                 --         (126,773)          --            --         126,773
Long-term debt                    793,086           --          793,086          --            --
Other noncurrent liabilities       34,003           (504)        14,094         2,966        17,447
                                ---------      ---------      ---------      --------     ---------
      Total liabilities           943,058       (127,277)       876,764        42,689       150,882
Stockholders' equity             (282,727)       (70,924)      (282,727)      120,956       (50,032)
                                ---------      ---------      ---------      --------     ---------
      Total liabilities and
         stockholders' equity   $ 660,331      $(198,201)     $ 594,037      $163,645     $ 100,850
                                =========      =========      =========      ========     =========

Condensed Consolidating
Balance Sheet Data as of December 30, 1995
(In thousands)

                                 Consoli-      Elimina-        Parent        Combined        Non-
Assets                            dated          tions         Company      Guarantors    Guarantors
                                ---------      ---------      ---------     ----------    ----------
Current assets                  $ 130,848      $    (460)     $ 112,969      $  1,303     $  17,036
Investment in subsidiaries           --          (68,280)        68,280          --            --
Intercompany receivable              --         (127,210)       126,955          --             255
Net property, plant and
   equipment                       52,462           --              201        50,757         1,504
Intangible assets                 397,705           --          326,752        68,837         2,116
Other noncurrent assets           101,846           (505)        21,832          --          80,519
                                ---------      ---------      ---------      --------     ---------
         Total assets           $ 682,861      $(196,455)     $ 656,989      $120,897     $ 101,430
                                =========      =========      =========      ========     =========
Liabilities and
Stockholders' Equity

Current liabilities             $ 102,211      $    (460)     $  94,762      $   --       $   7,909
Intercompany payable                 --         (127,210)          --            --         127,210
Long-term debt                    848,436           --          848,436          --            --
Other noncurrent liabilities       33,190           (505)        14,767         2,271        16,657
                                ---------      ---------      ---------      --------     ---------
      Total liabilities           983,837       (128,175)       957,965         2,271       151,776
Stockholders' equity             (300,976)       (68,280)      (300,976)      118,626       (50,346)
                                ---------      ---------      ---------      --------     ---------
      Total liabilities and
         stockholders' equity   $ 682,861      $(196,455)     $ 656,989      $120,897     $ 101,430
                                =========      =========      =========      ========     =========

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Earnings Data
For the Twelve Months Ended December 28, 1996:
(In thousands)

                                         Consoli-      Elimina-        Parent        Combined         Non-
                                          dated          tions         Company      Guarantors     Guarantors
                                        ---------      ---------      ---------     ----------     ----------
 Net revenues                           $ 498,742      $(167,269)     $ 438,127      $ 168,890      $ 58,994
 Cost of sales                            192,512       (104,374)       161,849        108,699        26,338
                                        ---------      ---------      ---------      ---------      --------
      Gross profit                        306,230        (62,895)       276,278         60,191        32,656
Operating expenses:
Advertising, selling and
      administrative                      194,184        (62,895)       171,534         53,666        31,879
Amortization of intangibles                12,846           --           10,570          2,208            68
                                        ---------      ---------      ---------      ---------      --------
      Total operating expenses            207,030        (62,895)       182,104         55,874        31,947
                                        ---------      ---------      ---------      ---------      --------
      Operating earnings                   99,200           --           94,174          4,317           709
 Interest expense, net                     64,860           --           76,864             (1)      (12,003)
 Equity in net earnings
    of subsidiaries                          --           10,456        (10,456)          --            --
                                        ---------      ---------      ---------      ---------      --------
      Earnings before
         income taxes                      34,340        (10,456)        27,766          4,318        12,712
 Income taxes                              16,141           --            9,567          1,988         4,586
                                        ---------      ---------      ---------      ---------      --------
Net income                              $  18,199      $ (10,456)     $  18,199      $   2,330      $  8,126
                                        =========      =========      =========      =========      ========

Condensed Consolidating Statement of Earnings Data
For the Twelve Months Ended December 30, 1995:
(In thousands)

                                         Consoli-      Elimina-        Parent        Combined         Non-
                                          dated          tions         Company      Guarantors     Guarantors
                                        ---------      ---------      ---------     ----------     ----------
 Net revenues                           $ 483,581      $  (7,427)     $ 417,894      $   1,367      $ 71,747
 Cost of sales                            188,129         (6,365)       163,233          1,227        30,034
                                        ---------      ---------      ---------      ---------      --------
      Gross profit                        295,452         (1,062)       254,661            140        41,713
Operating expenses:
Advertising, selling and
      administrative                      195,457         (1,062)       152,975            830        42,714
Amortization of intangibles                17,709           --           10,427            365         6,917
                                        ---------      ---------      ---------      ---------      --------
      Total operating expenses            213,166         (1,062)       163,402          1,195        49,631
                                        ---------      ---------      ---------      ---------      --------
      Operating earnings                   82,286           --           91,259         (1,055)       (7,918)
 Interest expense, net                     71,361           --           83,326           --         (11,965)
 Equity in net earnings
    of subsidiaries                          --             (808)           808           --            --
                                        ---------      ---------      ---------      ---------      --------
      Earnings (loss) before income
         taxes and extraordinary loss      10,925            808          7,125         (1,055)        4,047
 Income taxes                               8,151           --            4,351           (341)        4,141
                                        ---------      ---------      ---------      ---------      --------
      Earnings (loss) before
         extraordinary loss                 2,774            808          2,774           (714)          (94)
Extraordinary loss on early
   retirement of debt, net of
   $5,180 tax benefit                      (7,935)          --           (7,935)          --            --
                                        ---------      ---------      ---------      ---------      --------
      Net loss                          $  (5,161)     $     808      $  (5,161)     $    (714)     $    (94)
                                        =========      =========      =========      =========      ========

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows Data
For the Twelve Months Ended December 28, 1996:
(In thousands)

                                                Consoli-      Elimina-      Parent        Combined       Non-
                                                 dated          tions       Company      Guarantors   Guarantors
                                                --------      --------      --------     ----------   ----------
Net earnings                                    $ 18,199      $(10,456)     $ 18,199      $ 2,330      $ 8,126
Non-cash items included in earnings:
   Amortization of intangibles                    12,846          --          10,570        2,208           68
   Amortization of deferred
      financing costs                              2,089          --           2,089         --           --
   Depreciation                                    8,929          --              72        8,428          429
   Deferred taxes                                  6,842          --           7,963       (1,449)         328
   Other, net                                         48        10,456       (10,279)        (120)          (9)
Decrease (increase) in
   net working capital                            11,351          --          13,273       (1,983)          61
                                                --------      --------      --------      -------      -------
Net cash flows from operations                    60,304          --          41,887        9,414        9,003
                                                --------      --------      --------      -------      -------
Cash flows (used for) investing activities:
   Purchase of property, plant
        and equipment                             (9,740)         --             (45)      (9,414)        (281)
                                                --------      --------      --------      -------      -------
 Net cash flows used for
   investing activities                           (9,740)         --             (45)      (9,414)        (281)
                                                --------      --------      --------      -------      -------
Cash flows from (used for)
  financing activities:
  Net payments under working
      capital facilities and long-
      term debt obligations                      (50,350)         --         (50,350)        --           --
   Issuance of shares of common
      stock, net                                      60          --              60         --           --
   (Payment) receipt of dividends                   --            --           7,802         --         (7,802)
   Other, net                                         (9)         --              (9)        --           --
                                                --------      --------      --------      -------      -------
      Net cash flows used for
         financing activities                    (50,299)         --         (42,497)        --         (7,802)
                                                --------      --------      --------      -------      -------
Increase (decrease) in cash                          265          --            (655)        --            920
Cash at beginning of period                        5,940          --           1,834         --          4,106
                                                --------      --------      --------      -------      -------
Cash at end of period                           $  6,205      $   --        $  1,179      $  --        $ 5,026
                                                ========      ========      ========      =======      =======

                             PLAYTEX PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows Data
For the Twelve Months Ended December 30, 1995:
(In thousands)

                                                Consoli-      Elimina-     Parent      Combined       Non-
                                                 dated         tions       Company    Guarantors   Guarantors
                                                ---------     --------    ---------   ----------   ----------
Net loss                                        $  (5,161)     $ 808      $  (5,161)     $(714)     $   (94)
Non-cash items included in earnings:
   Extraordinary loss                               7,935       --            7,935       --           --
   Write-off of SmileTote intangibles               6,441       --             --         --          6,441
                ---------
   Amortization of intangibles                     11,268       --           10,424        368          476
   Amortization of deferred
      financing costs                               2,246       --            2,246       --           --
   Depreciation                                     8,496       --            8,000       --            496
   Deferred taxes                                    (133)      --            1,039       --         (1,172)
   Other, net                                        (291)      (808)           268       --            249
Decrease (increase) in
   net working capital                             (3,722)      --           (6,443)      (391)       3,112
                                                ---------      -----      ---------      -----      -------
      Net cash flows from operations               27,079       --           18,308       (737)       9,508
                                                ---------      -----      ---------      -----      -------
Cash flows (used for) investing activities:
   Purchase of property, plant
      and equipment                               (12,395)      --          (12,296)      --            (99)
   Business or investments
      acquired                                    (94,429)       737        (95,166)      --           --
                                                ---------      -----      ---------      -----      -------
    Net cash flows used for
        investing activities                     (106,824)       737       (107,462)      --            (99)
                                                ---------      -----      ---------      -----      -------
Cash flows from (used for)
 financing activities:
   Net payments under working
      capital facilities and long-
      term debt obligations                       (85,650)      --          (85,650)      --           --
   Payment of financing costs                      (9,113)      --           (9,113)      --           --
   Issuance of shares of common
      stock, net                                  170,000       --          170,000       --           --
   (Payment) receipt of dividends                    --         --            7,802       --         (7,802)
   Other, net                                          75       --               75       --           --
                                                ---------      -----      ---------      -----      -------
      Net cash flows used for
         financing activities                      75,312       --           83,114       --         (7,802)
                                                ---------      -----      ---------      -----      -------
Increase (decrease) in cash                        (4,433)       737         (6,040)      (737)       1,607
Cash at beginning of period                        10,373       (737)         7,874        737        2,499
                                                ---------      -----      ---------      -----      -------
Cash at end of period                           $   5,940      $--        $   1,834      $--        $ 4,106
                                                =========      =====      =========      =====      =======

                             PLAYTEX PRODUCTS, INC.
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Playtex Products, Inc.

We have audited the accompanying consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, redeemable preferred stocks, common stock and other stockholders' equity and cash flows for the twelve months ended December 28, 1996, December 30, 1995 and December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Playtex Products, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995 and the results of their operations and their cash flows for the twelve months ended December 28, 1996, December 30, 1995 and December 31, 1994, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick

February 7, 1997
Stamford, Connecticut

                             PLAYTEX PRODUCTS, INC.
                              REPORT OF MANAGEMENT

The management of Playtex Products, Inc. is responsible for the financial and operating information contained in the Annual Report, including the financial statements covered by the independent auditors' report. These statements were prepared in conformity with generally accepted accounting principles and include, where necessary, informed estimates and judgements.

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

/s/ Michael R. Gallagher
Chief Executive Officer
and Director

/s/ Michael F. Goss
Executive Vice President,
Chief Financial Officer,
and Director

Westport, Connecticut
February 7, 1997

                             PLAYTEX PRODUCTS, INC.
                                OTHER INFORMATION

Corporate Information

Shares of Playtex's Common Stock are traded on the New York Stock Exchange under the symbol PYX.

Playtex has not paid a cash dividend since its inception, and its present policy is to retain earnings for use in its business. Under its debt agreements, Playtex is restricted from paying dividends unless it meets certain specified financial criteria immediately following such payment.

Stock Transfer Agent and Registrar
ChaseMellon Shareholder Services, L.L.C.
80 Challenger Road
Ridgefield Park, New Jersey 07660
(800)851-9677

Auditors
KPMG Peat Marwick LLP
Stamford, CT 06905

Corporate Offices
300 Nyala Farms Road
Westport, CT 06880

10-K Report
A copy of Annual Report on Form 10-K filed with the Securities and Exchange Commission by Playtex Products, Inc. for the year ended December 28, 1996 is available upon request from the Secretary of the Corporation at the Company's corporate offices. Requests may be faxed to (203)341-4260.

                             PLAYTEX PRODUCTS, INC.
                                OTHER INFORMATION

Board of Directors
------------------

Robert B. Haas           Chairman and Director, Chairman of the Board and Chief
                         Executive Officer of Haas Wheat & Partners Incorporated
Michael R. Gallagher     Chief Executive Officer and Director
Michael F. Goss          Executive Vice President, Chief Financial Officer, and
                         Director
Joel E. Smilow           Former President and Chief Executive Officer
Thomas H. Lee            President of the Thomas H. Lee Company
Kenneth F. Yontz         Chairman of the Board, President and Chief Executive
                         Officer of Sybron International Corporation
Douglas D. Wheat         President of Haas Wheat & Partners Incorporated
Michael R. Eisenson      President and Chief Executive Officer of Harvard
                         Private Capital Group, Inc.
Timothy O. Fisher        Vice President of The Hillman Group

Principal Officers
------------------

Michael R. Gallagher     Chief Executive Officer and Director
Michael F. Goss          Executive Vice President, Chief Financial Officer,
                         and Director
Richard G. Powers        President, Personal Products Division
Max R. Recone            President, Consumer Products Division
James S. Cook            Senior Vice President, Operations
Irwin S. Butensky        Senior Vice President, Research & Development
John D. Leahy            Vice President, Sales
Paul E. Yestrumskas      Vice President, General Counsel and Secretary
Frank M. Sanchez         Vice President, Human Resources
Glenn A. Forbes          Vice President, Finance