Form 10-K405, Exhibit 13
period 1997-12-27
PLAYTEX PRODUCTS INC
filed 1998-03-27
CIK 842699

                                                                      EXHIBIT 13

                             PLAYTEX PRODUCTS, INC.

                       1997 ANNUAL REPORT TO STOCKHOLDERS

                             PLAYTEX PRODUCTS, INC.

                       1997 ANNUAL REPORT TO STOCKHOLDERS

                                     INDEX

                                                                                                            PAGE
                                                                                                          ---------
PART I--FINANCIAL INFORMATION

Selected Financial Data.................................................................................      3

Management's Discussion and Analysis of Financial Condition and Results of Operations...................    4--9

Consolidated Financial Statements.......................................................................   10--13

Notes to Consolidated Financial Statements..............................................................   14--45

PART II--OTHER INFORMATION

Independent Auditors' Report............................................................................     46

Report of Management....................................................................................     47

Other Information.......................................................................................   48--49

                             PLAYTEX PRODUCTS, INC.

                            SELECTED FINANCIAL DATA

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   TWELVE MONTHS ENDED
                                          ---------------------------------------------------------------------
                                           DEC. 27,       DEC. 28,      DEC. 30,       DEC. 31,       DEC. 25,
                                             1997           1996          1995           1994           1993
                                          ----------     ----------     ---------     ----------     ----------
INCOME STATEMENT DATA:
  Net sales.............................  $  500,632     $  498,742     $ 483,581     $  473,275     $  409,858
  Gross profit..........................     304,652        306,230       295,452        306,674        273,136
  Operating expenses, excluding
    amortization of intangibles.........     192,056        194,184       195,457        166,799        143,834
  Amortization of intangibles...........      12,894         12,846        11,268         10,181         14,529
  Write-off of SMILETOTE and Beauty Care
    intangible assets--1995 and 1993,
    respectively........................      --             --             6,441         --            121,620
  Operating earnings (loss).............      99,702         99,200        82,286        129,694         (6,847)
  Interest expense, net.................      64,470         64,860        71,361         76,153        115,949
  Earnings (loss) available to common
    stockholders........................  $   14,653(1)  $   18,199     $  (5,161)(2) $   28,384(3)  $ (176,107)(4)
  Earnings (loss) per share available to
    common stockholders (basic and
    diluted)............................  $     0.29     $     0.36     $   (0.12)    $     0.97     $   (16.21)
  Earnings (loss) before extraordinary
    loss, cumulative effect of
    accounting changes and preferred
    stock dividends.....................  $   18,731     $   18,199     $   2,774     $   29,547     $ (124,845)
  Earnings (loss) per share before
    extraordinary loss, cumulative
    effect of accounting changes and
    preferred stock dividends (basic and
    diluted)............................  $     0.37     $     0.36     $    0.07     $     0.99     $   (11.49)(5)
  Weighted average common shares
    outstanding:
    Basic...............................      50,923         50,883        42,309         29,212         10,867
    Diluted.............................      51,006         50,939        42,342         29,213         10,867
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................  $   56,402     $    6,522     $  28,637     $   17,623     $  (24,632)
  Total assets..........................     652,558        660,331       682,861        599,400        588,457
  Total long-term debt, excluding due to
    related party.......................     737,800        739,700       790,050        875,700        915,413
  Redeemable preferred stocks...........      --             --            --             --            139,644
  Stockholders' equity (deficit)........  $ (268,063)    $ (282,727)    $(300,976)    $ (465,997)    $ (723,408)

------------------------

(1) Includes the effect of extraordinary loss of $4.1 million (net of $2.3 million of income tax benefit) related to the early extinguishment of debt in connection with the 1997 Refinancing. See Note 11 of Notes to Consolidated Financial Statements.

(2) Includes the effect of extraordinary loss of $7.9 million (net of $5.2 million of income tax benefit) related to the early extinguishment of debt in connection with the 1995 Transaction. See Note 11 of Notes to Consolidated Financial Statements.

(3) Includes dividends on preferred stock of $1.2 million.

(4) Includes the effects of the write-off of Beauty Care intangible assets of $121.6 million, dividends on preferred stock of $12.8 million, extraordinary loss of $39.4 million (net of $25.4 million of income tax benefit) related to the early extinguishment of debt and $0.9 million, net of $0.7 million of income tax benefit, related to changes in accounting.

(5) Basic and diluted loss per share includes the effect of the write-off of Beauty Care intangible assets ($11.19 loss per share).

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the historical audited consolidated financial statements and notes thereto, presented on pages 10 through 45 hereof.

    In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information contained herein is provided solely for the information of stockholders and of the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Annual Report on Form 10-K of Playtex Products, Inc. for its fiscal year ended December 27, 1997.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE
  SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this document may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipates", "intends", "plans", "believes", "estimates", "expects", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: price and product changes and promotional activity by competitors, timing of technological advances and new product initiatives by the Company and its competitors, acceptance by consumers of new replacement products, continued activity in the private label sector, the loss of a significant customer, product liability litigation, integration of acquisitions and changes in governmental regulation.

RESULTS OF OPERATIONS

    BASIS OF MANAGEMENT'S DISCUSSION AND ANALYSIS

    The Company is a leading manufacturer and marketer of a diversified line of well recognized branded consumer products in a variety of categories. The Feminine Care product category includes a wide range of plastic and cardboard applicator tampons marketed under such brand names as Playtex-Registered Trademark- Gentle Glide-Registered Trademark-, Soft Comfort-TM-, Slimfits-TM- and Silk Glide-Registered Trademark-. The Company's second largest product category based on 1997 net sales is Infant Care, which is comprised of the Playtex-Registered Trademark- disposable nurser system, cups and mealtime products, reusable hard bottles and pacifiers. The Company's Sun Care business consists of an extensive line of sun care products marketed under the Banana Boat-Registered Trademark- and BioSun-Registered Trademark- trade names. The Household Products category includes Playtex-Registered Trademark-household latex gloves and Woolite-Registered Trademark- rug and upholstery cleaning products ("WOOLITE"). The Company's Personal Grooming business consists of Jhirmack-Registered Trademark- hair care products and Tek-Registered Trademark- toothbrushes.

    In January 1998, the Company acquired Personal Care Holdings, Inc. ("PCH"), Carewell Industries, Inc. ("Carewell"), and certain tangible and intangible assets related to the Binky-Registered Trademark- pacifier business from Binky-Griptight, Inc. ("Binky")(see Note 21 of Notes to Consolidated Financial Statements). These acquisitions had no impact on the results of operations of the Company in fiscal 1997. As a result of these acquisitions, revenues from the Infant Care and Personal Grooming product categories will increase as a percent of total revenue in the future.

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

    The following table sets forth the Company's principal product lines and certain related data for 1997 (dollars in millions):

                                                                           PRIMARY              1997       PERCENT OF
PRODUCT LINE                                                             BRAND NAMES          NET SALES     NET SALES
----------------------------------------------------------------  -------------------------  -----------  -------------
Feminine Care...................................................  PLAYTEX                     $   201.5            40%
Infant Care.....................................................  PLAYTEX                         124.0            25
Sun Care........................................................  BANANA BOAT, BIOSUN              95.7            19
Household Products..............................................  PLAYTEX, WOOLITE                 55.3            11
Personal Grooming...............................................  JHIRMACK, TEK                    24.1             5
                                                                                             -----------          ---
  Total.........................................................                              $   500.6           100%
                                                                                             -----------          ---
                                                                                             -----------          ---

TWELVE MONTHS ENDED DECEMBER 27, 1997 VERSUS
  TWELVE MONTHS ENDED DECEMBER 28, 1996

    NET SALES--Net sales in 1997 were $500.6 million, an increase $1.9 million, or less than 1%, from $498.7 million in 1996.

    Net sales of Feminine Care products decreased 11%, or $24.0 million, to $201.5 million from $225.5 million in 1996. The Company's shipments to retailers in the first half of 1997 were negatively impacted by high retail inventories created by earlier price-oriented promotional activity and by management's strategic decision to reduce these excess inventories by curtailing the off-price programs. During the first half of 1997, shipments of Feminine Care products fell 22% versus the prior year. During the same period in 1997, retail sales of the Company's products exceeded the Company's shipments by 90 million tampons, indicating that retailers reduced their inventories of Playtex tampons by approximately six weeks worth of sales. The Company believes that trade inventories returned to more normal levels by mid-year 1997 given that: 1) shipments in the second half of 1997 were even with the same period in 1996 and 30% higher than shipments in the first half of 1997, and 2) shipments and retail sales in the second half of 1997 were in greater balance with one another.

    Infant Care net sales increased $14.5 million, or 13%, to $124.0 million in 1997 from $109.5 million in 1996 while net sales of Sun Care products increased $22.4 million, or 31%, to $95.7 million in 1997 versus $73.3 million in 1996. The growth in both Infant Care and Sun Care was due to: (i) successful new product launches, (ii) increased distribution, (iii) continued market share gains for the Playtex businesses, and (iv) continued growth for the Infant Care and Sun Care markets overall.

    Household Products 1997 net sales decreased $5.2 million, or 9%, to $55.3 million due, in part, to a change in pricing strategy for PLAYTEX GLOVES which resulted in both lower reported revenue offset by lower trade spending versus 1996. In addition, the introduction of a new competitor in the carpet cleaning business negatively impacted sales of WOOLITE during the year.

    Net sales in Personal Grooming declined by $5.8 million, or 19%, to $24.1 million in fiscal 1997. The decline is attributable to the strategic decision on the part of the Company to reduce ineffective trade spending associated with the JHIRMACK brand and to maximize the cash flow generated by the brand.

    GROSS PROFIT--Gross profit decreased $1.5 million, or less than 1%, to $304.7 million for 1997 versus $306.2 million for 1996. The gross profit margin decreased to 60.9% for the 1997 fiscal year versus 61.4% for the prior fiscal year. The decrease in gross profit in fiscal 1997 was attributable primarily to the mix of products sold, offset in part, by marginally higher sales.

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

    OPERATING EARNINGS--Operating earnings increased $0.5 million, or less than 1%, to $99.7 million for 1997 versus $99.2 million for 1996. Contributing to this increase was lower trade spending in line with the Company's consumer oriented marketing strategy. For fiscal 1997, trade spending was $8.0 million, or 12%, lower than in fiscal 1996. The lower trade spending was offset by higher consumer spending, up $2.9 million versus fiscal 1996, lower gross profit of $1.6 million as noted above, and increased selling, distribution, research, and administrative expenses which were collectively $3.0 million higher than fiscal 1996.

    INTEREST EXPENSE--Interest expense of $64.5 million for fiscal 1997 decreased $0.4 million, or 1%, from $64.9 million in 1996.

    EXTRAORDINARY LOSS--In July 1997, the Company refinanced its senior credit agreement. The Company recorded an extraordinary loss of $4.1 million (net of income tax benefit of $2.3 million) for costs and expenses related to the write-off of the unamortized portion of the deferred financing costs associated with the previous credit agreement.

    NET EARNINGS--As a result of the factors noted above, net earnings were $14.7 million in 1997 compared to $18.2 million in 1996.

TWELVE MONTHS ENDED DECEMBER 28, 1996 VERSUS
  TWELVE MONTHS ENDED DECEMBER 30, 1995

RESULTS OF OPERATIONS

    NET SALES--Net sales in 1996 increased to $498.7 million, up $15.1 million, or 3%, from $483.6 million in 1995.

    Net sales for the Feminine Care business were $225.5 million for 1996, down $18.1 million, or 7%, versus $243.6 million in 1995. These results reflect (i) the rigorous competitive environment in the tampon category, particularly in the first half of the year; and (ii) a reduction in the level of inventories carried by retailers during the year. Although shipments to retailers declined 7% during the year, retail sales to consumers in units decreased only 1%, and the Company's unit market share was stable at 23% for the year.

    Infant Care net sales increased $21.9 million, or 25%, to $109.5 million in 1996 from $87.5 million in 1995. The increase was due primarily to the continued growth of the 6-ounce Spill-Proof-TM- cup and the successful introductions in 1996 of the 9-ounce SPILL-PROOF cup and the QuickStraw-TM- cup.

    Sun Care net sales increased $23.0 million, or 46%, to $73.3 million in 1996 from $50.3 million in 1995. This increase resulted from a higher market share for the year, which increased from 18% to 19%, category growth of 2% versus 1995 and, the addition of $10.3 million of revenues as a result of the acquisition of the remaining portion of the Banana Boat Holding Corporation (see Note 3 of Notes to Consolidated Financial Statements).

    Household Products net sales increased $3.2 million, or 6%, to $60.5 million in 1996 from $57.3 million in 1995. The WOOLITE brand's net sales increased $4.1 million, or 17%, to $27.8 million in 1996 compared to $23.7 million in 1995, while Glove net sales decreased $0.8 million, or 2%, to $32.8 million compared to $33.6 million in the prior year. The increase in the WOOLITE brand's net sales was attributable to the complete integration of this business after its acquisition in early 1995. Gloves net sales declined primarily due to a change in pricing strategy which resulted in lower reported revenue, more than offset by

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

lower trade spending. The Company's market share in the household latex glove category grew by three percentage points in 1996 from 35% to 38%.

    Personal Grooming net sales declined by $14.8 million, or 33%, to $30.0 million, compared to $44.8 million in 1995. Much of this decline was attributable to the strategic decision on the part of the Company to significantly reduce ineffective and unprofitable trade spending associated with the JHIRMACK brand.

    GROSS PROFIT--Gross profit increased $10.7 million, or 4%, to $306.2 million for 1996 compared to $295.5 million for 1995. For the year, gross margin was 61.4% of net sales compared to 61.1% of net sales in 1995. The increase in margin was due, in part, to $3.4 million of pre-tax charges having been included in the 1995 cost of sales related to the BBH Acquisition, partially offset by a shift in product sales mix to lower margin goods.

    OPERATING EARNINGS--Operating earnings increased $16.9 million, or 21%, to $99.2 million for 1996 compared to $82.3 million for the prior year. This increase was due to the margin impact of the increased net sales described above and the fact that $15.5 million of one time pre-tax charges were included in the 1995 results. These one time charges consisted of $3.4 million in the cost of sales as previously described, $5.7 million (included in administrative expenses) to implement certain organizational changes arising from management's plan to streamline and strengthen the Company, and $6.4 million to write-off intangible assets associated with the SMILETOTE business.

    Advertising and promotional expenses increased by $1.8 million, or 2%, in 1996 compared to 1995. As part of its consumer oriented marketing strategy, the Company invested more heavily in advertising and consumer spending and focused less on trade spending. Excluding the impact of the 1995 one time items, the remaining operating expenses increased $4.2 million, or 5%, compared to 1995, mainly as a result of the BBH Acquisition in the fourth quarter of 1995 and a continued focus on new product development.

    INTEREST EXPENSE--The decrease in interest expense of $6.5 million for the 1996 year resulted from both lower debt levels and lower interest rates.

    NET EARNINGS--As a result of the factors noted above, net earnings were $18.2 million in 1996 compared to a net loss of $5.2 million in 1995.

FINANCIAL CONDITION AND LIQUIDITY

    At December 27, 1997, the Company's working capital (current assets net of current liabilities) increased to $56.4 million from $6.5 million at December 28, 1996. The increase resulted primarily from (i) a decrease of $23.5 million in current maturities of long-term debt, due to the 1997 Refinancing (as defined below), (ii) a reduction in accounts payable of $11.6 million, due to the timing of payments, (iii) a reduction in accrued expenses of $10.4 million, primarily as a result of lower accrued employee compensation and lower accruals for advertising and sales promotions, and (iv) higher inventory of $4.9 million due to increased production to support new product launches.

    The Company's businesses, with the exception of Sun Care, generally have not been seasonal. However, Sun Care product sales are highly seasonal, with 85 to 90 percent of sales occurring in the first six months of the year. This seasonality requires increased inventory to support the selling season and the extended credit terms which are typical in the sun care industry result in higher receivables for the Company.

    Capital expenditures for equipment and facility improvements were $9.0 million, $9.7 million and $12.4 million for the twelve months ended December 27, 1997, December 28, 1996 and December 30,

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

1995, respectively. These expenditures were used primarily to upgrade production equipment and maintain facilities in the ordinary course of business. Capital expenditures for 1998 are expected to be $18.0 million, mostly for production related equipment and facility improvements and for projects consistent with those of the prior years. The 1998 projection includes increased capital expenditures related to the acquisitions of PCH, Carewell, and Binky.

    On July 21, 1997, the Company completed a refinancing of its senior indebtedness (the "1997 Refinancing") designed to increase its financial and operational flexibility. The net proceeds from the 1997 Refinancing were used to retire the indebtedness outstanding under the Company's previous credit agreement; concurrently, the former agreement was terminated.

    The 1997 Refinancing included: (i) the issuance of $150.0 million principal amount of 8 7/8% unsecured senior notes due July 15, 2004 (the "Senior Notes"),
(ii) a $150.0 million senior secured term loan due September 15, 2003 (the "1997 Term Loan") and (iii) senior secured credit facilities of $170.0 million (the "1997 Senior Secured Credit Facilities") comprised of a $115.0 million revolving credit facility (the "1997 Revolving Credit Facility") and a $55.0 million term loan facility (the "1997 Term A Loan").

    At December 27, 1997 long-term debt (including current portion but excluding obligations due to related party) was $737.8 million versus $739.7 million at December 28, 1996 a decrease of $1.9 million. The net decrease in long-term borrowings since December 28, 1996 was the result of favorable cash flow from operations offset, in part, by fees and expenses associated with the 1997 Refinancing. At December 27, 1997, the Company had unused lines of credit (giving effect to outstanding letters of credit) under the 1997 Revolving Credit Facility of $90.4 million.

    The credit facilities require the Company to meet certain financial covenants and ratios and also include conditions or restrictions on new indebtedness and liens, major acquisitions or mergers, capital expenditures and disposition of assets, certain dividends and other distributions, and prepayment and modification of indebtedness or equity capitalization. The Senior Notes and the 9% Senior Subordinated Notes with an aggregate amount of $360 million due 2003 (the "9% Notes") also contain restrictions and requirements with regard to similar matters. Under the terms of these debt instruments, payment of cash dividends on the Common Stock of the Company is restricted.

    The Company believes that it will generate sufficient cash flow from operations for working capital, capital expenditures and to make the scheduled interest and principal payments under the 1997 Term Loan and the 1997 Senior Secured Credit Facilities, and interest payments on the 9% Notes and the Senior Notes. However, the Company does not expect to generate sufficient cash flow from operations to make the $360 million principal payment due in 2003 on the 9% Notes nor the $150 million principal payment due in 2004 on the Senior Notes. Accordingly, the Company will have to either refinance its obligations with respect to the 9% Notes and Senior Notes prior to their maturity, sell assets or raise equity capital to repay the principal amounts of the 9% Notes and Senior Notes. The Company's ability to make scheduled principal payments, to refinance its obligations with respect to its indebtedness, sell assets or raise equity capital depends on its financial and operating performance, which is, in part, subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from operations and borrowings have been sufficient to meet its historical debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient or that future borrowing facilities will be available for the payment or refinancing of the Company's indebtedness.

    In January 1998, the Company acquired PCH, Carewell, and Binky. The purchase of Carewell and Binky were financed from available borrowings under the 1997 Revolving Credit Facility. The Company

                             PLAYTEX PRODUCTS, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

increased its borrowings under the 1997 Term Loan by $100 million to fund the cash portion of the acquisition price of PCH. The Company also issued 9,257,345 shares of its Common Stock as part of the PCH acquisition.

    The Company will continue to regularly consider the acquisition of other companies or businesses engaged in the manufacture and distribution of related products. Such potential transactions may require substantial capital resources, which would in certain circumstances require the Company to seek additional debt or equity financing. As there can be no assurance that such financing will be available, the Company's ability to expand its operations through acquisition may be restricted. However, The Company believes that capital will be available to acheive its acquisition objectives.

    Inflation in the United States and Canada has not had a significant effect on the Company during recent periods.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income"("SFAS No. 130"). SFAS No. 130 establishes requirements for reporting and display of comprehensive income. The new standard becomes effective for the Company's fiscal year 1998 and requires reclassification of earlier financial statements for comparative purposes.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information"("SFAS No. 131"). SFAS No. 131 establishes requirements for disclosure about operating segments in the interim financial reports and annual financial statements. It also establishes standards for related disclosures about products and services, geographic area and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of Business Enterprises". SFAS No. 131 becomes effective for the Company's fiscal year 1998 and requires that comparative information from earlier years be restated to conform to the requirements of the new standard. The Company is in the process of evaluating the disclosure requirements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits"("SFAS No. 132"), which revises employers' disclosures about these types of benefits. SFAS No. 132 does not change the measurement or recognition of those plans, but requires additional information to facilitate financial analysis and eliminates certain disclosures which are no longer useful. To the extent practicable, the Statement also standardizes disclosure for retiree benefits. SFAS No. 132 becomes effective for the Company's fiscal year 1998 and requires that comparative information from earlier years be restated to conform to the requirements of the new standard.

YEAR 2000

    The Company has assessed and continues to assess the impact of the Year 2000 issue on its operations, including the development and implementation of project plans and cost estimates required to make its information systems infrastructure Year 2000 compliant. Based on existing information, the Company believes that anticipated spending necessary to become Year 2000 compliant will not have a material effect on the results of operations, financial position, or cash flows of the Company. However, if appropriate modifications are not made by the Company's suppliers or customers information infrastructure on a timely basis, or if the Company's actual costs or timing for the year 2000 date conversion differ materially from its present estimates, the Company's operations and financial results could be adversely affected.

                             PLAYTEX PRODUCTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  TWELVE MONTHS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Net sales.............................................................   $  500,632    $  498,742    $  483,581
Cost of sales.........................................................      195,980       192,512       188,129
                                                                        ------------  ------------  ------------
  Gross profit........................................................      304,652       306,230       295,452
                                                                        ------------  ------------  ------------
Operating expenses:
  Advertising and sales promotion.....................................      114,279       119,380       117,581
  Selling, distribution and research..................................       58,657        56,776        54,251
  Administrative......................................................       19,120        18,028        23,625
  Amortization of intangibles.........................................       12,894        12,846        11,268
  Write-off of SMILETOTE intangible assets............................       --            --             6,441
                                                                        ------------  ------------  ------------
    Total operating expenses..........................................      204,950       207,030       213,166
                                                                        ------------  ------------  ------------
      Operating earnings..............................................       99,702        99,200        82,286
Interest expense including related party interest expense of $12,150, net of related party interest income of $12,003 for all periods
  presented...........................................................       64,470        64,860        71,361
                                                                        ------------  ------------  ------------
      Earnings before income taxes....................................       35,232        34,340        10,925
Income taxes..........................................................       16,501        16,141         8,151
                                                                        ------------  ------------  ------------
      Earnings before extraordinary loss..............................       18,731        18,199         2,774
Extraordinary loss on early extinguishment of debt, net of $2,344 and
  $5,180 tax benefit in 1997 and 1995, respectfully...................       (4,078)       --            (7,935)
                                                                        ------------  ------------  ------------
      Net earnings (loss).............................................   $   14,653    $   18,199    $   (5,161)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings (loss) per share (basic and diluted):
  Before extraordinary loss...........................................   $      .37    $      .36    $      .07
  Net earnings (loss).................................................   $      .29    $      .36    $     (.12)
Weighted average shares outstanding:
  Basic...............................................................       50,923        50,883        42,309
  Diluted.............................................................       51,006        50,939        42,342

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                       ASSETS
Current assets:
  Cash...............................................................................   $    3,231    $    6,205
  Receivables, less allowance for doubtful accounts..................................       66,876        63,982
  Inventories........................................................................       42,500        37,637
  Deferred income taxes..............................................................        7,806         9,702
  Other current assets...............................................................        4,949         4,965
                                                                                       ------------  ------------
    Total current assets.............................................................      125,362       122,491
Net property, plant and equipment....................................................       54,810        53,408
Intangible assets, net:
  Goodwill...........................................................................      337,157       348,449
  Patents, trademarks and other......................................................       34,835        36,405
  Deferred financing costs...........................................................       16,751        15,337
Due from related party...............................................................       80,017        80,017
Other noncurrent assets..............................................................        3,626         4,224
                                                                                       ------------  ------------
    Total assets.....................................................................   $  652,558    $  660,331
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................   $   24,512    $   36,131
  Accrued expenses...................................................................       38,827        49,252
  Income taxes payable...............................................................        4,121         5,586
  Current maturities of long-term debt...............................................        1,500        25,000
                                                                                       ------------  ------------
    Total current liabilities........................................................       68,960       115,969
Long-term debt.......................................................................      736,300       714,700
Due to related party.................................................................       78,386        78,386
Other noncurrent liabilities.........................................................       13,563        14,207
Deferred income taxes................................................................       23,412        19,796
                                                                                       ------------  ------------
    Total liabilities................................................................      920,621       943,058
                                                                                       ------------  ------------
Stockholders' equity:
  Common stock, $0.01 par value, authorized 100,000,000 shares, issued 50,941,812
    shares at December 27,1997 and 50,887,200 shares at December 28,1996.............          509           509
  Additional paid-in capital.........................................................      424,706       424,277
  Retained earnings (deficit)........................................................     (691,065)     (705,718)
  Foreign currency translation adjustment............................................       (2,213)       (1,795)
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................     (268,063)     (282,727)
                                                                                       ------------  ------------
    Total liabilities and stockholders' equity.......................................   $  652,558    $  660,331
                                                                                       ------------  ------------
                                                                                       ------------  ------------

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                           FOREIGN
                                                                                ADDITIONAL   RETAINED     CURRENCY
                                                                     COMMON      PAID-IN     EARNINGS    TRANSLATION
                                                                      STOCK      CAPITAL     (DEFICIT)   ADJUSTMENT
                                                                   -----------  ----------  -----------  -----------
Balance, December 31, 1994.......................................   $     309   $  254,417  $  (718,756)  $  (1,967)
  Net loss.......................................................      --           --           (5,161)     --
  Issuance of shares of common stock.............................         200      169,800      --           --
  Foreign currency translation adjustment........................      --           --          --              182
                                                                        -----   ----------  -----------  -----------

Balance, December 30, 1995.......................................         509      424,217     (723,917)     (1,785)
  Net earnings...................................................      --           --           18,199      --
  Issuance of shares of common stock.............................      --               60      --           --
  Foreign currency translation adjustment........................      --           --          --              (10)
                                                                        -----   ----------  -----------  -----------

Balance, December 28, 1996.......................................         509      424,277     (705,718)     (1,795)
  Net earnings...................................................      --           --           14,653      --
  Issuance of shares of common stock.............................      --              429      --           --
  Foreign currency translation adjustment........................      --           --          --             (418)
                                                                        -----   ----------  -----------  -----------

Balance, December 27, 1997.......................................   $     509   $  424,706  $  (691,065)  $  (2,213)
                                                                        -----   ----------  -----------  -----------
                                                                        -----   ----------  -----------  -----------

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                  TWELVE MONTHS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Cash flows from operations:
  Net earnings (loss).................................................   $   14,653    $   18,199    $   (5,161)
  Non-cash items included in earnings:
    Extraordinary loss, net of tax benefit............................        4,078        --             7,935
    Write-off of SMILETOTE intangible assets..........................       --            --             6,441
    Amortization of intangibles.......................................       12,894        12,846        11,268
    Amortization of deferred financing costs..........................        2,163         2,089         2,246
    Depreciation......................................................        7,520         8,929         8,496
    Deferred income taxes.............................................        5,493         6,842          (133)
    Other, net........................................................          249            48          (291)
  Changes in working capital items,
    net of effects of acquisitions:
      Increase in receivables.........................................       (2,894)       (5,963)       (4,471)
      (Increase) decrease in inventories..............................       (4,863)       11,553         4,629
      Increase in other current assets................................         (948)         (420)       (1,802)
      (Decrease) increase in accounts payable.........................      (11,619)       16,074         6,967
      Decrease in accrued expenses....................................      (14,791)      (12,794)       (7,076)
      Increase (decrease) in income taxes payable.....................        1,843         3,689        (4,207)
      Increase (decrease) in accrued interest.........................        3,090          (788)        2,238
                                                                        ------------  ------------  ------------
        Net cash flows from operations................................       16,868        60,304        27,079
Cash flows used for investing activities:
  Purchases of property, plant and equipment..........................       (9,004)       (9,740)      (12,395)
  Businesses acquired.................................................       --            --           (94,429)
                                                                        ------------  ------------  ------------
        Net cash flows used for investing activities..................       (9,004)       (9,740)     (106,824)
Cash flows (used for) from financing activities:
  Net borrowings (repayments) under working capital credit
    facilities........................................................       23,550        (2,850)      (42,650)
  Long-term debt borrowings...........................................      355,000        --           425,000
  Long-term debt repayments...........................................     (380,450)      (47,500)     (468,000)
  Payment of financing costs..........................................       (9,367)       --            (9,113)
  Issuance of shares of common stock..................................          429            60       170,000
  Other, net..........................................................       --                (9)           75
                                                                        ------------  ------------  ------------
        Net cash flows (used for) from financing activities...........      (10,838)      (50,299)       75,312
(Decrease) increase in cash...........................................       (2,974)          265        (4,433)
Cash at beginning of period...........................................        6,205         5,940        10,373
                                                                        ------------  ------------  ------------
Cash at end of period.................................................   $    3,231    $    6,205    $    5,940
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Supplemental disclosures of cash flow information
  Cash paid during the periods for:
    Interest..........................................................   $   59,217    $   63,559    $   66,884
    Income taxes, net of refunds......................................   $    9,165    $    5,610    $   10,748

        See the accompanying notes to consolidated financial statements.

                             PLAYTEX PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of Playtex Products, Inc. and all of its subsidiaries ("Playtex" or the "Company"). All significant intercompany balances have been eliminated.

    INVENTORIES Inventories are stated at the lower of cost (first-in, first-out basis) or market. Inventory costs include material, labor and manufacturing overhead.

    NET PROPERTY, PLANT AND EQUIPMENT Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets (ranging from 3 to 40 years). Repair and maintenance costs ($5.2 million in 1997, $5.5 million in 1996 and $5.1 million in 1995) are expensed; renewals and betterments are capitalized

    INTANGIBLE AND LONG-LIVED ASSETS Intangible assets include goodwill, which represents costs in excess of net assets of businesses acquired, patents, trademarks, and organization costs. Intangible assets are amortized on a straight-line basis over a period not exceeding 40 years. The Company systematically reviews the recoverability of its goodwill using certain financial indicators, such as historical and future ability to generate income from operations. The Company systematically reviews the recoverability of the other long-lived assets by comparing their unamortized carrying value to their related anticipated undiscounted future cash flows. Any impairment related to goodwill or other long-lived assets is measured by reference to the assets' fair market value. Impairments are charged to expense when such determination is made.

    DEFERRED FINANCING COSTS Costs incurred in connection with the issuance of long-term debt have been capitalized and are being amortized over the life of the related debt agreements. Such costs, net of accumulated amortization, amounted to $16.8 million and $15.3 million at December 27, 1997 and December 28, 1996, respectively.

    INCOME TAXES Deferred tax assets and liabilities are provided using the asset and liability method for temporary differences between financial and tax reporting basis using the enacted tax rates in effect for the period in which the differences are expected to reverse.

    FOREIGN CURRENCY TRANSLATION The functional currency of Playtex's Canadian operations is the local currency. Net exchange gains or losses resulting from the translation of assets and liabilities are accumulated in a separate section of stockholders' equity titled "Foreign currency translation adjustment."

    EARNINGS PER SHARE In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 ("SFAS 128") "Earnings per Share". This statement establishes and simplifies standards for computing and presenting earnings per share ("EPS"). SFAS 128 replaces primary and fully diluted EPS with basic and diluted earnings per share. Basic EPS excludes dilution and is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company. The Company has adopted SFAS 128 with its December 27, 1997 consolidated financial statements. For the periods presented, stock options outstanding under the Company's 1994 Stock Option Plan are the only potentially dilutive instrument that caused the diluted weighted average shares outstanding to increase over the basic

                             PLAYTEX PRODUCTS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) weighted average shares outstanding. The Company utilizes the treasury stock method to determine the dilutive impact of potentially exercised stock options.

    USE OF ESTIMATES The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from those estimates.

    RECLASSIFICATIONS For comparative purposes, certain amounts have been reclassified to conform to the current year presentation.

2. THE 1995 TRANSACTION

    On June 6, 1995, following the receipt of stockholder approval at the Annual Meeting of Stockholders, the Company consummated the sale of 20 million shares of common stock of the Company, par value $.01 per share, at a price of $9.00 per share to HWH Capital Partners, L.P., HWH Valentine Partners, L.P., and HWH Surplus Valentine Partners, L.P. (collectively, the "Investors"), each a Delaware limited partnership managed by Haas Wheat & Partners Incorporated, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995, between the Company and the Investors. The Investors' shares constituted approximately 40% of the Company's then outstanding Common Stock as of June 6, 1995. At the 1995 Annual Meeting, designees of the Investors were elected by the Company's stockholders as a majority of the Company's Board of Directors. Costs and expenses associated with the sale (the "Investment"), including advisory fees, investment banking, legal and certain other expenses, amounted to approximately $10.0 million. The net proceeds of the Investment were used by the Company, together with borrowings under a new credit agreement to refinance all existing bank debt.

3. ACQUISITION OF BANANA BOAT HOLDING CORPORATION ("BBH")

    On October 31, 1995, the Company and BBH Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Playtex, acquired all issued and outstanding common shares not previously owned by Playtex, of BBH, a Delaware corporation and manufacturer of Banana Boat-Registered Trademark-sun and skin care products (the "BBH Acquisition"). The BBH Acquisition was completed pursuant to an agreement and plan of merger dated October 17, 1995.

    Prior to the BBH Acquisition, Playtex had recognized 42.5% of the operating profits from the sale of BANANA BOAT products, in accordance with the terms of a distribution agreement between BBH and Playtex. Following the BBH Acquisition, Playtex's equity ownership of BBH increased from 22% to 100% and the Company's interest in the operating profits from the sale of BANANA BOAT products increased to 100%. Concurrently with the BBH acquisition, the distribution agreement was terminated.

    The net funds expended for the BBH Acquisition included cash of $40.4 million, the retirement of $27.1 million of BBH's long-term debt, the assumption of BBH's working capital facility and the payment of accrued interest and transaction fees of $4.3 million. The BBH Acquisition was financed with $34.3 million of existing cash balances and advances under the Company's previous credit facility of $37.5 million. The BBH Acquisition was accounted for as a purchase and the results of operations of BBH have been included in the consolidated statements of operations from the date of acquisition. The purchase price was allocated to the assets acquired and the liabilities assumed based on the fair values at the date of

                             PLAYTEX PRODUCTS, INC.

3. ACQUISITION OF BANANA BOAT HOLDING CORPORATION ("BBH") (CONTINUED) acquisition. The excess purchase price over the fair value of net assets acquired was $44.1 million and is being amortized on a straight-line basis over 40 years.

    The following consolidated unaudited pro forma results of operations assumes the BBH acquisition occurred as of January 1, 1995. The pro forma financial information is not necessarily indicative of operating results that would have occurred had the BBH acquisition been consummated as of December 31, 1994, nor indicative of future operating results (In millions, except per share data).

                                                                                                         TWELVE
                                                                                                      MONTHS ENDED
                                                                                                      DECEMBER 30,
                                                                                                          1995
                                                                                                     ---------------
Net sales..........................................................................................     $   495.6
Earnings before extraordinary loss.................................................................           4.0
Net loss...........................................................................................          (4.0)
Earnings (loss) per share (basic and diluted):
        Before extraordinary loss..................................................................     $    0.09
        Net loss...................................................................................         (0.09)

4. BALANCE SHEET COMPONENTS

    The components of certain balance sheet accounts are as follows (in thousands):

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
Receivables..........................................................................   $   68,545    $   65,740
Less allowance for doubtful accounts.................................................       (1,669)       (1,758)
                                                                                       ------------  ------------
  Net................................................................................   $   66,876    $   63,982
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Inventories:
  Raw materials......................................................................   $   14,866    $   13,854
  Work in process....................................................................          845         1,004
  Finished goods.....................................................................       26,789        22,779
                                                                                       ------------  ------------
    Total............................................................................   $   42,500    $   37,637
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Net property, plant and equipment:
  Land...............................................................................   $    1,190    $    1,190
  Buildings..........................................................................       24,650        24,818
  Machinery and equipment............................................................      103,767        95,938
                                                                                       ------------  ------------
                                                                                           129,607       121,946
  Less accumulated depreciation......................................................      (74,797)      (68,538)
                                                                                       ------------  ------------
    Net..............................................................................   $   54,810    $   53,408
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                             PLAYTEX PRODUCTS, INC.

4. BALANCE SHEET COMPONENTS (CONTINUED)

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
Goodwill.............................................................................   $  446,607    $  446,602
Less accumulated amortization........................................................     (109,450)      (98,153)
                                                                                       ------------  ------------
    Net..............................................................................   $  337,157    $  348,449
                                                                                       ------------  ------------
                                                                                       ------------  ------------

Patents, trademarks and other........................................................   $   49,669    $   49,644
Less accumulated amortization........................................................      (14,834)      (13,239)
                                                                                       ------------  ------------
    Net..............................................................................   $   34,835    $   36,405
                                                                                       ------------  ------------
                                                                                       ------------  ------------

Deferred financing costs.............................................................   $   20,350    $   19,463
Less accumulated amortization........................................................       (3,599)       (4,126)
                                                                                       ------------  ------------
    Net..............................................................................   $   16,751    $   15,337
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Accrued expenses:
  Advertising and sales promotion....................................................   $   13,480    $   19,191
  Employee compensation and benefits.................................................        7,808        14,167
  Interest...........................................................................        8,622         5,532
  Insurance..........................................................................        2,945         2,913
  Other..............................................................................        5,972         7,449
                                                                                       ------------  ------------
    Total............................................................................   $   38,827    $   49,252
                                                                                       ------------  ------------
                                                                                       ------------  ------------

5. DUE FROM RELATED PARTY

    Playtex Investment Corp., a wholly-owned subsidiary of the Company, is the holder of $40 million aggregate principal amount of 15% debentures (the "Apparel Debenture") issued by Playtex Apparel Partners, L.P. (the "Apparel Partnership") in connection with its 1988 acquisition of Playtex Apparel, Inc. Interest on the Apparel Debenture is payable annually in cash on each December 15. However, with respect to any such interest amount payable prior to maturity, Apparel Partnership may elect and elected for periods through December 15, 1993 to make such payments in additional Apparel Debenture. For the periods ended after December 15, 1993, the Apparel Partnership paid in cash the accrued interest. Principal and any unpaid accrued interest are due in cash on December 15, 2003. The obligations of the Apparel Partnership are nonrecourse to the partners of the Apparel Partnership. The assets of the Apparel Partnership are Sara Lee Corporation common stock with a market value at December 27, 1997 and December 28, 1996 of approximately $8.4 and $7.7 million, respectively, cash of approximately $0.3 and $0.4 million, respectively, and Playtex's 15 1/2% Subordinated Notes (see Note 7). Playtex believes that the Apparel Debenture represents the only material liability of the Apparel Partnership.

                             PLAYTEX PRODUCTS, INC.

6. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
1997 Credit Agreement:
  Term A Loan........................................................................   $   55,000    $   --
  Revolving Credit Facility..........................................................       23,550        --
  Term Loan..........................................................................      149,250        --
1995 Credit Agreement:
  Working Capital Facility...........................................................       --             2,200
  Term Loan Facility.................................................................       --           367,500
  Acquisition Credit Facility........................................................       --            10,000
8 7/8% Unsecured Senior Notes due 2004...............................................      150,000        --
9% Senior Subordinated Notes due 2003................................................      360,000       360,000
                                                                                       ------------  ------------
                                                                                           737,800       739,700
  Less current maturities............................................................       (1,500)      (25,000)
                                                                                       ------------  ------------
    Total long-term debt.............................................................   $  736,300    $  714,700
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    On July 21, 1997, the Company completed a refinancing of its senior indebtedness (the "1997 Refinancing") designed to increase its financial and operational flexibility. The 1997 Refinancing includes: (i) the issuance of $150.0 million principal amount of 8 7/8% unsecured senior notes due July 15, 2004 (the "Senior Notes"), (ii) a $150.0 million senior secured term loan due September 15, 2003 (the "1997 Term Loan"), and (iii) senior secured credit facilities (the "1997 Senior Secured Credit Facilities") of $170.0 million comprised of a $115.0 million revolving credit facility (the "1997 Revolving Credit Facility") and a $55.0 million term loan facility (the "1997 Term A Loan"). The 1997 Term Loan and the 1997 Senior Secured Credit Facilities are known collectively as the 1997 Credit Agreement ("1997 Credit Agreement").

    The 1997 Term Loan provides for quarterly principal repayments of $375,000 from September 15, 1997 through June 15, 2003 and a payment of $141.0 million on September 15, 2003. The 1997 Revolving Credit Facility will mature on June 15, 2003 and commitments thereunder are automatically and permanently reduced by (i) $5.0 million on December 15, 2000 and June 15, 2001, (ii) $7.0 million on December 15, 2001 and June 15, 2002, and (iii) $8.0 million on December 15, 2002 and June 15, 2003. The 1997 Term A Loan will require a reduction in commitment amounts of $1.4 million in fiscal 1999, $7.6 million in fiscal 2000, $15.1 million in fiscal 2001, $19.9 million in fiscal 2002, and $11.0 million in fiscal 2003.

    The net proceeds from the 1997 Refinancing were used to retire the indebtedness outstanding under the Company's prior credit agreement originated in 1995. Concurrently, this credit agreement was terminated. Fees and expenses associated with the 1997 Refinancing of $10.0 million are amortized over the term of the associated financial instruments.

    The rates of interest on borrowings under the 1997 Credit Agreement are, at the Company's option, a function of various alternative short-term borrowing rates, as defined in the associated credit agreement. Quarterly commitment fees of three-eighths of one percent on the unutilized portion of the 1997 Revolving Credit Facility and an agency fee of approximately $0.1 million per annum are also required. At December 27, 1997 and December 28, 1996 the weighted average interest rate on the Company's variable

                             PLAYTEX PRODUCTS, INC.

6. LONG-TERM DEBT (CONTINUED)
rate indebtedness was 7.38% and 7.32%, respectively. In addition, the weighted average interest rates on the Company's variable rate indebtedness were 7.35%, 7.35% and 8.11% for the twelve month periods ended December 27, 1997, December 28, 1996, and December 30, 1995, respectively. At December 27, 1997, aggregate unused lines of credit (giving effect to outstanding letters of credit) under the 1997 Revolving Credit Facility amounted to $90.4 million.

    The provisions of the 1997 Senior Secured Credit Facilities require the Company to meet certain financial covenants and ratios and also include limitations or restrictions on: indebtedness and liens; major acquisitions or mergers; capital expenditures; disposition of assets; certain dividends and other distributions; and prepayment and modification of all indebtedness or equity capitalization. The 9% senior subordinated notes due 2003 in an aggregate principal amount of $360 million (the "9% Notes"), the Senior Notes and the 1997 Term Loan also contain certain restrictions and requirements. Under the terms of each of these agreements, payment of cash dividends on the common stock of the Company is restricted. Certain wholly-owned subsidiaries of the Company are guarantors of the 9% Notes and the Senior Notes (see Note 19).

    In connection with the Company's acquisition of Personal Care Holdings, Inc. ("PCH") on January 28, 1998 (see Note 21), the Company increased its borrowings under the 1997 Term Loan by $100 million. Quarterly principal repayments on the incremental borrowings will commence on March 15, 1998, in aggregate annual amounts equal to $1.0 million through and including December 15, 2002, and in the amount of $250,000 on March 15, 2003 and June 15, 2003, with a final payment of $94.5 million on September 15, 2003. Fees and expenses associated with the incremental borrowings are being amortized over its term.

    On February 2, 1994, Playtex issued $360 million aggregate principal of the 9% Notes. The interest on the 9% Notes is payable in cash semi-annually on each June 15 and December 15. Principal of the 9% Notes is due on December 15, 2003.

    The Company selectively enters into interest rate protection agreements to reduce the impact of interest rate changes on its variable rate indebtedness. The interest rate protection agreements involve exchanges of floating for fixed rate interest payments without the exchange of the underlying notional amount. The Company may also use interest rate caps which limit net interest expense if interest rates rise above a defined level. The notional amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.

    On August 26 1997, the Company entered into an interest rate cap agreement, whereby, for a one year period commencing November 28, 1997 the London Interbank Offered Rate ("LIBOR") with respect to $100 million of its variable rate outstanding indebtedness will be capped at 6.5% per annum (the "Cap Rate"). The agreement provides for quarterly payments by the counterparty to the extent that LIBOR, as determined on the quarterly reset dates, exceeds the Cap Rate. This agreement effectively caps the rate on $100 million of variable rate indebtedness at 8.00%, after giving effect to the 1.50% spread as provided for in the 1997 Term Loan.

    Prior to the 1997 Refinancing, the Company was party to three interest rate protection agreements which hedged substantially all of the Company's outstanding variable rate debt under the previous credit agreement. On July 7, 1997, an agreement with a notional amount of $125 million expired and in conjunction with the 1997 Refinancing, the remaining two agreements with a combined notional amount of

                             PLAYTEX PRODUCTS, INC.

6. LONG-TERM DEBT (CONTINUED)
$250 million were canceled. The net gain associated with the canceled interest rate protection agreements was $0.3 million.

    Aggregate annual maturities of the Company's long-term debt for the next five years and thereafter as of December 27, 1997 are as follows (in millions):
$1.5 in fiscal 1998, $2.9 in fiscal 1999, $9.1 in fiscal 2000, $16.6 in fiscal 2001, $21.4 in fiscal 2002, and $686.3 thereafter.

7. DUE TO RELATED PARTY

    Due to related party consists of 15 1/2% Subordinated Notes held by the Apparel Partnership. Interest on the 15 1/2% Subordinated Notes is payable annually in cash on each December 15. However, with respect to any such interest amount payable prior to maturity, Playtex may elect and elected for periods through December 15, 1993 to make such payments in additional 15 1/2% Subordinated Notes. For the periods ended after December 15, 1993, Playtex paid in cash the accrued interest. Principal and any unpaid accrued interest on the 15 1/2% Subordinated Notes are payable in cash on December 15, 2003.

8. INCOME TAXES

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

    Earnings before income taxes and extraordinary loss are as follows (in thousands):

                                                                                  TWELVE MONTHS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
U.S...................................................................   $   35,129    $   32,650    $    8,579
Foreign...............................................................          103         1,690         2,346
                                                                        ------------  ------------  ------------
  Total...............................................................   $   35,232    $   34,340    $   10,925
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                             PLAYTEX PRODUCTS, INC.

8. INCOME TAXES (CONTINUED)
    Playtex's provisions for income taxes for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995 are as follows (in thousands):

                                                                                   TWELVE MONTHS ENDED
                                                                        -----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  -------------
Current:
  Federal.............................................................   $   10,197    $    7,851     $   9,174
  State and local.....................................................          600           553        (2,123)
  Foreign.............................................................          211           895         1,233
                                                                        ------------  ------------       ------
                                                                             11,008         9,299         8,284
                                                                        ------------  ------------       ------
Deferred:
  Federal.............................................................        4,939         6,851           (82)
  State and local.....................................................          516           311           (26)
  Foreign.............................................................           38          (320)          (25)
                                                                        ------------  ------------       ------
                                                                              5,493         6,842          (133)
                                                                        ------------  ------------       ------
    Total.............................................................   $   16,501    $   16,141     $   8,151
                                                                        ------------  ------------       ------
                                                                        ------------  ------------       ------

    Taxable and deductible temporary differences and tax credit carryforwards which give rise to Playtex's deferred tax assets and liabilities at December 27, 1997 and December 28, 1996 are as follows (in thousands):

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
Deferred tax assets:
  Allowances and reserves not currently deductible...................................   $    9,356    $   12,468
  Net operating loss carryforwards...................................................        5,302         6,185
  Postretirement benefits reserve....................................................        2,915         2,256
  Capitalized book expenses for tax purposes.........................................          564           675
  State tax credits..................................................................          242            58
                                                                                       ------------  ------------
    Total............................................................................   $   18,379    $   21,642
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Deferred tax liabilities:
  Deferred gain on sale of business..................................................   $   14,650    $   14,650
  Property, plant and equipment......................................................       10,126         8,845
  Trademarks.........................................................................        5,980         5,139
  Undistributed earnings of foreign subsidiary.......................................        2,622         2,622
  Other..............................................................................          607           480
                                                                                       ------------  ------------
    Total............................................................................   $   33,985    $   31,736
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Undistributed earnings of the Company's Canadian subsidiary for which U.S. income taxes have not been provided were approximately $3.5 million at December 27, 1997. Such undistributed earnings are expected to be permanently reinvested in the Canadian subsidiary.

                             PLAYTEX PRODUCTS, INC.

8. INCOME TAXES (CONTINUED)
    The Company has available net operating loss carryforwards of $13.8 million at December 27, 1997 that expire in years 2008 through 2010. These net operating loss carryforwards, primarily related to operations of BBH prior to its acquisition by the Company, can be utilized by Playtex, with certain limitations, on its federal, state and local tax returns for tax periods subsequent to October 31, 1995. Playtex expects to fully utilize these net operating loss carryforwards prior to their expiration.

    The Company's tax provision differed from the amount computed using the federal statutory rate of 35% as follows (in thousands):

                                                                                   TWELVE MONTHS ENDED
                                                                        -----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  -------------
Expected federal income tax at statutory rates........................   $   12,331    $   12,019     $   3,824
Amortization and write-off of intangible assets.......................        3,618         3,618         5,647
Settlement of tax examinations........................................       --            --            (2,385)
State and local income taxes..........................................          725           562           786
Foreign tax rate differential.........................................          179           279           331
Effect on deferred taxes due to change in
  Canadian withholding tax rates......................................       --              (214)       --
Other, net............................................................         (352)         (123)          (52)
                                                                        ------------  ------------       ------
  Total tax provision.................................................   $   16,501    $   16,141     $   8,151
                                                                        ------------  ------------       ------
                                                                        ------------  ------------       ------

    During 1995, several state jurisdictions concluded their examinations of tax returns filed by the Company for various years 1987 through 1992 or the statute of limitations related to other specific situations lapsed. As a result of these favorable developments, Playtex recorded a $2.4 million tax benefit in the provision for income taxes for the year ended December 30, 1995.

9. COMMON STOCK

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

    In February 1998, the Company's stockholders approved an amendment to the 1994 Stock Option Plan increasing the number of shares of common stock available for issuance upon exercise of options and SARs from 3,047,785 to 5,047,785.

    In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Company continues to follow the provisions of APB No. 25,

                             PLAYTEX PRODUCTS, INC.

9. COMMON STOCK (CONTINUED)
"Accounting for Stock Issued to Employees" and related interpretations in accounting for compensation expense related to the issuance of stock options. Had compensation costs related to the issuance of stock options under the Company's 1994 Stock Option Plan been determined based on the estimated fair value at the grant dates under SFAS 123, the Company's earnings and earnings per share for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995 would have been reduced to the pro forma amounts listed below (in thousands, except per share data):

                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Net earnings (loss):
  As reported:
        Before extraordinary loss.....................................   $   18,731    $   18,199    $    2,774
        Net earnings (loss)...........................................   $   14,653    $   18,199    $   (5,161)
  Pro forma:
        Before extraordinary loss.....................................   $   17,071    $   15,649    $    1,324
        Net earnings (loss)...........................................   $   12,993    $   15,649    $   (6,611)
Earnings (loss) per share (basic and diluted):
  As reported:
        Before extraordinary loss.....................................   $      .37    $      .36    $      .07
        Net earnings (loss)...........................................   $      .29    $      .36    $     (.12)
  Pro forma:
        Before extraordinary loss.....................................   $      .34    $      .31    $      .03
        Net earnings (loss)...........................................   $      .25    $      .31    $     (.16)
Weighted average shares outstanding:
  Basic...............................................................       50,923        50,883        42,309
  Diluted.............................................................       51,006        50,939        42,342

    The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rates of 6.10%, 6.63% and 6.26% for fiscal 1997, 1996 and 1995, respectively; no dividend yield; expected lives of 5 years; and volatility of 35%. A summary of the status of the Company's 1994 Stock Option Plan for fiscal 1997, 1996 and 1995 and the changes during those years is as follows:

                                                               1997                     1996                     1995
                                                      -----------------------  -----------------------  -----------------------
                                                                   WEIGHTED                 WEIGHTED                 WEIGHTED
                                                                    AVERAGE                  AVERAGE                  AVERAGE
                                                                   EXERCISE                 EXERCISE                 EXERCISE
                                                        SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                                      ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year....................   2,315,434   $    9.14    2,240,800   $    9.17      297,500   $   12.21
Granted.............................................     636,000        9.59      166,000        8.76    2,080,700        8.82
Exercised...........................................     (54,612)       7.88       (7,499)       7.87       --          --
Forfeited...........................................     (80,224)       9.13      (83,867)       9.47     (137,400)      10.43
                                                      ----------               ----------               ----------
  Outstanding at end of year........................   2,816,598        9.27    2,315,434        9.14    2,240,800        9.17
                                                      ----------               ----------               ----------
                                                      ----------               ----------               ----------
Options exercisable at year-end.....................   1,334,087        9.26      715,452        9.37       76,348       11.98
Weighted-average fair value of options granted
  during the year...................................               $    4.72                $    4.40                $    4.43

                             PLAYTEX PRODUCTS, INC.

    The following table summarizes information about fixed stock options outstanding at December 27, 1997:

                                                             OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                                   ----------------------------------------  -----------------------
                                                      NUMBER        WEIGHTED                    NUMBER
                                                   OUTSTANDING       AVERAGE      WEIGHTED   EXERCISABLE   WEIGHTED
                                                        AT          REMAINING      AVERAGE        AT        AVERAGE
                                                   DECEMBER 27,    CONTRACTUAL    EXERCISE   DECEMBER 27,  EXERCISE
RANGE OF EXERCISE PRICES                               1997           LIFE         PRICES        1997       PRICES
-------------------------------------------------  ------------  ---------------  ---------  ------------  ---------
$6.750 to 7.000..................................       37,500           6.97     $  6.7500       37,500   $  6.7500
$7.000 to 8.000..................................      867,498           7.61        7.8750      570,581      7.8750
$8.000 to 9.000..................................       66,000           8.44        8.1269       22,601      8.1302
$9.000 to 10.000.................................    1,495,000           8.43        9.6904      435,334      9.8069
$10.000 to 13.000................................      350,600           7.10       11.3776      268,071     11.7632
                                                   ------------                              ------------
$6.750 to 13.000.................................    2,816,598           7.99        9.2655    1,334,087      9.2594
                                                   ------------                              ------------
                                                   ------------                              ------------

10. WRITE-OFF OF SMILETOTE-REGISTERED TRADEMARK- INTANGIBLE ASSETS

    During the fourth quarter of fiscal 1995 and in connection with certain strategic decisions regarding the SMILETOTE product line, the Company prepared financial projections to evaluate the SMILETOTE business in terms of projected net earnings and operating cash flows. Based upon the projections, management concluded that the unamortized value of the intangible assets associated with SMILETOTE had been permanently impaired. Consequently, the Company wrote off, in the fourth quarter of fiscal 1995, the remaining $6.4 million of intangible assets associated with SMILETOTE.

11. EXTRAORDINARY LOSS

    In July 1997, in connection with the 1997 Refinancing, the Company recorded an extraordinary loss of $4.1 million (net of income tax benefit of $2.3 million) for costs and expenses related to the write-off of the unamortized portion of deferred financing costs associated with the Company's previous credit agreement (see Note 6).

    In June 1995, in connection with the 1995 Transaction, Playtex recorded an extraordinary loss of $7.9 million (net of income tax benefit of $5.2 million) for costs and expenses related to the write-off of the unamortized portion of deferred financing costs associated with a previous credit agreement (see Note
6).

12. LEASES

    Future minimum payments under non-cancelable operating leases for fiscal years ending after December 27, 1997 are as follows (in thousands): $5,988 in 1998, $5,399 in 1999, $4,667 in 2000, $3,997 in 2001, $3,343 in 2002 and $10,353
in later years.

    Rent expense for operating leases amounted to (in thousands): $5,250, $5,201, and $5,092 for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995, respectively.

                             PLAYTEX PRODUCTS, INC.

13. PENSION AND OTHER POSTRETIREMENT BENEFITS

    Defined Benefit Pension Plans--Substantially all Playtex U.S. hourly and approximately 90% of all Canadian employees participate in pension plans. At December 27, 1997, approximately 1,165 employees were covered by these plans, of which approximately 210 retirees or beneficiaries were receiving benefits.

    Changes in pension benefits, which are allocable to previous service of employees, and gains and losses that occur because actual experience differs from assumptions will be amortized over the estimated average future service period of employees. Actuarial assumptions for the plans include: (a) 9.0% for the expected long-term rate of return on plans assets, (b) 7.5% for the discount rate for calculating the projected benefit obligation and (c) 3.25% for the rate of average future increases in compensation levels.

    Net pension expense for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995 includes the following components (in thousands):

                                                                                    TWELVE MONTHS ENDED
                                                                        -------------------------------------------
                                                                        DECEMBER 27,   DECEMBER 28,   DECEMBER 30,
                                                                            1997           1996           1995
                                                                        -------------  -------------  -------------
Service cost-benefits earned during the period........................    $     875      $     721      $     616
Interest cost on projected benefit obligation.........................        2,003          1,688          1,559
Actual return on plan assets..........................................       (4,632)        (3,711)        (6,000)
Amortization of prior service cost....................................           84             73             73
Amortization of unrecognized net gain.................................          (29)           (51)            (2)
Amortization of transition gain over 10 years.........................          (42)          (193)          (193)
Excess of actual return on plan assets over estimated.................        1,910          1,479          4,190
                                                                             ------         ------         ------
  Net pension expense.................................................    $     169      $       6      $     243
                                                                             ------         ------         ------
                                                                             ------         ------         ------

    A reconciliation of the projected benefit obligation for the pension plans to the prepaid pension expense recorded at December 27, 1997 and December 28, 1996 is as follows (in thousands):

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
Projected benefit obligation for service rendered to date............................   $  (29,116)   $  (24,347)
Plan assets at fair value, primarily listed stocks, money market funds and guaranteed
  investment contracts...............................................................       34,862        31,171
                                                                                       ------------  ------------
  Plan assets in excess of projected benefit obligation..............................        5,746         6,824
Unrecognized net gain from past experience different from that assumed and effects of
  changes in assumptions.............................................................       (3,743)       (4,398)
Prior service cost not yet recognized in net periodic pension cost...................          527           365
Unrecognized transition gain.........................................................         (335)         (395)
                                                                                       ------------  ------------
  Prepaid pension expense............................................................   $    2,195    $    2,396
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The portion of the projected benefit obligation at December 27, 1997 and December 28, 1996 representing the accumulated benefit obligation was $26.4 million, of which $25.6 million was vested, and $22.0 million, of which $21.2 million was vested, respectively.

                             PLAYTEX PRODUCTS, INC.

13. PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    Postretirement Benefits Other than Pensions--Playtex provides Company-sponsored postretirement health care and life insurance benefits to certain U.S. retirees. These plans require employees to share in the costs. Approximately 88% of all U.S. personnel may become eligible for Company-sponsored postretirement health care and life insurance if they were to retire from the Company. The components of the postretirement benefit expense for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995 are as follows (in thousands):

                                                                                      TWELVE MONTHS ENDED
                                                                        -----------------------------------------------
                                                                        DECEMBER 27,    DECEMBER 28,     DECEMBER 30,
                                                                            1997            1996             1995
                                                                        -------------  ---------------  ---------------
Service cost-benefits earned during the period........................    $     240       $     218        $     172
Interest cost on accumulated benefit obligation.......................          621             534              487
Net amortization and deferral.........................................          217              97              114
                                                                             ------           -----            -----
  Net periodic expense................................................    $   1,078       $     849        $     773
                                                                             ------           -----            -----
                                                                             ------           -----            -----

    The accumulated benefit obligations recorded on the consolidated balance sheets as of December 27, 1997 and December 28, 1996 consist of the following (in thousands):

                                                                                       DECEMBER 27,   DECEMBER 28,
                                                                                           1997           1996
                                                                                       -------------  -------------
Retirees.............................................................................    $   3,945      $   3,745
Fully eligible active employees......................................................        2,211          2,099
Other active plan participants.......................................................        2,782          2,641
                                                                                            ------         ------
  Accumulated postretirement benefit obligations.....................................        8,938          8,485
Unrecognized prior service costs.....................................................       (1,686)        (1,903)
Unrecognized net loss................................................................          (50)          (344)
                                                                                            ------         ------
  Accrued postretirement benefit obligations.........................................    $   7,202      $   6,238
                                                                                            ------         ------
                                                                                            ------         ------

    The assumed health care cost trend rate for 1997 was 9.0%. This rate grades down until the final trend rate of 5.25% is reached in 2005. A one percentage point increase in the assumed health care costs trend rate increases the sum of the service and interest costs components of the fiscal 1997 periodic postretirement benefit cost by 17%, and the accumulated postretirement benefit obligation as of December 27, 1997 by 15%. The discount rate used to estimate the accumulated postretirement benefit obligations was 7.5% at December 27, 1997 and December 28, 1996.

    Defined Contribution Benefit Plans -- Playtex also provides two non-contributory defined contribution plans and a contributory 401(k) plan covering various employee groups. The amounts charged to earnings for Playtex's defined contribution plans totaled $4.1 million, $4.6 million, and $4.7 million for the twelve months ended December 27, 1997, December 28, 1996, and December 30, 1995, respectively.

14. RELATED PARTY TRANSACTIONS

    Joel E. Smilow and Hercules P. Sotos, both former directors and senior executive officers of Playtex, are general partners of the Apparel Partnership, holding beneficial interests of 58.5% and 13.5%, respectively, in the Apparel Partnership. Under a consulting agreement, which commenced in the third

                             PLAYTEX PRODUCTS, INC.

14. RELATED PARTY TRANSACTIONS (CONTINUED) quarter of 1995, the Company has retained Mr. Smilow as a consultant for a five-year period at an annual fee of $250,000 plus expenses and certain benefits. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services.

    On October 31, 1995, Playtex and a wholly-owned subsidiary acquired all issued and outstanding common shares of BBH not previously owned by Playtex. Prior to the BBH Acquisition, BBH was controlled by Thomas Lee Equity Partners, L.P. and certain employees and affiliates of the Thomas H. Lee Company. Thomas
H. Lee, President of the Thomas H. Lee Company, is a director and a significant stockholder of Playtex. Beginning in December 1992, Playtex had a distribution agreement with Sun Pharmaceuticals Corp. ("Sun"), a wholly-owned subsidiary of BBH, pursuant to which Playtex was the exclusive distributor of Banana Boat products in all of the areas Sun had repurchased distribution rights from its then current distributors. Concurrent with the BBH Acquisition, the distribution agreement between Sun and Playtex was canceled. For the ten months ended October 31, 1995 Playtex purchased $30.1 million of Banana Boat products from Sun.

    Playtex believes that the terms of all the arrangements with the Apparel Partnership and BBH were fair to Playtex and comparable to those which could be obtained from unrelated third parties.

15. BUSINESS AND CREDIT CONCENTRATIONS

    Most of Playtex's customers are dispersed throughout the United States and Canada. No single customer accounted for more than 10% of Playtex's net sales in 1997, 1996, or 1995 with the exception of its largest customer (approximately 20% in 1997, 18% in 1996, and 17% in 1995). At December 27, 1997 and December
28, 1996, no account receivable from any customer was significant, except for the Company's largest customer (approximately $12.6 million in 1997 and $11.9 million in 1996). Aggregate receivables from high risk customers are not considered significant and Playtex estimates, based upon past experience, that it has sufficient reserves to cover any losses arising from any such accounts.

16. DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

    CASH, RECEIVABLES, ACCOUNTS PAYABLE, INCOME TAXES AND ACCRUED EXPENSES The carrying amounts approximate fair value because of the short-term maturity of these instruments.

    1997 CREDIT AGREEMENT The carrying amounts approximate fair value because the rate of interest on borrowings under the 1997 Credit Agreement is, at Playtex's option, a function of various alternative short-term borrowing rates, as defined in the associated Credit Agreement.

                             PLAYTEX PRODUCTS, INC.

16. DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) LONG-TERM DEBT AND OTHER FINANCIAL INSTRUMENTS The fair value of the following financial instruments was estimated at December 27, 1997 and December 28, 1996 as follows (in thousands):

                                                                     DECEMBER 27, 1997       DECEMBER 28, 1996
                                                                   ----------------------  ----------------------
                                                                    CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
9% Senior Subordinated Notes (a).................................  $  360,000  $  369,000  $  360,000  $  353,400
8 7/8% Unsecured Senior Notes (a)................................     150,000     153,750      --          --
15% Notes due from Playtex Apparel Partners, L.P. (b)............      80,017      80,017      80,017      80,017
15 1/2% Subordinated Notes due to Playtex Apparel Partners, L.P.
  (b)............................................................      78,386      78,386      78,386      78,386
Other noncurrent assets (c)......................................       3,626       3,520       4,224       4,100
Noncurrent liabilities (c).......................................      13,563      12,340      14,207      12,930

------------------------

(a) At December 27, 1997 and December 28, 1996, the estimates were based on the average range of bid/ ask quotes provided by independent securities dealers.

(b) The estimated fair value approximates the carrying amount at December 27, 1997 and December 28, 1996, based on the amount of future cash flows associated with these instruments, discounted using an appropriate interest rate.

(c) The fair values are based on a combination of actual cost associated with recent purchases or the amount of future cash flows discounted using Playtex's borrowing rate for similar instruments.

                             PLAYTEX PRODUCTS, INC.

17. INFORMATION BY MAJOR GEOGRAPHIC SEGMENT

    Net sales by geographic area represent sales to unaffiliated customers only. Intergeographic sales and transfers between geographic areas are nominal and have not been disclosed separately (in thousands).

                                                                                  TWELVE MONTHS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Sales:
  United States.......................................................   $  463,910    $  459,075    $  445,880
  Canada..............................................................       36,722        39,667        37,701
                                                                        ------------  ------------  ------------
                                                                         $  500,632    $  498,742    $  483,581
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    Operating earnings is defined as total revenue less operating expenses. In computing operating earnings, interest and income taxes have not been deducted (in thousands).

                                                                                  TWELVE MONTHS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Operating earnings:
  United States.......................................................   $   94,837    $   97,702    $   80,085
  Canada..............................................................        4,865         1,498         2,201
                                                                        ------------  ------------  ------------
                                                                         $   99,702    $   99,200    $   82,286
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    Identifiable assets by geographic area represent those assets that are used in Playtex's operations in each area (in thousands).

                                                                                       DECEMBER 27,  DECEMBER 28,
                                                                                           1997          1996
                                                                                       ------------  ------------
Identifiable assets (at period end):
  United States......................................................................   $  642,085    $  647,629
  Canada.............................................................................       10,473        12,702
                                                                                       ------------  ------------
                                                                                        $  652,558    $  660,331
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                             PLAYTEX PRODUCTS, INC.

18. QUARTERLY DATA (UNAUDITED)

    The following is a summary of the quarterly results of operations and market price data for the Company for the twelve months ended December 27, 1997 and December 28, 1996 (in thousands, except per share data):

                                 FIRST         SECOND         THIRD           FOURTH
                                QUARTER        QUARTER        QUARTER         QUARTER
                                --------       --------       --------        --------
FISCAL 1997
Net sales.....................  $136,410       $134,872       $117,675         $111,675
Operating earnings............    30,679         26,287         24,130           18,606
Earnings before extraordinary
  loss........................     7,848          5,517          4,034            1,332
Net earnings (loss)...........     7,848          5,517            (44)           1,332
Earnings per share (a):
Before extraordinary loss.....  $    .15       $    .11       $    .08         $    .03
Net earningps.................. $    .15       $    .11       $    .00         $    .03
Market price--high............  $     11 3/4   $     11 1/2   $     10 1/4     $     11
           --low..............  $      7 7/8   $      9       $      8 13/16   $      9
FISCAL 1996
Net sales.....................  $143,067       $131,872       $117,500         $106,303
Operating earnings............    27,841         26,735         26,334           18,290
Net earnings..................     5,981          5,489          5,408            1,321
Earnings per share (a)........  $    .12       $    .11       $    .11         $    .03
Market price--high............  $      8 5/8         10 3/8   $      9 1/2     $      9 1/2
           --low..............  $      6 5/8   $      7 1/8   $      7 1/2     $      7 1/8

------------------------

(a) Earnings per share data is computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year. Amounts represent basic and diluted earnings per share.

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

8 7/8% UNSECURED SENIOR NOTES DUE 2004

    The Senior Notes are guaranteed by certain wholly-owned subsidiaries of the Company (the "8 7/8% Guarantors"), namely Playtex Sales & Services, Inc. ("PSSI"), Playtex Manufacturing, Inc. ("PMI"), Playtex Beauty Care, Inc. ("PBCI"), Playtex Investment Corp. ("PIC"), Playtex International Corp. ("PINTL"), TH Marketing Corp. ("THMC"), SmileTote, Inc. ("STI") and Sun Pharmaceuticals Corp. ("Sun"). The remaining first tier and lower tier subsidiaries of the Company are not guarantors of the 8 7/8% Notes (the " 8 7/8% Non-Guarantors"). PSSI provides sales solicitation, management and administrative services to Playtex and its U.S. affiliates. PMI is a contract manufacturer and contract research and development services provider for Playtex and its U.S. affiliates. PBCI is a manufacturer and distributor of JHIRMACK hair care products. PIC is an investment holding company which holds the Apparel Debentures (see Note 5). PINTL is sole shareholder of Playtex Limited, a manufacturer and distributor of Playtex products in Canada. THMC is the sole shareholder of Playtex Foreign Sales Corporation. STI is owner of certain infant care related intangible assets. Sun owns the BANANA BOAT trade name and certain other intangible assets associated with the BANANA BOAT business. Sun distributes its products outside the U.S. and Puerto Rico and to certain U.S. distributors excluding Playtex. Sun has entered into license agreements with Playtex and other unrelated licensors for the right to use the BANANA BOAT trade name and intangible assets associated with the BANANA BOAT sun and skin care business and manufacture and distribute BANANA BOAT products.

    The 8 7/8% Non-Guarantors include Playtex Limited and Playtex Foreign Sales Corporation("PFSC"), a foreign sales corporation as defined by Internal Revenue Code Section 922.

    The 8 7/8% Guarantors are joint and several guarantors of the 8 7/8% Notes. Such guarantees are joint and several obligations of the 8 7/8% Guarantors, are irrevocable, full and unconditional and are limited to the largest amount that would not render such 8 7/8% Guarantors' obligations under the guarantees subject to avoidance under any applicable federal or state fraudulent conveyance or similar law. The guarantees are senior subordinated obligations of the applicable 8 7/8% Guarantor, and are subordinated to all senior obligations of such 8 7/8% Guarantor, including guarantees of the Company's obligations under the 1997 Credit Agreement.

    The 8 7/8% Notes contain certain restrictions and limitations, which, among other things, restrict the type and/or amount of additional indebtedness that may be incurred by Playtex or its subsidiaries, payment of dividends and other distributions, issuance of preferred stock; loans and advances; certain transactions with Playtex stockholders and affiliates; certain mergers and consolidations; certain sales or transfers of assets; the creation of certain liens; the transfer of assets to certain subsidiaries; and restrictions on dividends and other distributions by subsidiaries, including the 8 7/8% Guarantors.

    The information which follows presents the condensed financial position as of December 27, 1997 and December 28, 1996 and condensed results of operations and cash flows for each of the fiscal years in the three year period ended December 27, 1997 of (a) the Company on a consolidated basis, (b) the parent company only ("Parent Company"), (c) the combined 8 7/8% Guarantors, and (d) the combined 8 7/8% Non-Guarantors.

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING BALANCE SHEET DATA
AS OF DECEMBER 27, 1997

(In thousands)

                                                                   PARENT                    NON-
                ASSETS                  CONSOLIDATED ELIMINATIONS  COMPANY   GUARANTORS   GUARANTORS
                                        -----------  -----------  ---------  -----------  -----------
Current assets........................   $ 125,362    $  --       $  71,923   $  43,820    $   9,619
Investment in subsidiaries............      --          (87,940)     77,776      10,164       --
Intercompany receivable...............      --         (158,030)    143,647      13,286        1,097
Net property, plant and equipment.....      54,810       --             235      53,718          857
Intangible assets.....................     388,743       --         322,216      66,522            5
Other noncurrent assets...............      83,643         (503)      3,629      80,517       --
                                        -----------  -----------  ---------  -----------  -----------
  Total assets........................   $ 652,558    $(246,473)  $ 619,426   $ 268,027    $  11,578
                                        -----------  -----------  ---------  -----------  -----------
                                        -----------  -----------  ---------  -----------  -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...................   $  68,960    $      22   $  57,590   $   8,807    $   2,541
Intercompany payable..................      --         (158,029)     --         157,641          388
Long-term debt........................     814,686       --         814,686      --           --
Other noncurrent liabilities..........      36,975         (507)     15,213      22,649         (380)
                                        -----------  -----------  ---------  -----------  -----------
  Total liabilities...................     920,621     (158,514)    887,489     189,097        2,549
Stockholders' equity..................    (268,063)     (87,959)   (268,063)     78,930        9,029
                                        -----------  -----------  ---------  -----------  -----------
  Total liabilities and stockholders'
    equity............................   $ 652,558    $(246,473)  $ 619,426   $ 268,027    $  11,578
                                        -----------  -----------  ---------  -----------  -----------
                                        -----------  -----------  ---------  -----------  -----------

CONDENSED CONSOLIDATING BALANCE SHEET DATA
AS OF DECEMBER 28, 1996

(In thousands)

                                                                   PARENT                    NON-
                ASSETS                  CONSOLIDATED ELIMINATIONS  COMPANY   GUARANTORS   GUARANTORS
                                        -----------  -----------  ---------  -----------  -----------
Current assets........................   $ 122,491    $  --       $  66,474   $  44,104    $  11,913
Investment in subsidiaries............      --          (79,245)     70,924       8,321       --
Intercompany receivable...............      --         (126,782)    120,717       6,065       --
Net property, plant and equipment.....      53,408       --             309      52,310          789
Intangible assets.....................     400,191       --         331,394      68,797       --
Other noncurrent assets...............      84,241         (504)      4,219      80,526       --
                                        -----------  -----------  ---------  -----------  -----------
  Total assets........................   $ 660,331    $(206,531)  $ 594,037   $ 260,123    $  12,702
                                        -----------  -----------  ---------  -----------  -----------
                                        -----------  -----------  ---------  -----------  -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...................   $ 115,969    $  --       $  69,584   $  42,348    $   4,037
Intercompany payable..................      --         (127,281)     --         126,500          781
Long-term debt........................     793,086       --         793,086      --           --
Other noncurrent liabilities..........      34,003         (504)     14,094      20,850         (437)
                                        -----------  -----------  ---------  -----------  -----------
  Total liabilities...................     943,058     (127,785)    876,764     189,698        4,381
Stockholders' equity..................    (282,727)     (78,746)   (282,727)     70,425        8,321
                                        -----------  -----------  ---------  -----------  -----------
  Total liabilities and stockholders'
    equity............................   $ 660,331    $(206,531)  $ 594,037   $ 260,123    $  12,702
                                        -----------  -----------  ---------  -----------  -----------
                                        -----------  -----------  ---------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1997

(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  500,632    $ (226,874)  $  443,673   $ 245,797    $  38,036
Cost of sales..................................      195,980      (177,208)     186,482     168,411       18,295
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      304,652       (49,666)     257,191      77,386       19,741
Operating expenses:
Advertising, selling and administrative........      192,056       (49,666)     160,671      62,606       18,445
Amortization of intangibles....................       12,894        --           10,618       2,276       --
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      204,950       (49,666)     171,289      64,882       18,445
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings...........................       99,702        --           85,902      12,504        1,296
Interest expense, net..........................       64,470        --           76,594     (12,003)        (121)
Equity in net earnings of subsidiaries.........       --            17,216      (16,110)     (1,106)      --
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       35,232       (17,216)      25,418      25,613        1,417
Income taxes...................................       16,501        --            6,687       9,503          311
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before extraordinary loss...........       18,731       (17,216)      18,731      16,110        1,106
Extraordinary loss on early extinguishment of
  debt, net....................................       (4,078)       --           (4,078)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Net earnings.................................   $   14,653    $  (17,216)  $   14,653   $  16,110    $   1,106
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 28, 1996
(IN THOUSANDS)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  498,742    $ (167,269)  $  438,127   $ 188,217    $  39,667
Cost of sales..................................      192,512      (104,374)     161,849     116,884       18,153
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      306,230       (62,895)     276,278      71,333       21,514
Operating expenses:
Advertising, selling and administrative........      194,184       (62,895)     171,534      65,721       19,824
Amortization of intangibles....................       12,846        --           10,570       2,276       --
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      207,030       (62,895)     182,104      67,997       19,824
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings...........................       99,200        --           94,174       3,336        1,690
Interest expense, net..........................       64,860        --           76,864     (12,004)      --
Equity in net earnings of subsidiaries.........       --            11,339      (10,456)       (883)      --
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       34,340       (11,339)      27,766      16,223        1,690
Income taxes...................................       16,141        --            9,567       5,767          807
                                                 ------------  ------------  ----------  -----------  -----------
  Net earnings.................................   $   18,199    $  (11,339)  $   18,199   $  10,456    $     883
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

L9. CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 30, 1995
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  483,581    $   (7,879)  $  417,894   $  35,865    $  37,701
Cost of sales..................................      188,129        (6,817)     163,233      15,196       16,517
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      295,452        (1,062)     254,661      20,669       21,184
Operating expenses:
Advertising, selling and administrative........      195,457        (1,062)     152,975      24,685       18,859
Amortization of intangibles....................       17,709        --           10,427       7,282       --
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      213,166        (1,062)     163,402      31,967       18,859
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings...........................       82,286        --           91,259     (11,298)       2,325
Interest expense, net..........................       71,361        --           83,326     (11,944)         (21)
Equity in net earnings of subsidiaries.........       --               491          808      (1,299)      --
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       10,925          (491)       7,125       1,945        2,346
Income taxes...................................        8,151        --            4,351       2,753        1,047
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before extraordinary loss...........        2,774          (491)       2,774        (808)       1,299
Extraordinary loss on early extinguishment of
  debt, net....................................       (7,935)       --           (7,935)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Net (loss) earnings..........................   $   (5,161)   $     (491)  $   (5,161)  $    (808)   $   1,299
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1997
(In thousands)

                                                                                PARENT                    NON-
                                                  CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                  ------------  ------------  ----------  -----------  -----------
Net earnings....................................   $   14,653    $  (17,216)  $   14,653   $  16,110    $   1,106
  Non-cash items included in earnings:
    Extraordinary loss..........................        4,078        --            4,078      --           --
    Amortization of intangibles.................       12,894        --           10,618       2,276       --
    Amortization of deferred financing costs....        2,163        --            2,163      --           --
    Depreciation................................        7,520        --               94       7,191          235
    Deferred taxes..............................        5,493        --            3,752       1,798          (57)
    Other, net..................................          249        17,216      (16,742)         42         (267)
  Increase in net working capital...............      (30,182)       --          (15,852)    (11,173)      (3,157)
                                                  ------------  ------------  ----------  -----------  -----------
      Net cash flows from (used for)
        operations..............................       16,868        --            2,764      16,244       (2,140)
                                                  ------------  ------------  ----------  -----------  -----------
Cash flows used for investing activities:
  Purchase of property, plant and equipment.....       (9,004)       --              (82)     (8,599)        (323)
                                                  ------------  ------------  ----------  -----------  -----------
      Net cash flows used for investing
        activities..............................       (9,004)       --              (82)     (8,599)        (323)
                                                  ------------  ------------  ----------  -----------  -----------
Cash flows used for financing activities:
  Net repayments under working capital
    facilities and long-term debt obligations...       (1,900)       --           (1,900)     --           --
  Payment of financing costs....................       (9,367)       --           (9,367)     --           --
  Issuance of shares of common stock, net.......          429        --              429      --           --
  Receipt (payment) of dividends................       --            --            7,645      (7,645)      --
                                                  ------------  ------------  ----------  -----------  -----------
      Net cash flows used for financing
        activities..............................      (10,838)       --           (3,193)     (7,645)      --
                                                  ------------  ------------  ----------  -----------  -----------
Decrease in cash................................       (2,974)       --             (511)     --           (2,463)
Cash at beginning of period.....................        6,205        --            1,179      --            5,026
                                                  ------------  ------------  ----------  -----------  -----------
Cash at end of period...........................   $    3,231    $   --       $      668   $  --        $   2,563
                                                  ------------  ------------  ----------  -----------  -----------
                                                  ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Condensed Consolidated Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 28, 1996
(In thousands)

                                                                                 PARENT                     NON-
                                                   CONSOLIDATED  ELIMINATIONS    COMPANY    GUARANTORS   GUARANTORS
                                                   ------------  ------------  -----------  -----------  -----------
Net earnings.....................................   $   18,199    $  (11,339)   $  18,199    $  10,456    $     883
  Non-cash items included in earnings:
    Amortization of intangibles..................       12,846        --           10,570        2,276       --
    Amortization of deferred financing costs.....        2,089        --            2,089       --           --
    Depreciation.................................        8,929        --               72        8,605          252
    Deferred taxes...............................        6,842        --            7,963       (1,130)           9
    Other, net...................................           48        11,339      (10,279)      (1,003)          (9)
  Decrease (increase) in net working capital.....       11,351        --           13,273       (1,976)          54
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows from operations.............       60,304        --           41,887       17,228        1,189
                                                   ------------  ------------  -----------  -----------  -----------
Cash flows used for investing activities:
  Purchase of property, plant and equipment......       (9,740)       --              (45)      (9,426)        (269)
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows used for investing
        activities...............................       (9,740)       --              (45)      (9,426)        (269)
                                                   ------------  ------------  -----------  -----------  -----------
Cash flows used for financing activities:
  Net repayments under working capital facilities
    and long-term debt obligations...............      (50,350)       --          (50,350)      --           --
  Issuance of shares of common stock, net........           60        --               60       --           --
  Receipt (payment) of dividends.................       --            --            7,802       (7,802)      --
  Other, net.....................................           (9)       --               (9)      --           --
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows used for financing
      activities.................................      (50,299)       --          (42,497)      (7,802)      --
                                                   ------------  ------------  -----------  -----------  -----------
Increase (decrease) in cash......................          265        --             (655)      --              920
Cash at beginning of period......................        5,940        --            1,834       --            4,106
                                                   ------------  ------------  -----------  -----------  -----------
Cash at end of period............................   $    6,205    $   --        $   1,179    $  --        $   5,026
                                                   ------------  ------------  -----------  -----------  -----------
                                                   ------------  ------------  -----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 30, 1995
(In thousands)

                                                                                 PARENT                    NON-
                                                  CONSOLIDATED  ELIMINATIONS    COMPANY    GUARANTORS   GUARANTORS
                                                  ------------  -------------  ----------  -----------  -----------
Net earnings....................................   $   (5,161)    $    (491)   $   (5,161)  $    (808)   $   1,299
  Non-cash items included in earnings:
    Extraordinary loss..........................        7,935        --             7,935      --           --
    Write-off of SMILETOTE intangibles..........        6,441        --            --           6,441       --
    Amortization of intangibles.................       11,268        --            10,424         844       --
    Amortization of deferred financing costs....        2,246        --             2,246      --           --
    Depreciation................................        8,496        --             8,000         295          201
    Deferred taxes..............................         (133)       --             1,039      (1,147)         (25)
    Other, net..................................         (291)          491           268      (1,299)         249
  (Increase) decrease in net working capital....       (3,722)       --            (6,443)      2,838         (117)
                                                  ------------        -----    ----------  -----------  -----------
      Net cash flows from operations............       27,079        --            18,308       7,164        1,607
                                                  ------------        -----    ----------  -----------  -----------
Cash flows (used for) from investing activities:
  Purchase of property, plant and equipment.....      (12,395)       --           (12,296)        (99)      --
  Business or investments acquired..............      (94,429)          737       (95,166)     --           --
                                                  ------------        -----    ----------  -----------  -----------
      Net cash flows (used for) from investing
        activities..............................     (106,824)          737      (107,462)        (99)      --
                                                  ------------        -----    ----------  -----------  -----------
Cash flows from (used for) financing activities:
  Net repayments under working capital
    facilities and long-term debt obligations...      (42,650)       --           (42,650)     --           --
  Long-term debt borrowings.....................      425,000        --           425,000      --           --
  Long-term debt repayments.....................     (468,000)       --          (468,000)     --           --
  Payment of financing costs....................       (9,113)       --            (9,113)     --           --
  Issuance of shares of common stock............      170,000        --           170,000      --           --
  Receipt (payment) of dividends................       --            --             7,802      (7,802)      --
  Other, net....................................           75        --                75      --           --
                                                  ------------        -----    ----------  -----------  -----------
      Net cash flows from (used for) financing
        activities..............................       75,312        --            83,114      (7,802)      --
                                                  ------------        -----    ----------  -----------  -----------
(Decrease)increase in cash......................       (4,433)          737        (6,040)       (737)       1,607
Cash at beginning of period.....................       10,373          (737)        7,874         737        2,499
                                                  ------------        -----    ----------  -----------  -----------
Cash at end of period...........................   $    5,940     $  --        $    1,834   $  --        $   4,106
                                                  ------------        -----    ----------  -----------  -----------
                                                  ------------        -----    ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

9% SENIOR SUBORDINATED NOTES DUE 2003

    The 9% Notes are guaranteed by certain wholly-owned subsidiaries of the Company (the "9% Guarantors"), PSSI, PMI, THMC, STI, and Sun. The remaining first tier and lower tier subsidiaries of the Company are not guarantors of the 9% Notes (the "9% Non-Guarantors"). The 9% Non-Guarantors include PBCI, PIC, PINTL, Playtex Limited and PFSC.

    The 9% Guarantors are joint and several guarantors of the 9% Notes. Such guarantees are joint and several obligations of the 9% Guarantors, are irrevocable, and full and unconditional and are limited to the largest amount that would not render such 9% Guarantors' obligations under the guarantees subject to avoidance under any applicable federal or state fraudulent conveyance or similar law. The guarantees are senior subordinated obligations of the applicable 9% Guarantor, and are subordinated to all senior obligations of such 9% Guarantor, including guarantees of the Company's obligations under the 1997 Refinancing.

    The 9% Notes contain certain restrictions and limitations, which, among other things, restrict the type and/or amount of additional indebtedness that may be incurred by Playtex or its subsidiaries, payment of dividends and other distributions, issuances of preferred stock; loans and advances; certain transactions with Playtex stockholders and affiliates; certain mergers and consolidations; certain sales or transfers of assets; the creation of certain liens; the transfer of assets to certain subsidiaries; and restrictions on dividends and other distributions by subsidiaries, including the 9% Guarantors.

    The information which follows presents the condensed financial position as of December 27, 1997 and December 28, 1996 and condensed results of operations and cash flows for each of the fiscal years in the three year period ended December 27, 1997 of (a) the Company on a consolidated basis, (b) the parent company only ("Parent Company"), (c) the combined 9% Guarantors, and (d) the combined 9% Non-Guarantors. In July 1997, the 9% Notes Indenture was amended adding THMC and STI as guarantors of the 9% Notes. The 9% Notes Guarantor financial statements for 1996 and 1995 have been restated to reflect the addition of THMC and STI as guarantors.

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEET DATA
AS OF DECEMBER 27, 1997
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
                    ASSETS
Current assets.................................   $  125,362    $   --       $   71,923   $  40,293    $  13,146
Investment in subsidiaries.....................       --           (80,084)      77,776       1,154        1,154
Intercompany receivable........................       --          (158,024)     143,647      13,280        1,097
Net property, plant and equipment..............       54,810        --              235      53,210        1,365
Intangible assets..............................      388,743        --          322,216      64,542        1,985
Other noncurrent assets........................       83,643          (503)       3,629      --           80,517
                                                 ------------  ------------  ----------  -----------  -----------
  Total assets.................................   $  652,558    $ (238,611)  $  619,426   $ 172,479    $  99,264
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities............................   $   68,960    $       22   $   57,590   $   7,520    $   3,828
Intercompany payable...........................       --          (158,023)      --          29,179      128,844
Long-term debt.................................      814,686        --          814,686      --           --
Other noncurrent liabilities...................       36,975          (507)      15,213       4,636       17,633
                                                 ------------  ------------  ----------  -----------  -----------
  Total liabilities............................      920,621      (158,508)     887,489      41,335      150,305
Stockholders' equity...........................     (268,063)      (80,103)    (268,063)    131,144      (51,041)
                                                 ------------  ------------  ----------  -----------  -----------
  Total liabilities and stockholders' equity...   $  652,558    $ (238,611)  $  619,426   $ 172,479    $  99,264
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

CONDENSED CONSOLIDATING BALANCE SHEET DATA
AS OF DECEMBER 28, 1996
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
                    ASSETS
Current assets.................................   $  122,491    $   --       $   66,474   $  39,436    $  16,581
Investment in subsidiaries.....................       --           (70,209)      70,209      --           --
Intercompany receivable........................       --          (127,497)     122,393       5,103            1
Net property, plant and equipment..............       53,408        --              309      51,743        1,356
Intangible assets..............................      400,191        --          331,394      66,749        2,048
Other noncurrent assets........................       84,241          (495)       4,219      --           80,517
                                                 ------------  ------------  ----------  -----------  -----------
  Total assets.................................   $  660,331    $ (198,201)  $  594,998   $ 163,031    $ 100,503
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities............................   $  115,969    $   --       $   70,545   $  38,762    $   6,662
Intercompany payable...........................       --          (127,272)      --          --          127,272
Long-term debt.................................      793,086        --          793,086      --           --
Other noncurrent liabilities...................       34,003          (504)      14,094       2,813       17,600
                                                 ------------  ------------  ----------  -----------  -----------
  Total liabilities............................      943,058      (127,776)     877,725      41,575      151,534
Stockholders' equity...........................     (282,727)      (70,425)    (282,727)    121,456      (51,031)
                                                 ------------  ------------  ----------  -----------  -----------
  Total liabilities and stockholders' equity...   $  660,331    $ (198,201)  $  594,998   $ 163,031    $ 100,503
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1997
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  500,632    $ (226,538)  $  443,673   $ 230,102    $  53,395
Cost of sales..................................      195,980      (176,872)     186,482     160,609       25,761
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      304,652       (49,666)     257,191      69,493       27,634
Operating expenses:
Advertising, selling and administrative........      192,056       (49,666)     160,671      51,826       29,225
Amortization of intangibles....................       12,894        --           10,618       2,208           68
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      204,950       (49,666)     171,289      54,034       29,293
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings (loss)....................       99,702        --           85,902      15,459       (1,659)
Interest expense, net..........................       64,470        --           76,594      --          (12,124)
Equity in net earnings of subsidiaries.........       --            18,418      (16,110)     (1,154)      (1,154)
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       35,232       (18,418)      25,418      16,613       11,619
Income taxes...................................       16,501        --            6,687       6,229        3,585
                                                 ------------  ------------  ----------  -----------  -----------
Earnings before extraordinary loss.............       18,731       (18,418)      18,731      10,384        8,034
Extraordinary loss on early extinguishment of
  debt, net....................................       (4,078)       --           (4,078)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Net earnings.................................   $   14,653    $  (18,418)  $   14,653   $  10,384    $   8,034
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 28, 1996
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  498,742    $ (167,269)  $  438,127   $ 169,020    $  58,864
Cost of sales..................................      192,512      (104,374)     161,849     108,699       26,338
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      306,230       (62,895)     276,278      60,321       32,526
Operating expenses:
Advertising, selling and administrative........      194,184       (62,895)     171,534      53,671       31,874
Amortization of intangibles....................       12,846        --           10,570       2,208           68
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      207,030       (62,895)     182,104      55,879       31,942
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings...........................       99,200        --           94,174       4,442          584
Interest expense, net..........................       64,860        --           76,864      --          (12,004)
Equity in net earnings of subsidiaries.........       --            10,456      (10,456)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       34,340       (10,456)      27,766       4,442       12,588
Income taxes...................................       16,141        --            9,567       2,034        4,540
                                                 ------------  ------------  ----------  -----------  -----------
  Net earnings.................................   $   18,199    $  (10,456)  $   18,199   $   2,408    $   8,048
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 30, 1995
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net revenues...................................   $  483,581    $   (7,427)  $  417,894   $   1,622    $  71,492
Cost of sales..................................      188,129        (6,365)     163,233       1,227       30,034
                                                 ------------  ------------  ----------  -----------  -----------
  Gross profit.................................      295,452        (1,062)     254,661         395       41,458
Operating expenses:
Advertising, selling and administrative........      195,457        (1,062)     152,975         830       42,714
Amortization of intangibles....................       17,709        --           10,427       7,214           68
                                                 ------------  ------------  ----------  -----------  -----------
  Total operating expenses.....................      213,166        (1,062)     163,402       8,044       42,782
                                                 ------------  ------------  ----------  -----------  -----------
  Operating earnings (loss)....................       82,286        --           91,259      (7,649)      (1,324)
Interest expense, net..........................       71,361        --           83,326      --          (11,965)
Equity in net earnings of subsidiaries.........       --              (808)         808      --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before income taxes.................       10,925           808        7,125      (7,649)      10,641
Income taxes...................................        8,151        --            4,351        (150)       3,950
                                                 ------------  ------------  ----------  -----------  -----------
  Earnings before extraordinary loss...........        2,774           808        2,774      (7,499)       6,691
Extraordinary loss on early extinguishment of
  debt, net....................................       (7,935)       --           (7,935)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
  Net (loss) earnings..........................   $   (5,161)   $      808   $   (5,161)  $  (7,499)   $   6,691
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1997

(In thousands)

                                                                                 PARENT                     NON-
                                                   CONSOLIDATED  ELIMINATIONS    COMPANY    GUARANTORS   GUARANTORS
                                                   ------------  ------------  -----------  -----------  -----------
Net earnings.....................................   $   14,653    $  (18,418)   $  14,653    $  10,384    $   8,034
  Non-cash items included in earnings:
    Extraordinary loss...........................        4,078        --            4,078       --           --
    Amortization of intangibles..................       12,894        --           10,618        2,208           68
    Amortization of deferred financing costs.....        2,163        --            2,163       --           --
    Depreciation.................................        7,520        --               94        7,074          352
    Deferred taxes...............................        5,493        --            3,752        1,823          (82)
    Other, net...................................          249        18,418      (16,742)          (5)      (1,422)
  Increase in net working capital................      (30,182)       --          (15,852)     (12,943)      (1,387)
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows from operations.............       16,868        --            2,764        8,541        5,563
                                                   ------------  ------------  -----------  -----------  -----------
Cash flows used for investing activities:
  Purchase of property, plant and equipment......       (9,004)       --              (82)      (8,541)        (381)
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows used for investing
        activities...............................       (9,004)       --              (82)      (8,541)        (381)
                                                   ------------  ------------  -----------  -----------  -----------
Cash flows used for financing activities:
  Net payments under working capital facilities
    and long-term debt obligations...............       (1,900)       --           (1,900)      --           --
  Payment of financing costs.....................       (9,367)       --           (9,367)      --           --
  Issuance of shares of common stock.............          429        --              429       --           --
  Receipt (payment) of dividends.................       --            --            7,645       --           (7,645)
                                                   ------------  ------------  -----------  -----------  -----------
      Net cash flows used for financing
        activities...............................      (10,838)       --           (3,193)      --           (7,645)
                                                   ------------  ------------  -----------  -----------  -----------
Decrease in cash.................................       (2,974)       --             (511)      --           (2,463)
Cash at beginning of period......................        6,205        --            1,179       --            5,026
                                                   ------------  ------------  -----------  -----------  -----------
Cash at end of period............................   $    3,231    $   --        $     668    $  --        $   2,563
                                                   ------------  ------------  -----------  -----------  -----------
                                                   ------------  ------------  -----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 28, 1996:
(In thousands)

                                                                               PARENT                    NON-
                                                 CONSOLIDATED  ELIMINATIONS   COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  ------------  ----------  -----------  -----------
Net earnings...................................   $   18,199    $  (10,456)  $   18,199   $   2,409    $   8,047
  Non-cash items included in earnings:
    Amortization of intangibles................       12,846        --           10,570       2,208           68
    Amortization of deferred financing costs...        2,089        --            2,089      --           --
    Depreciation...............................        8,929        --               72       8,428          429
    Deferred taxes.............................        6,842        --            7,963      (1,437)         316
    Other, net.................................           48        10,456      (10,279)       (120)          (9)
  Decrease (increase) in net working capital...       11,351        --           13,273      (2,074)         152
                                                 ------------  ------------  ----------  -----------  -----------
      Net cash flows from operations...........       60,304        --           41,887       9,414        9,003
                                                 ------------  ------------  ----------  -----------  -----------
Cash flows used for investing activities:
  Purchase of property, plant and equipment....       (9,740)       --              (45)     (9,414)        (281)
                                                 ------------  ------------  ----------  -----------  -----------
      Net cash flows used for investing
        activities.............................       (9,740)       --              (45)     (9,414)        (281)
                                                 ------------  ------------  ----------  -----------  -----------
Cash flows used for financing activities:
  Net payments under working capital facilities
    and long-term debt obligations.............      (50,350)       --          (50,350)     --           --
  Issuance of shares of common stock...........           60        --               60      --           --
  Receipt (payment) of dividends...............       --            --            7,802      --           (7,802)
  Other, net...................................           (9)       --               (9)     --           --
                                                 ------------  ------------  ----------  -----------  -----------
      Net cash flows used for financing
        activities.............................      (50,299)       --          (42,497)     --           (7,802)
                                                 ------------  ------------  ----------  -----------  -----------
Increase (decrease) in cash....................          265        --             (655)     --              920
Cash at beginning of period....................        5,940        --            1,834      --            4,106
                                                 ------------  ------------  ----------  -----------  -----------
Cash at end of period..........................   $    6,205    $   --       $    1,179   $  --        $   5,026
                                                 ------------  ------------  ----------  -----------  -----------
                                                 ------------  ------------  ----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

19. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 30, 1995
(In thousands)

                                                                                PARENT                     NON-
                                                 CONSOLIDATED  ELIMINATIONS     COMPANY    GUARANTORS   GUARANTORS
                                                 ------------  -------------  -----------  -----------  -----------
Net earnings...................................   $   (5,161)    $     808    $    (5,161)  $  (7,499)   $   6,691
  Non-cash items included in earnings:
    Extraordinary loss.........................        7,935        --              7,935      --           --
    Write-off of SMILETOTE intangibles.........        6,441        --            --            6,441       --
    Amortization of intangibles................       11,268        --             10,424         776           68
    Amortization of deferred financing costs...        2,246        --              2,246      --           --
    Depreciation...............................        8,496        --              8,000      --              496
    Deferred taxes.............................         (133)       --              1,039         191       (1,363)
    Other, net.................................         (291)         (808)           268      --              249
  (Increase) decrease in net working capital...       (3,722)       --             (6,443)       (646)       3,367
                                                 ------------        -----    -----------  -----------  -----------
      Net cash flows from operations...........       27,079        --             18,308        (737)       9,508
                                                 ------------        -----    -----------  -----------  -----------
Cash flows (used for) from investing
  activities:
  Purchase of property, plant and equipment....      (12,395)       --            (12,296)     --              (99)
  Business or investments acquired.............      (94,429)          737        (95,166)     --           --
                                                 ------------        -----    -----------  -----------  -----------
      Net cash flows (used for) from investing
        activities.............................     (106,824)          737       (107,462)     --              (99)
                                                 ------------        -----    -----------  -----------  -----------
Cash flows from (used for) financing
  activities:
  Net payments under working capital facilities
    and long-term debt obligations.............      (42,650)       --            (42,650)     --           --
  Long-term debt borrowings....................      425,000        --            425,000      --           --
  Long-term debt payments......................     (468,000)       --           (468,000)     --           --
  Payment of financing costs...................       (9,113)       --             (9,113)     --           --
  Issuance of shares of common stock...........      170,000        --            170,000      --           --
  Receipt (payment) of dividends...............       --            --              7,802      --           (7,802)
  Other, net...................................           75        --                 75      --           --
                                                 ------------        -----    -----------  -----------  -----------
      Net cash flows from (used for) financing
        activities.............................       75,312        --             83,114      --           (7,802)
                                                 ------------        -----    -----------  -----------  -----------
(Decrease) increase in cash....................       (4,433)          737         (6,040)       (737)       1,607
Cash at beginning of period....................       10,373          (737)         7,874         737        2,499
                                                 ------------        -----    -----------  -----------  -----------
Cash at end of period..........................   $    5,940     $  --        $     1,834   $  --        $   4,106
                                                 ------------        -----    -----------  -----------  -----------
                                                 ------------        -----    -----------  -----------  -----------

                             PLAYTEX PRODUCTS, INC.

21. SUBSEQUENT EVENTS

    On January 6, 1998, the Company acquired Carewell Industries, Inc. ("Carewell") for approximately $9.2 million in cash. Carewell manufactures and markets the Dentax-Registered Trademark- line of toothbrushes, toothpaste, and dental floss for distribution through food stores, drug chains, and mass merchandisers. The acquisition, which was financed through the Company's 1997 Revolving Credit Facility, will be accounted for as a purchase.

    On January 26, 1998, the Company acquired certain tangible and intangible assets related to the Binky-Registered Trademark- pacifier business from Binky-Griptight, Inc. for approximately $1.2 million cash and $0.5 million in notes payable due July 27,1998. The acquisition, which was financed through the Company's 1997 Revolving Credit Facility, will be accounted for as a purchase.

    On January 28, 1998, the Company acquired PCH for approximately $91.0 million in cash and 9,257,345 shares of the Company's common stock. PCH manufactures and markets a number of leading consumer product brands, including Wet Ones-Registered Trademark- pre-moistened towelettes,
Chubs-Registered Trademark- baby wipes, Ogilvie-Registered Trademark- home permanent products, Binaca-Registered Trademark- breath spray and drops, Mr. Bubble-Registered Trademark- children's bubble bath products, Diaparene-Registered Trademark- infant care products,
Tussy-Registered Trademark- deodorants, Dorothy Gray-Registered Trademark- skin care products and Better Off-Registered Trademark- depilatories. The cash portion of the consideration paid for the PCH transaction was financed with borrowings under the 1997 Term Loan (see Note 6). The acquisition will be accounted for as a purchase.

                             PLAYTEX PRODUCTS, INC.
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Playtex Products, Inc.:

    We have audited the accompanying consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the twelve months ended December 27, 1997, December 28, 1996 and December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Playtex Products, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996 and the results of their operations and their cash flows for the twelve months ended December 27, 1997, December 28, 1996 and December 30, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

February 5, 1998
Stamford, Connecticut

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

Westport, Connecticut
February 5, 1998

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

STOCK TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services, L.L.C.
80 Challenger Road
Ridgefield Park, New Jersey 07660
(800)851-9677
www.chasemellon.com

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
3001 Summer Street
Stamford, CT 06905

CORPORATE OFFICES

Playtex Products, Inc.
300 Nyala Farms Road
Westport, CT 06880

10-K REPORT

    A copy of Annual Report on Form 10-K filed with the Securities and Exchange Commission by Playtex Products, Inc. for the year ended December 27, 1997 is available upon request from the Secretary of the Corporation at the Company's corporate offices. Requests may be faxed to (203)341-4260. A copy of Annual Report on Form 10-K may also be obtained on-line at www.playtexproductsinc.com.

                             PLAYTEX PRODUCTS, INC.

BOARD OF DIRECTORS

  Robert B. Haas                Chairman and Director, Chairman of the Board and Chief
                                  Executive Officer of Haas Wheat & Partners Incorporated

  Michael R. Gallagher          Chief Executive Officer

  Michael F. Goss               Executive Vice President and Chief Financial Officer

  Thomas H. Lee                 President of the Thomas H. Lee Company

  Kenneth F. Yontz              Chairman of the Board, President and Chief Executive Officer
                                  of Sybron International Corporation

  Douglas D. Wheat              President of Haas Wheat & Partners Incorporated

  Michael R. Eisenson           President and Chief Executive Officer of Harvard Private
                                  Capital Group, Inc.

  Timothy O. Fisher             Vice President of The Hillman Group

  C. Ann Merrifield             President of Genzyme Genetics

  John W. Childs                President of J.W. Childs Associates, L.P.

  Wyche H. Walton               Senior Vice President of Haas Wheat & Partners Incorporated

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

  John D. Leahy                 Senior Vice President, Corporate Sales/International

  Paul E. Yestrumskas           Vice President, General Counsel and Secretary

  Frank M. Sanchez              Vice President, Human Resources

  Glenn A. Forbes               Vice President, Finance